      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1999



                                                      REGISTRATION NO. 333-78985

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                            1-800-FLOWERS.COM, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          5992                  11-3117311
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of Incorporation or         Classification Code Number)     Identification
        Organization)                                               Number)

                              1600 STEWART AVENUE
                            WESTBURY, NEW YORK 11590
                                 (516) 237-6000

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                JAMES F. MCCANN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            1-800-FLOWERS.COM, INC.
                              1600 STEWART AVENUE
                            WESTBURY, NEW YORK 11590
                                 (516) 237-6000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                   COPIES TO:

         ALEXANDER D. LYNCH, ESQ.                     PAUL P. BROUNTAS, ESQ.
          KENNETH R. MCVAY, ESQ.                       BRENT B. SILER, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                    HALE AND DORR LLP
        1633 BROADWAY, 47TH FLOOR                        60 STATE STREET
         NEW YORK, NEW YORK 10019                  BOSTON, MASSACHUSETTS 02109
              (212) 581-1600                              (617) 526-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO       OFFERING PRICE PER  AGGREGATE OFFERING     REGISTRATION
                 TO BE REGISTERED                    BE REGISTERED(1)        SHARE(2)            PRICE(2)             FEE(3)
Class A common stock, par value $.01 per share....   6,900,000 shares          $18             $124,200,000         $34,527.60



(1) Includes 900,000 shares which the underwriters have the option to purchase to cover overallotments, if any.



(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.



(3) $41,700 previously paid.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION. DATED JULY 9, 1999.



                                6,000,000 Shares


                                     [LOGO]

                            1-800-FLOWERS.COM, INC.

                              Class A Common Stock
                               ------------------


    This is an initial public offering of shares of class A common stock of 1-800-FLOWERS.COM, Inc. All of the 6,000,000 shares of class A common stock are being sold by 1-800-FLOWERS.COM. 1-800-FLOWERS.COM anticipates that the initial public offering price will be between $16 and $18 per share.



    Prior to this offering, there has been no public market for the class A common stock. Application has been made for quotation of the class A common stock on the Nasdaq National Market under the symbol "FLWS".



    1-800-FLOWERS.COM has two classes of common stock, class A common stock and class B common stock. Holders of class A common stock generally have the same rights as holders of class B common stock, except that holders of class A common stock have one vote per share, while holders of class B common stock have 10 votes per share.


    SEE "RISK FACTORS" BEGINNING ON PAGE 8 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE CLASS A COMMON STOCK.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                Per Share     Total
                                                               -----------  ---------
Initial public offering price................................   $           $
Underwriting discount........................................   $           $
Proceeds, before expenses, to 1-800-FLOWERS.COM..............   $           $


    The underwriters may, subject to the terms of the underwriting agreement, purchase up to an additional 850,000 shares of class A common stock from 1-800-FLOWERS.COM and up to an additional 50,000 shares of class A common stock from Christopher G. McCann, 1-800-FLOWERS.COM's Senior Vice President, at the initial public offering price less the underwriting discount. 1-800-FLOWERS.COM will not receive any of the proceeds from the sale of the shares by Mr. McCann.


                            ------------------------


    The underwriters expect to deliver shares of class A common stock against
payment in New York, New York on           , 1999.


GOLDMAN, SACHS & CO.

                  CREDIT SUISSE FIRST BOSTON

                                    WIT CAPITAL CORPORATION

                            ------------------------

                     Prospectus dated              , 1999.

                                   [GRAPHICS]

[front inside cover - 1-800-FLOWERS.COM logo with the words "Flowers are just the beginning...". In the background are products offered by 1-800-FLOWERS.COM, including the words floral arrangements, farm direct, roses, single varieties, green plants, blooming plants, preplanted bulbs, silk flowers, herbs, seeds, tools, etc. Gatefold-across top are words "Connecting the people of the world through their personal expressions!" Five photos of the 1-800-FLOWERS.COM Web site. Along bottom are the words "1-800-FLOWERS.COM-SM- product line includes fresh-cut and seasonal flowers, plants, floral arrangements, gift baskets, gourmet foods, garden accessories, and casual lifestyle furnishings."]

                               PROSPECTUS SUMMARY


    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.


                            1-800-FLOWERS.COM, INC.

                                  OUR BUSINESS


    1-800-FLOWERS.COM, Inc. is a leading e-commerce provider of floral products and gifts. As of March 28, 1999, we had sold our products to approximately 7.2 million customers, of which 2.7 million had made a purchase from us in the previous twelve months. Our total net revenues for the nine months ended March 28, 1999 were $203.7 million.



    With the development of our online business and a strategic acquisition, we have continuously expanded our product offerings, most recently to include gourmet foods and home and garden merchandise. As a result, we have developed relationships with customers who purchase products not only for gifting occasions but also for everyday consumption.


    We believe the 1-800-FLOWERS brand is one of the most recognized brands in the floral industry. We believe our brand is characterized by convenience, high-quality products, a broad selection of merchandise and superior customer service.


    We provide our customers the choice of purchasing our products online, by calling us toll-free or by visiting our owned or franchised retail stores. We were one of the first companies to market products online through CompuServe and America Online. In 1995, we opened our own Web site and since then have expanded our online presence through strategic relationships with Internet companies, including AOL and Microsoft Network.


    The Internet is our fastest growing sales channel. For the nine months ended March 28, 1999, online revenues were $30.2 million, representing an 85.3% increase over the same period in the previous fiscal year.


    We offer more than 1,500 varieties of fresh-cut and seasonal flowers, plants and floral arrangements and more than 6,000 stock keeping units, or SKUs, of gifts, gourmet foods and home and garden products, including garden accessories and casual lifestyle furnishings. We are committed to providing our individual and corporate customers the best possible shopping experience through superior service and a 100% satisfaction guarantee.



    We believe we have been and continue to be a leader in implementing integrated technologies and systems that support our online and telephonic sales channels and our order fulfillment. We have implemented a transaction processing system that processes orders arising online and telephonically and a centrally managed telecommunications network that can serve as a platform for future growth.



    Many of our products must be handled delicately and delivered promptly to ensure customer satisfaction and freshness. We fulfill our products through a network, known as the "BloomNet" network, of approximately 1,500 independent local florists with whom we have non-exclusive arrangements, our owned or franchised stores, third party suppliers and our advanced fulfillment center.



    In May 1999, we completed a private placement of preferred stock. The investors included Benchmark Capital Partners and SOFTBANK America Inc., both leading Internet-focused investment firms, and Waelinvest S.A., an affiliate of LVMH Moet Hennessey Louis Vuitton S.A. A representative from each of Benchmark and SOFTBANK has joined our board of directors. The private placement yielded us net proceeds of $101.6 million, which we intend to use together with the proceeds of this offering to further our strategy of becoming the leading e-commerce provider of flowers, gifts, gourmet foods and home and garden merchandise. All of the outstanding preferred stock will convert into class A common stock upon the effectiveness of this offering. The private placement investors will hold, in the aggregate, 25.0% of the outstanding common stock after this offering.


                                  OUR STRATEGY


    Our objective is to be the leading e-commerce provider of flowers, gifts, gourmet foods and products for the home and garden. We intend to meet this objective by:



    - aggressively extending our brand from flowers and gifts to gourmet foods and home and garden products;



    - expanding our offerings of gifts, gourmet foods and home and garden products;


    - strengthening our customer relationships through enhanced content, features and personalization of our Web site;

    - increasing the number of customers placing orders through our Web site;

    - continuing to upgrade our technology infrastructure; and


    - continuing to improve our order fulfillment capabilities.


                                  OUR OFFICES


    Our headquarters are located at 1600 Stewart Avenue, Westbury, New York 11590 and our telephone number is (516) 237-6000. Our Web site address is WWW.1800FLOWERS.COM. The information on our Web site is not a part of this prospectus.


                                  THE OFFERING


Shares offered by 1-800-FLOWERS.COM...........  6,000,000 shares of class A common stock
Shares to be outstanding after this
  offering....................................  21,375,472 shares of class A common stock
                                                40,246,205 shares of class B common stock
Proposed Nasdaq National Market symbol........  FLWS
Use of proceeds...............................  To repay existing debt, redeem outstanding stock and stock options, fund our marketing
                                                activities, enhance our infrastructure, enter
                                                into strategic online relationships, expand
                                                our product offerings and for other general
                                                corporate purposes.



    Investors should be aware that their interest in 1-800-FLOWERS.COM will be diluted upon the issuance of:



    - 1,237,500 shares of class B common stock subject to options outstanding as of July 7, 1999 at a weighted average exercise price of $1.73 per share;



    - 200,000 shares of class A common stock subject to options outstanding as of July 7, 1999 and up to 9,700,000 additional shares of class A common stock that could be issued under our 1999 stock incentive plan; and



    - 2,371,040 shares of class A common stock upon the exercise of an outstanding warrant at a nominal exercise price.

                          DESCRIPTION OF COMMON STOCK


    Holders of class A common stock generally have the same rights as the holders of class B common stock, except that holders of class A common stock have one vote per share and holders of class B common stock have 10 votes per share on all matters submitted to the vote of stockholders. Holders of class A common stock and class B common stock generally vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may be required by Delaware law. Class B common stock may be converted into class A common stock at any time on a one-for-one basis and each share of class B common stock will automatically convert into one share of class A common stock upon its transfer, with limited exceptions.


    After this offering, the class A common stock will control 5.0% of the total voting interest and 34.7% of the total economic interest of our common stock and the class B common stock will control 95.0% of the total voting interest and 65.3% of the total economic interest of our common stock. James F. McCann, our Chairman and Chief Executive Officer, will control 77.2% of the total voting interest of the common stock. The ownership of our common stock after this offering is represented by the following:



                                                                     NUMBER OF SHARES
                                                               ----------------------------    ECONOMIC       VOTING
                                                                  CLASS A        CLASS B       INTEREST      INTEREST
                                                               -------------  -------------  -------------  -----------
Affiliates of 1-800-FLOWERS.COM..............................          9,600     37,523,245         60.9%         88.5%
Non-affiliates...............................................     21,365,872      2,722,960         39.1          11.5


                            ------------------------

    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS:


    - REFLECTS A 10-FOR-1 STOCK SPLIT OF OUR CLASS A AND B COMMON STOCK TO BE EFFECTED PRIOR TO COMPLETION OF THIS OFFERING; AND


    - ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following tables summarize our consolidated statement of operations and balance sheet data. We acquired The Plow & Hearth, Inc. in April 1998 and the financial data reflect the results of operations of this subsidiary since its date of acquisition. You should read this information together with the discussion in "Management's Discussion and Analysis of Financial Condition and Result of Operations" and our consolidated financial statements and notes to those statements included elsewhere in this prospectus.

                                                                       YEAR ENDED                            NINE MONTHS ENDED
                                                 -------------------------------------------------------  ------------------------
                                                  JUNE 30,     JULY 2,   JUNE 30,   JUNE 29,   JUNE 28,    MARCH 29,    MARCH 28,
                                                    1994        1995       1996       1997       1998        1998         1999
                                                 -----------  ---------  ---------  ---------  ---------  -----------  -----------

                                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net revenues...................................   $  91,663   $ 116,807  $ 153,128  $ 186,430  $ 220,592   $ 146,217    $ 203,668
Gross profit...................................      38,195      52,150     60,308     71,352     83,626      54,444       79,930
Operating income (loss)........................         831       1,561      2,702      6,852      6,415       2,144       (9,052)
Net income (loss) applicable to common
  stockholders.................................         638         837        268      2,925      3,466       1,190       (8,682)
Net income (loss) per common share applicable
  to common stockholders:
  Basic........................................   $    0.01   $    0.02  $    0.01  $    0.07  $    0.08   $    0.03    $   (0.20)
  Diluted......................................        0.01        0.02       0.01       0.06       0.07        0.03        (0.20)
Shares used in the calculation of net income
  (loss) per common share:
  Basic........................................      48,530      48,600     47,050     44,140     44,120      44,140       44,000
  Diluted......................................      48,530      49,780     49,420     46,740     46,610      46,750       44,000


    The following summary balance sheet data as of March 28, 1999 is presented:

    - on an actual basis;


    - on a pro forma basis to reflect the May 1999 private placement and the use of a portion of the proceeds from the private placement to redeem all outstanding class C common stock; and



    - on a pro forma as adjusted basis to reflect the automatic conversion of all shares of series A preferred stock into class A common stock at the effectiveness of this offering and our sale of shares of class A common stock in this offering at an assumed initial public offering price of $17 per share, after deducting the underwriting discount and estimated offering expenses, and the use of a portion of the proceeds from this offering to repay existing debt and redeem outstanding stock and stock options.



                                                                                       AS OF MARCH 28, 1999
                                                                               -------------------------------------
                                                                                                          PRO FORMA
                                                                                 ACTUAL      PRO FORMA   AS ADJUSTED
                                                                               -----------  -----------  -----------
                                                                                          (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and equivalents.........................................................   $   2,632    $  99,982    $ 166,942
Working capital (deficit)....................................................      (9,490)      87,860      154,820
Total assets.................................................................      86,599      183,949      251,509
Long-term liabilities........................................................      38,640       38,640       14,340
Redeemable class C common stock..............................................      19,020           --           --
Total stockholders' equity (deficit).........................................      (7,919)     108,451      200,311

    The summary unaudited pro forma combined financial data provided below give effect to our acquisition of Plow & Hearth in April 1998 as if the acquisition had been completed on June 30, 1997. The data for the nine months ended March 28, 1999 is actual, reflecting the operations of Plow & Hearth for the entire period, and is provided for comparative purposes. The summary unaudited pro forma combined financial data do not purport to be indicative of future operations and should not be construed as representative of future operations.


                                                                                        NINE MONTHS ENDED
                                                                   YEAR ENDED    --------------------------------
                                                                 JUNE 28, 1998   MARCH 29, 1998   MARCH 28, 1999
                                                                 --------------  ---------------  ---------------
                                                                   PRO FORMA        PRO FORMA         ACTUAL

                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
Net revenues...................................................    $  257,747       $ 183,372        $ 203,668
Gross profit...................................................       100,663          71,481           79,930
Operating income (loss)........................................         5,488           1,217           (9,052)
Net income (loss) applicable to common stockholders............         1,856            (420)          (8,682)
Net income (loss) per common share applicable to common
  stockholders:
  Basic........................................................    $     0.04       $   (0.01)       $   (0.20)
  Diluted......................................................          0.04           (0.01)           (0.20)
Shares used in the calculation of net income (loss) per common share:
  Basic........................................................        44,120          44,140           44,000
  Diluted......................................................        46,610          44,140           44,000

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR CLASS A COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS


WE EXPECT TO INCUR LOSSES FOR THE FORESEEABLE FUTURE WHICH MAY REDUCE THE TRADING PRICE OF OUR CLASS A COMMON STOCK


    We expect to incur significant operating and capital expenditures in order to:

    - expand the 1-800-FLOWERS.COM brand through marketing and other promotional activities;


    - enter into strategic relationships with Internet companies;


    - increase the number of products we offer; and


    - enhance our technological infrastructure and order fulfillment capabilities.


    Although we have been profitable in the past, we expect to incur losses for the foreseeable future as a result of these expenditures. In order to achieve and maintain profitability, we will need to generate revenues significantly above historical levels. We cannot assure you that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATION AND YOU SHOULD NOT RELY ON THEM AS AN INDICATION OF OUR FUTURE RESULTS


    Our future revenues and results of operations may fluctuate significantly due to a combination of factors, many of which are outside of our control. The most important of these factors include:



    - seasonality;



    - the timing and effectiveness of our marketing programs;



    - the timing and effectiveness of capital expenditures;



    - our ability to enter into or renew marketing agreements with Internet companies; and



    - competition.


    We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenue in relation to our expenses, our operating results will suffer. Our operating results for any particular quarter may not be indicative of future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. It is possible that, in future periods, our results of operations may be below the expectations of public market analysts and investors. This could cause the trading price of our class A common stock to fall.

    Consumer spending on flowers, gifts and other products we sell may vary with general economic conditions. If general economic conditions deteriorate and our customers have less disposable income, consumers will likely spend less on our products and our quarterly operating results will suffer.

    For a discussion of other factors that may affect our quarterly results, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations-- Quarterly Results of Operations".

OUR OPERATING RESULTS WILL SUFFER IF SALES DURING OUR PEAK SEASONS DO NOT MEET OUR EXPECTATIONS

    Sales of our products are seasonal, concentrated in the second calendar quarter, due to Mother's Day, Easter and graduations, and the fourth calendar quarter, due to the

Thanksgiving and Christmas holidays. In anticipation of increased sales activity during these periods, we hire a significant number of temporary employees to supplement our permanent staff and we significantly increase our inventory levels. If sales during these periods do not meet our expectations, we may not generate sufficient revenue to offset these increased costs and our operating results will suffer.


IF OUR CUSTOMERS DO NOT FIND OUR EXPANDED PRODUCT LINES APPEALING, OUR REVENUES MAY NOT GROW AND OUR NET INCOME WILL DECREASE



    Our business historically has focused on offering floral and gift products. We have expanded our product lines in the gift, gourmet food and home and garden categories, particularly with our acquisition of Plow & Hearth in April 1998, and we expect to incur significant costs in marketing these new products. If our customers do not find our expanded product lines appealing, we may not generate sufficient revenue to offset their related costs and our net income will decrease.


IF WE FAIL TO DEVELOP AND MAINTAIN OUR BRAND, WE WILL NOT INCREASE OR MAINTAIN OUR CUSTOMER BASE OR OUR REVENUES


    We must develop and maintain the 1-800-FLOWERS.COM brand to expand our customer base and our revenues. In addition, we may introduce or acquire other brands in the future. We believe that the importance of brand recognition will increase as we expand our product offerings. Many of our customers may not be aware of the non-floral products we offer. We intend to substantially increase our expenditures for creating and maintaining brand loyalty and raising awareness of our additional product offerings. However, if we fail to advertise and market our products effectively, we may not succeed in establishing our brands, we will lose customers and our revenues will decline.



    Our success in promoting and enhancing the 1-800-FLOWERS.COM brand will also depend on our success in providing our customers high-quality products and a high level of customer service. If our customers do not perceive our products and services to be of high quality, the value of the 1-800-FLOWERS.COM brand would be diminished, we will lose customers and our revenues will decline.


A FAILURE TO ESTABLISH AND MAINTAIN STRATEGIC ONLINE RELATIONSHIPS THAT GENERATE A SIGNIFICANT AMOUNT OF TRAFFIC COULD LIMIT THE GROWTH OF OUR BUSINESS


    We expect that in the future a significant portion of our online customers will purchase our products at our AOL online store or come to our Web site from third party Web sites with which we have strategic relationships, including AOL, Excite and the Microsoft Network. If these third-parties do not attract a significant number of visitors, we will not receive a significant number of online customers from these relationships and our revenues will decrease or not grow. In addition, we plan to enter into more of these relationships and we may pay significant fees to do so. There is strong competition to establish relationships with leading Internet companies, and we may not successfully enter into additional relationships. We may also be required to pay significant fees to maintain and expand existing relationships. The cost of maintaining our relationships with third party Internet companies for the nine months ended March 28, 1999 was approximately $4.3 million. Our online revenues will suffer if we fail to enter into new relationships or maintain existing relationships or if these relationships do not result in traffic sufficient to justify their cost.



IF LOCAL FLORISTS AND OTHER THIRD-PARTY VENDORS DO NOT FULFILL ORDERS TO OUR CUSTOMERS' SATISFACTION, OUR CUSTOMERS MAY NOT SHOP WITH US AGAIN



    Floral orders placed by our customers are fulfilled by local florists, most of which are either part of the BloomNet network of approximately 1,500 independent florists or are stores that we own or franchise. Except for the stores we own, we do not directly control any of these florists. In addition, many of the non-floral products we sell are manufactured and delivered to our customers by independent third-party vendors. If customers are dissatisfied with the performance of the local florist or other third-party vendors, they may not utilize our services when placing future orders and our revenues will decrease.



IF A FLORIST DISCONTINUES ITS RELATIONSHIP WITH US, OUR CUSTOMERS MAY EXPERIENCE DELAYS IN SERVICE OR DECLINES IN QUALITY AND MAY NOT SHOP WITH US AGAIN



    Many of our arrangements with local florists for order fulfillment are not formalized in writing. Of those relationships which have been formalized in writing, most may be terminated with 10 days notice. If a florist discontinues its relationship with us, we will be required to obtain a suitable replacement located in the same area, which may cause delays in delivery or a decline in quality, leading to customer dissatisfaction and loss of customers.



IF A SIGNIFICANT AMOUNT OF CUSTOMERS ARE NOT SATISFIED WITH THEIR PURCHASE, WE WILL BE REQUIRED TO INCUR SUBSTANTIAL COSTS TO ISSUE REFUNDS, CREDITS OR REPLACEMENT PRODUCTS



    We offer our customers a 100% satisfaction guarantee on our products. If customers are not satisfied with the products they receive, we will either send the customer another product or issue the customer a refund or a credit. Our net income could decrease if a significant number of customers request replacement products, refunds or credits.


INCREASED SHIPPING COSTS AND LABOR STOPPAGES MAY ADVERSELY AFFECT SALES OF OUR NON-FLORAL PRODUCTS

    Our non-floral products are delivered to customers either directly from the manufacturer or from our warehouse in Virginia. We have established relationships with the United States Postal Service, Federal Express, United Parcel Service and other common carriers for the delivery of these products. If these carriers were to raise the prices they charge to ship our goods, our customers might choose to buy comparable products locally to avoid shipping charges. In addition, these carriers may experience labor stoppages, which could impact our ability to deliver products on a timely basis to our customers and adversely affect our customer relationships.

IF WE FAIL TO CONTINUOUSLY IMPROVE OUR WEB SITE, WE WILL NOT ATTRACT OR RETAIN CUSTOMERS

    If our potential or existing customers do not find our Web site a convenient place to shop, we will not attract or retain customers and our sales will suffer. To encourage the use of our Web site, we must continuously improve its accessibility, content and ease of use. If our competitors' Web sites are perceived as easier to use or better able to satisfy customer needs, our customer traffic and our business would be adversely affected.


COMPETITION IN THE FLORAL, GIFT, GOURMET FOOD AND HOME AND GARDEN INDUSTRIES IS INTENSE AND A FAILURE TO RESPOND TO COMPETITIVE PRESSURE COULD RESULT IN LOST REVENUES



    There are many companies that offer products in the floral, gift, gourmet food and home and garden categories. In the floral category, our competitors include:


    - retail floral shops, some of which maintain toll-free telephone numbers;

    - online floral retailers;

    - catalog companies that offer floral products;

    - floral telemarketers and wire services; and

    - supermarkets and mass merchants with floral departments.


    Similarly, the gift, gourmet food and home and garden categories are highly competitive. Each of these categories encompasses a wide range of products and is highly fragmented. Products in these categories may be purchased from a number of outlets, including mass merchants, retail specialty shops, online retailers and mail-order catalogs.

    Competition is intense and we expect it to increase. Increased competition could result in:

    - price reductions, decreased revenue and lower profit margins;

    - loss of market share; and

    - increased marketing expenditures.


These and other competitive factors could materially and adversely affect our results of operations.



IF WE DO NOT ACCURATELY PREDICT CUSTOMER DEMAND FOR OUR PRODUCTS, WE MAY LOSE CUSTOMERS OR EXPERIENCE INCREASED COSTS


    In the past, we did not need to maintain significant inventory of products. However, as the volume of non-floral products we offer has expanded, we intend to increase inventory levels and the number of products maintained in our warehouses. Because we have limited experience offering many of our non-floral products through our Web site, we may not predict inventory levels accurately. If we overestimate customer demand for our products, excess inventory and outdated merchandise could accumulate, tying up working capital and potentially resulting in reduced warehouse capacity and inventory losses due to damage, theft and obsolescence. If we underestimate customer demand, we will disappoint customers who may turn to our competitors. Moreover, the strength of the 1-800-FLOWERS.COM brand could be diminished due to misjudgments in merchandise selection.


IF THE SUPPLY OF FLOWERS FOR SALE BECOMES LIMITED, THE PRICE OF FLOWERS WILL RISE OR FLOWERS MAY BE UNAVAILABLE AND OUR REVENUES AND GROSS MARGINS COULD DECLINE



    A variety of factors affect the supply of flowers in the United States and the price of our floral products. If the supply of flowers available for sale is limited due to weather conditions or other factors, prices for flowers will likely rise and customer demand for our floral products may be reduced, causing our revenues and gross margins to decline. Alternatively, we may not be able to obtain high quality flowers in an amount sufficient to meet customer demand. Even if available, flowers from alternative sources may be of lesser quality and/or may be more expensive than those currently offered by us.


    Most of the flowers sold in the United States are grown by farmers located abroad, primarily in Colombia, Ecuador and Holland, and we expect that this will continue in the future. The availability and price of flowers could be affected by a number of factors affecting these regions, including:

    - import duties and quotas;

    - agricultural limitations and restrictions to manage pests and disease;

    - changes in trading status;

    - economic uncertainties and currency fluctuations;

    - severe weather;

    - work stoppages;

    - foreign government regulations and political unrest; and

    - trade restrictions, including United States retaliation against foreign trade practices.


A FAILURE TO MANAGE OUR INTERNAL OPERATING AND FINANCIAL FUNCTIONS COULD LEAD TO INEFFICIENCIES IN CONDUCTING OUR BUSINESS AND SUBJECT US TO INCREASED EXPENSES


    Our expansion efforts have significantly strained our operational and financial systems. To accommodate our growth, we recently implemented new or upgraded operating and financial systems, procedures and controls. Any failure to integrate these initiatives in an efficient manner could adversely affect our business. In addition, our systems, procedures and controls may prove to be inadequate to support our future operations.

OUR FRANCHISEES MAY DAMAGE OUR BRAND OR INCREASE OUR COSTS BY FAILING TO COMPLY WITH OUR FRANCHISE AGREEMENTS OR OUR OPERATING STANDARDS


    As of March 28, 1999, we franchised 87 flower shops through 54 franchisees. Our franchise business is governed by our Uniform Franchise Offering Circular, franchise agreements and applicable franchise law. If our franchisees do not comply with our established operating standards or the terms of the franchise agreements, the 1-800-
FLOWERS.COM brand may be damaged. We may incur significant additional costs, including time-consuming and expensive litigation, to enforce our rights under the franchise agreements. Additionally, we are the primary tenant on 56 leases, which the franchisees sublease from us. If a franchisee fails to meet its obligations as subtenant, we could incur significant costs to avoid a default under the primary lease. Furthermore, as a franchisor we have obligations to our franchisees. Franchisees may challenge the performance of our obligations under the franchise agreements and subject us to costs in defending these claims and, if the claims are successful, costs in connection with their compliance.

IF THIRD PARTIES ACQUIRE RIGHTS TO USE SIMILAR DOMAIN NAMES OR PHONE NUMBERS OR IF WE LOSE THE RIGHT TO USE OUR PHONE NUMBERS, OUR BRAND MAY BE DAMAGED AND WE MAY LOSE SALES

    Our Internet domain names are an important aspect of our brand recognition. We cannot practically acquire rights to all domain names similar to WWW.1800FLOWERS.COM. If third parties obtain rights to similar domain names, these third parties may confuse our customers and cause our customers to inadvertently place orders with these third parties, which would result in lost sales for us and could damage our brand.

    Likewise, the phone number that spells 1-800-FLOWERS is important to our brand and our business. While we have obtained the right to use the phone numbers 1-800-FLOWERS, 1-888-FLOWERS and 1-877-FLOWERS, as well as common "FLOWERS" misdials, we may not be able to obtain rights to use the FLOWERS phone number as new toll-free prefixes are issued, or the rights to all similar and potentially confusing numbers. If third parties obtain the phone number which spells "FLOWERS" with a different prefix or a toll-free number similar to FLOWERS, these parties may also confuse our customers and cause lost sales for us and potential damage to our brand. In addition, under applicable FCC rules, ownership rights to telephone numbers cannot be acquired. Accordingly, the FCC may rescind our right to use any of our phone numbers, including 1-800-FLOWERS.

IF WE DO NOT CONTINUE TO RECEIVE REBATES FROM WIRE SERVICES, OUR RESULTS OF OPERATIONS COULD SUFFER


    We have entered into arrangements with independent wire service companies that provide us with rebates when we transmit our customers' floral orders to a local florist utilizing their service. If we cannot renew these arrangements or enter similar arrangements on commercially reasonable terms, our results of operations could suffer. In addition, these companies may eliminate or modify the rebate structure they have in place with us. Any adverse modification to these rebate structures could also cause our results of operations to suffer.


OUR NET SALES AND GROSS MARGINS WOULD DECREASE IF WE EXPERIENCE SIGNIFICANT CREDIT CARD FRAUD

    A failure to adequately control fraudulent credit card transactions would reduce our net sales and our gross margins because we do not carry insurance against this risk. We have developed technology to help us to detect the fraudulent use of credit card information. Nonetheless, to date, we have suffered losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we are liable for fraudulent credit card transactions because we do not obtain a cardholder's signature.

A FAILURE TO INTEGRATE THE SYSTEMS AND OPERATIONS OF ANY ACQUIRED BUSINESS, INCLUDING PLOW & HEARTH, WITH OUR OPERATIONS MAY DISRUPT OUR BUSINESS



    We have acquired complementary businesses and may continue to do so in the future. We are currently in the process of integrating the Web site, operations, systems and personnel of Plow & Hearth. In particular, we will migrate Plow & Hearth's transaction processing system to our transaction processing system, automate fulfillment by the Madison, Virginia fulfillment center of home and garden merchandise ordered from us and migrate the internal operating and financial functions of Plow & Hearth to those of 1-800-FLOWERS.COM. If we are unable to fully integrate Plow & Hearth or any future acquisition, our business and operations could suffer, our management will be distracted and our expenses may increase.


                RISKS RELATED TO THE INTERNET AND OUR TECHNOLOGY


OUR REVENUES WILL NOT GROW IF THE INTERNET IS NOT ACCEPTED AS A MEDIUM FOR COMMERCE


    We expect to derive an increasing amount of our revenue from electronic commerce, and intend to extensively market our non-floral products online. If the Internet is not accepted as a medium for commerce, our revenues will not grow as we expect and our business will suffer. A number of factors may inhibit Internet usage, including:

    - inadequate network infrastructure;

    - consumer concerns for Internet privacy and security;

    - inconsistent quality of service; and

    - lack of availability of cost-effective, high speed service.

    If Internet usage grows, the infrastructure may not be able to support the demands placed on it by that growth and its performance and reliability may decline. Web sites have experienced interruptions as a result of delays or outages throughout the Internet infrastructure. If these interruptions continue, Internet usage may decline.


A LACK OF SECURITY OVER THE INTERNET MAY CAUSE INTERNET USAGE TO DECLINE AND CAUSE US TO EXPEND CAPITAL AND RESOURCES TO PROTECT AGAINST SECURITY BREACHES



    A significant barrier to electronic commerce over the Internet has been the need for secure transmission of confidential information and transaction information. Internet usage could decline if any well-publicized compromise of security occurred. As a result, we may be required to expend capital and resources to protect against or to alleviate these problems.


UNEXPECTED SYSTEM INTERRUPTIONS CAUSED BY SYSTEM FAILURES MAY RESULT IN REDUCED REVENUE AND HARM TO OUR REPUTATION

    In the past, particularly during peak holiday periods, we have experienced significant increases in traffic on our Web site and in our toll-free customer service centers. Our operations are dependent on our ability to maintain our computer and telecommunications systems in effective working order and to protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Our systems have in the past, and may in the future, experience:

    - system interruptions;

    - long response times; and

    - degradation in our service.


    We cannot assure you that we will adequately implement systems to improve the speed, security and availability of our Internet and telecommunications systems. Because our business depends on customers making purchases on our systems, our revenues will decrease and our reputation could be harmed if we experience frequent or long system delays or interruptions or if a disruption occurs during a peak holiday season.

IF FRY MULTIMEDIA AND AT&T DO NOT ADEQUATELY MAINTAIN OUR WEB SITE AND TELEPHONE SERVICE, WE MAY EXPERIENCE SYSTEM FAILURES AND OUR REVENUES WILL DECREASE



    We are dependent on Fry Multimedia to host and maintain our Web site and on AT&T to provide telephone services to our customer service centers. If Fry Multimedia or AT&T experience system failures or fail to adequately maintain our systems, we would experience interruptions and our customers might not continue to utilize our services. If we do not maintain our Web site or our telephone service, we will be unable to generate revenue. Our future success depends upon these third-party relationships because we do not have the resources to maintain our Web site or our telephone service without these or other third parties. We may not be able to maintain these relationships or replace them on financially attractive terms. Failure to do so may disrupt our operations or require us to incur significant unanticipated costs.



INTERRUPTIONS IN FTD'S MERCURY SYSTEM OR A REDUCTION IN OUR ACCESS TO THIS SYSTEM MAY DISRUPT ORDER FULFILLMENT AND CREATE CUSTOMER DISSATISFACTION



    A significant portion of our customers' orders were communicated to the fulfilling florist through FTD's Mercury system. The Mercury system is an order processing and messaging network used to facilitate the transmission of floral orders between florists. The Mercury system has in the past experienced interruptions in service. If the Mercury system experiences interruptions in the future, we would experience difficulties in fulfilling our customers' orders and many of our customers might not continue to shop with us.



    In addition, we have been engaged in discussions with FTD regarding decreasing our level of access to the Mercury system. Any decrease in our access may impact our ability to fulfill orders in a timely fashion during peak periods and may result in lost revenues and customers.



YEAR 2000 PROBLEMS MAY DISRUPT OUR OPERATIONS AND SUBJECT US TO INCREASED
EXPENSES



    We are dependent upon the proper functioning of our technology infrastructure. This technology infrastructure is comprised of our computer and telecommunications systems, which include hardware and software provided by third-party vendors, and the systems maintained by our suppliers and BloomNet florists. A failure of any part of our technology infrastructure to correctly recognize dates beyond December 31, 1999 could materially disrupt our ability to receive and fulfill customer orders, cause us to incur significant expenses and cause losses of valuable data, each of which could adversely affect our business and operations. In addition, the vast majority of purchases by our customers are made with credit cards, and our financial condition may be adversely affected to the extent our customers are unable to use their credit cards due to Year 2000 issues that are not rectified by the customers' credit card vendors or third party credit card transaction processors. For a discussion of Year 2000 issues, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure".


            RISKS RELATING TO OUR ORGANIZATION AND LEGAL UNCERTAINTY

WE ARE CONTROLLED BY OUR CHIEF EXECUTIVE OFFICER, WHOSE INTERESTS MAY DIFFER FROM OTHER STOCKHOLDERS


    Our common stock is divided into two classes. The class A common stock has one vote per share and the class B common stock has 10 votes per share. Mr. James F. McCann, our Chairman and Chief Executive Officer, will control 77.2% of the combined voting power of our common stock after this offering and will control the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control.

The interests of Mr. McCann may differ from the interests of the other stockholders.

IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL, OUR BUSINESS AND GROWTH WILL SUFFER


    Our success is dependent on our ability to hire, retain and motivate highly qualified personnel. In particular, our success depends on the continued efforts of our Chairman and Chief Executive Officer, James F. McCann, and our Senior Vice President, Christopher G. McCann. In addition, we have recently hired several new members of our senior management team to help manage our growth and we will need to recruit, train and retain a significant number of additional employees, particularly employees with technical backgrounds. These individuals are in high demand and we are not certain we will be able to attract the personnel we need. The loss of the services of any of our executive management or key personnel, our failure to integrate any of our new senior management into our operations or our inability to attract qualified additional personnel could cause our growth to suffer and force us to expend time and resources in locating and training additional personnel.


THE INTERNET IS SUBJECT TO MANY GOVERNMENTAL REGULATIONS THAT MAY AFFECT OUR ABILITY TO CONDUCT BUSINESS

    Any new law or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet or our Web site. We expect there will be an increasing number of laws and regulations pertaining to the Internet in the United States and throughout the world. These laws or regulations may relate to liability for information received from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services sold over the Internet. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment, personal privacy and other issues is uncertain and developing. This could decrease the demand for our products, increase our costs or otherwise adversely affect our business.


REGULATIONS IMPOSED BY THE FEDERAL TRADE COMMISSION MAY ADVERSELY AFFECT THE GROWTH OF OUR INTERNET BUSINESS OR OUR MARKETING EFFORTS


    The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on access by minors. These regulations may include requirements that we establish procedures to disclose and notify users of privacy and security policies, obtain consent from users for collection and use of information and provide users with the ability to access, correct and delete personal information stored by us. These regulations may also include enforcement and redress provisions. Moreover, even in the absence of those regulations, the Federal Trade Commission has begun investigations into the privacy practices of other companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to a similar investigation, or the Federal Trade Commission's regulatory and enforcement efforts may adversely affect our ability to collect demographic and personal information from users, which could adversely affect our marketing efforts.


UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY BY THIRD PARTIES MAY DAMAGE OUR BRAND



    Unauthorized use of our intellectual property by third parties may damage our brand and our reputation and will likely result in a loss of customers. It may be possible for third parties to obtain and use our intellectual property without authorization. Third parties have in the past infringed or misappropriated our intellectual property or similar proprietary rights. We believe infringements and misappropriations will continue to occur in the future. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States.


DEFENDING AGAINST INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD BE EXPENSIVE AND, IF WE ARE NOT SUCCESSFUL, COULD DISRUPT OUR ABILITY TO CONDUCT BUSINESS



    We cannot be certain that our products do not or will not infringe valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims relating to the intellectual property of others from time to time in the ordinary course of our business. We may incur substantial expense in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt our ability to conduct business.



IF STATES BEGIN IMPOSING STATE SALES AND USE TAXES, WE MAY LOSE SALES OR INCUR SIGNIFICANT EXPENSES IN SATISFACTION OF THESE OBLIGATIONS



    At present, except for our retail operations, we do not collect sales or other similar taxes in respect of sales and shipments of our products in states other than New York, Texas, Arizona, Florida, Georgia and Virginia. However, various states have sought to impose state sales tax collection obligations on out-of-state direct marketing companies such as ours. A successful assertion by one or more of these states that we should have collected or be collecting sales tax on the sale of our products could result in additional costs and corresponding price increases to our customers. Any imposition of state sales and use taxes on our products sold over the Internet may decrease customers' demand for our products and our revenue. The U.S. Congress has passed legislation limiting for three years the ability of states to impose taxes on Internet-based transactions. Failure to renew this legislation could result in the broad imposition of state taxes on e-commerce.



PRODUCT LIABILITY CLAIMS MAY SUBJECT US TO INCREASED COSTS


    Several of the products we sell, including perishable food products, may expose us to product liability claims in the event that the use or consumption of these products results in personal injury. Although we have not experienced any material losses due to product liability claims to date, we may be subject to product liability claims in the future and incur significant costs in their defense. Product liability claims often create negative publicity, which could materially damage our reputation and our brand. Although we maintain insurance against product liability claims, our coverage may be inadequate to cover any liabilities we may incur.

                         RISKS RELATED TO THIS OFFERING

WE WILL HAVE DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING, WHICH WE MAY NOT USE EFFECTIVELY


    We are not required to use the net proceeds of this offering for any particular purpose, other than to redeem stock and stock options and to repay existing debt. Our management will therefore have significant flexibility in applying the net proceeds of this offering, including uses with which stockholders may disagree. The failure of management to apply such funds effectively could result in lost business opportunities. See "Use of Proceeds".



OUR STOCK PRICE MAY BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY, PARTICULARLY BECAUSE WE HAVE INTERNET OPERATIONS



    Following this offering, the price at which our class A common stock will trade may be highly volatile and may fluctuate substantially. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of companies with Internet operations. As a result, investors may experience a material decline in the market price of our class A common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often expensive and diverts management's attention and resources.


SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE



    38,649,395 shares of our common stock could be sold in the public market 180 days after the offering. Sales of a large number of these shares could have an adverse effect on the market price of our class A common stock by increasing the number of shares available on the public market. See "Shares Eligible for Future Sale".


OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER


    Provisions in our charter and bylaws and Delaware law may have the effect of delaying or preventing a change of control or changes in our management that a stockholder might consider favorable. See "Description of Capital Stock". If a change of control or change in management is delayed or prevented, the market price of our class A common stock could decline.


              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS


    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about 1-800-FLOWERS.COM and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of several factors, as more fully described under the caption "Risk Factors" and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS


    We estimate that the net proceeds we will receive from the sale of the shares of class A common stock offered by us will be $93.4 million, assuming an initial public offering price of $17 per share and after deducting the estimated underwriting discount and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be $106.8 million.



    We intend to use a portion of the proceeds of this offering as follows:



    - $18.0 million to repay a term loan with Chase Bank that bears interest at LIBOR plus 2.25% per year (7.31% at March 28, 1999) and matures on the earlier of the consummation of this offering and July 3, 2000 that was used to fund our acquisition of Plow & Hearth;



    - $3.0 million to repay a draw on our line of credit with Chase Bank that bears interest at LIBOR plus 2.25% per year (7.31% at March 28, 1999) and matures simultaneously with the term loan that was used for working capital and general corporate purposes; and



    - $8.4 million to redeem all outstanding Plow & Hearth common stock not held by us and Plow & Hearth stock options.



    As of the date of this prospectus, we have not made any specific expenditure plans with respect to the remaining proceeds of this offering. Therefore, we cannot specify with certainty the particular uses for the net proceeds to be received upon completion of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering.



    We currently intend to use the remaining proceeds over time:


    - to fund our marketing activities;

    - to enhance our infrastructure;


    - to enter into strategic relationships with Internet companies;


    - to expand our product offerings; and

    - for other general corporate purposes.


    The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate future access to the public capital markets and to increase our visibility in the marketplace.


    We believe opportunities may exist from time to time to expand our current business through strategic acquisitions. We may use a portion of the proceeds for these purposes. We are not currently a party to any contracts, letters of intent, commitments or agreements, and are not currently engaged in active negotiations, with respect to any acquisitions.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to provide funds to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table shows our capitalization as of March 28, 1999:


    - on an actual basis;


    - on a pro forma basis to reflect the May 1999 private placement and the use of a portion of the proceeds from the private placement to redeem all outstanding class C common stock; and



    - on a pro forma as adjusted basis to reflect (1) our sale of shares of class A common stock in this offering at an assumed initial public offering price of $17 per share, after deducting the underwriting discount and estimated offering expenses, (2) the use of a portion of the proceeds from this offering to repay existing debt and redeem outstanding stock and stock options, and (3) the automatic conversion of all outstanding shares of our preferred stock into class A common stock. See "Use of Proceeds".


    You should read this information together with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                                                         AS OF MARCH 28, 1999
                                                                               ----------------------------------------
                                                                                                           PRO FORMA AS
                                                                                  ACTUAL      PRO FORMA      ADJUSTED
                                                                               ------------  ------------  ------------
                                                                                            (IN THOUSANDS)
Long-term debt and obligations under capital leases, excluding current
  portion....................................................................   $   28,148    $   28,148    $   10,148
Redeemable class C common stock, non-voting; 1,000,000 shares authorized,
  348,220 shares issued and outstanding (actual); no shares authorized,
  issued or outstanding (pro forma and pro forma as adjusted)................       19,020            --            --
Stockholders' equity (deficit):
  Preferred stock, $0.01 par value, 200,000 shares authorized (actual);
    1,200,000 shares authorized (pro forma) and 10,000,000 shares authorized
    (pro forma as adjusted):
      Series A preferred stock, no shares authorized, issued or outstanding
        (actual); 1,200,000 shares authorized, 1,127,546 shares issued and outstanding (pro forma); no shares authorized, issued or outstanding
        (pro forma as adjusted)..............................................           --       117,370            --
  Common Stock, $0.01 par value, 101,500,000 shares authorized (actual);
    400,000,000 shares authorized (pro forma and pro forma as adjusted):
      Class A common stock, one vote per share; 500,000 shares authorized,
        480,870 shares issued and 428,070 shares outstanding (actual); no shares authorized, issued or outstanding (pro forma and pro forma as
        adjusted)............................................................            5            --            --
      Class B common stock, non-voting; 100,000,000 shares authorized,
        48,849,930 shares issued and 43,569,930 shares outstanding (actual);
        no shares authorized, issued or outstanding (pro forma and pro forma
        as adjusted).........................................................          488            --            --
      Class A common stock, one vote per share; no shares authorized, issued or outstanding (actual); 200,000,000 shares authorized (pro forma and pro forma as adjusted); 4,100,012 shares issued and outstanding (pro forma); 21,375,472 shares issued and outstanding (pro forma as
        adjusted)............................................................           --            41           214
      Class B common stock, ten votes per share; no shares authorized, issued or outstanding (actual); 200,000,000 shares authorized (pro forma and pro forma as adjusted); 45,579,005 shares issued and 40,246,205
        shares outstanding (pro forma and pro forma as adjusted).............           --           456           456
  Additional paid-in capital.................................................        3,419         6,046       216,603
  Retained earnings (deficit)................................................       (7,148)      (10,779)      (12,279)
  Deferred compensation......................................................       (1,575)       (1,575)       (1,575)
  Treasury stock, at cost; 52,800 shares of class A common stock and
    5,280,000 shares of class B common stock (actual); 5,332,800 shares of
    class B common stock (pro forma and pro forma as adjusted)...............       (3,108)       (3,108)       (3,108)
                                                                               ------------  ------------  ------------
Total stockholders' equity (deficit).........................................       (7,919)      108,451       200,311
                                                                               ------------  ------------  ------------
Total capitalization.........................................................   $   39,249    $  136,599    $  210,459
                                                                               ------------  ------------  ------------
                                                                               ------------  ------------  ------------


    The number of shares of common stock outstanding after this offering (pro forma as adjusted) does not include:


    - 1,237,500 shares of class B common stock subject to options outstanding as of July 7, 1999 at a weighted average exercise price of $1.73 per share;



    - 200,000 shares of class A common stock subject to options outstanding as of July 7, 1999 and up to 9,700,000 additional shares of class A common stock that could be issued under our 1999 stock incentive plan; and



    - 2,371,040 shares of class A common stock issuable upon the exercise of an outstanding warrant at a nominal exercise price.

                                    DILUTION


    Our pro forma net tangible book value as of March 28, 1999 was approximately $77.3 million, or $1.39 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the pro forma number of shares of class A and class B common stock outstanding at that date, assuming the completion of the May 1999 private placement, the redemption of the class C common stock and the automatic conversion of our outstanding preferred stock into class A common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of class A common stock in this offering and the net tangible book value per share of common stock after giving effect to the offering. After giving effect to the issuance and sale of the shares of class A common stock offered by us and after deducting the estimated underwriting discount and offering expenses payable by us, our pro forma net tangible book value as of March 28, 1999 would have been $168.6 million, or $2.74 per share. This represents an immediate increase in pro forma net tangible book value of $1.35 per share to existing stockholders and an immediate dilution of $14.26 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:



Assumed initial public offering price per share.......................             $   17.00
  Pro forma net tangible book value per share at March 28, 1999.......  $    1.39
  Increase in pro forma net tangible book value per share attributable
    to this offering..................................................       1.35
                                                                        ---------
Pro forma net tangible book value per share after the offering........                  2.74
                                                                                   ---------
Dilution per share to new investors...................................             $   14.26
                                                                                   ---------
                                                                                   ---------



    The following table summarizes, on the pro forma basis described above, as of March 28, 1999 the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing class A and class B common stockholders and new investors purchasing shares of class A common stock in this offering. The calculation below is based on an assumed initial public offering price of $17 per share, before deducting the estimated underwriting discount and offering expenses payable by us.



                                                  SHARES PURCHASED           TOTAL CONSIDERATION
                                              ------------------------  -----------------------------  AVERAGE PRICE
                                                 NUMBER       PERCENT        AMOUNT         PERCENT      PER SHARE
                                              -------------  ---------  ----------------  -----------  --------------
Existing stockholders.......................     55,621,677       90.3% $    121,282,000        54.3%    $     2.18
New investors...............................      6,000,000        9.7       102,000,000        45.7          17.00
                                              -------------  ---------  ----------------       -----
  Total.....................................     61,621,677      100.0% $    223,282,000       100.0%
                                              -------------  ---------  ----------------       -----
                                              -------------  ---------  ----------------       -----



    This discussion and table assume no exercise of any stock options or warrants outstanding as of March 28, 1999. As of March 28, 1999, on the pro forma basis described above, there were options outstanding to purchase a total of 1,237,500 shares of class B common stock with a weighted average exercise price of $1.73 per share and a warrant outstanding to purchase 2,371,040 shares of class A common stock at a nominal exercise price. To the extent that any of these options or the warrant are exercised, there will be further dilution to new investors. See "Capitalization".

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The selected consolidated statement of operations data for the years ended June 30, 1996, June 29, 1997 and June 28, 1998 and the nine months ended March 28, 1999 and the consolidated balance sheet data as of June 29, 1997, June 28, 1998 and March 28, 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended June 30, 1994 and July 2, 1995 and the selected consolidated balance sheet data as of June 30, 1994, July 2, 1995 and June 30, 1996 are derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for the nine months ended March 29, 1998 is derived from our unaudited consolidated financial statements included elsewhere in this prospectus which, in the opinion of management, has been prepared on the same basis as the audited consolidated financial statements and contains all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of our results of operations.


    The selected unaudited pro forma combined financial data give effect to our acquisition of Plow & Hearth in April 1998 as if the acquisition was completed on June 30, 1997. The selected unaudited pro forma combined financial data do not purport to be indicative of what our actual results of operations would have been if the acquisition was completed at the assumed times and the interim period financial data do not purport to be indicative of future operations and should not be construed as representative of future operations.


    The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                                         YEAR ENDED                            NINE MONTHS ENDED
                                   -------------------------------------------------------  ------------------------
                                    JUNE 30,     JULY 2,   JUNE 30,   JUNE 29,   JUNE 28,    MARCH 29,    MARCH 28,
                                      1994        1995       1996       1997       1998        1998         1999
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Net revenues:
  Telephonic.....................   $  87,284   $ 100,826  $ 127,920  $ 145,295  $ 161,874   $ 107,141    $ 146,245
  Online.........................         116       4,470      9,936     16,092     26,748      16,309       30,248
  Retail fulfillment.............       4,263      11,511     15,272     25,043     31,970      22,767       27,175
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
    Total net revenues...........      91,663     116,807    153,128    186,430    220,592     146,217      203,668

Cost of revenues.................      53,468      64,657     92,820    115,078    136,966      91,773      123,738
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
Gross profit.....................      38,195      52,150     60,308     71,352     83,626      54,444       79,930
Operating expenses:
  Marketing and sales............      29,170      38,564     42,952     47,464     55,417      38,089       67,204
  Technology and development.....         500         626        851      1,411      1,794       1,128        5,207
  General and administrative.....       7,019      10,035     11,556     12,338     15,832      10,315       10,528
  Depreciation and
    amortization.................         675       1,364      2,247      3,287      4,168       2,768        6,043
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
    Total operating expenses.....      37,364      50,589     57,606     64,500     77,211      52,300       88,982
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
Operating income (loss)..........         831       1,561      2,702      6,852      6,415       2,144       (9,052)
Other income (expense), net......        (131)       (131)      (209)       674      1,654       1,729       (1,129)
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) before income taxes
  and minority interests.........         700       1,430      2,493      7,526      8,069       3,873      (10,181)
Provision (benefit) for income
  taxes..........................          62         300      1,255      3,135      3,181       1,515       (2,926)
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
Income (loss) before minority
  interests......................         638       1,130      1,238      4,391      4,888       2,358       (7,255)
Minority interests...............          --          --         59         (4)       186          38          (99)
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss)................         638       1,130      1,297      4,387      5,074       2,396       (7,354)
Redeemable class C common stock
  dividends......................          --         293      1,029      1,462      1,608       1,206        1,328
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss) applicable to
  common stockholders............   $     638   $     837  $     268  $   2,925  $   3,466   $   1,190    $  (8,682)
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
Net income (loss) per common
  share applicable to common
  stockholders:
  Basic..........................   $    0.01   $    0.02  $    0.01  $    0.07  $    0.08   $    0.03    $   (0.20)
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
  Diluted........................   $    0.01   $    0.02  $    0.01  $    0.06  $    0.07   $    0.03    $   (0.20)
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
Shares used in the calculation of
  net income (loss) per common
  share:
  Basic..........................      48,530      48,600     47,050     44,140     44,120      44,140       44,000
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
  Diluted........................      48,530      49,780     49,420     46,470     46,610      46,750       44,000
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------
                                   -----------  ---------  ---------  ---------  ---------  -----------  -----------

                                                                          AS OF
                            --------------------------------------------------------------------------------------------------
                             JUNE 30, 1994   JULY 2, 1995    JUNE 30, 1996    JUNE 29, 1997    JUNE 28, 1998   MARCH 28, 1999
                            ---------------  -------------  ---------------  ---------------  ---------------  ---------------
                                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
Cash and equivalents......     $   1,344       $  10,775       $   6,639        $  11,443        $   8,873        $   2,632
Working capital
  (deficit)...............        (3,382)          2,822          (2,452)           1,975            1,950           (9,490)
Total assets..............        13,669          35,483          36,884           44,130           81,746           86,599
Long-term liabilities.....         7,251          14,959          17,804            9,456           35,359           38,640
Redeemable class C common
  stock...................            --          10,293          14,622           16,084           17,692           19,020
Total stockholders' equity
  (deficit)...............        (4,222)         (3,316)         (5,615)          (2,670)             672           (7,919)


                                                                                        NINE MONTHS ENDED
                                                                   YEAR ENDED    --------------------------------
                                                                 JUNE 28, 1998   MARCH 29, 1998   MARCH 28, 1999
                                                                 --------------  ---------------  ---------------
                                                                   PRO FORMA        PRO FORMA         ACTUAL
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMBINED STATEMENT OF OPERATIONS DATA:
Net revenues:
  Telephonic...................................................    $  197,303       $ 142,568        $ 146,245
  Online.......................................................        26,748          16,310           30,248
  Retail fulfillment...........................................        33,696          24,494           27,175
                                                                 --------------  ---------------  ---------------
    Total net revenues.........................................       257,747         183,372          203,668

Cost of revenues...............................................       157,084         111,891          123,738
                                                                 --------------  ---------------  ---------------
Gross profit...................................................       100,663          71,481           79,930
Operating expenses:
  Marketing and sales..........................................        67,819          50,491           67,204
  Technology and development...................................         2,126           1,460            5,207
  General and administrative...................................        20,369          14,852           10,528
  Depreciation and amortization................................         5,188           3,788            6,043
                                                                 --------------  ---------------  ---------------
      Total operating expenses.................................        95,502          70,591           88,982
                                                                 --------------  ---------------  ---------------
Operating income (loss)........................................         5,161             890           (9,052)
Other income (expense), net....................................           521             596           (1,129)
                                                                 --------------  ---------------  ---------------
Income (loss) before income taxes and minority interests.......         5,682           1,486          (10,181)
Provision (benefit) for income taxes...........................         2,548             882           (2,926)
                                                                 --------------  ---------------  ---------------
Income (loss) before minority interests........................         3,134             604           (7,255)
Minority interests.............................................           330             182              (99)
                                                                 --------------  ---------------  ---------------
Net income (loss)..............................................         3,464             786           (7,354)
Redeemable class C common stock dividends......................         1,608           1,206            1,328
                                                                 --------------  ---------------  ---------------
Net income (loss) applicable to common stockholders............    $    1,856       $    (420)       $  (8,682)
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
Net income (loss) per common share applicable to common
  stockholders:
  Basic........................................................    $     0.04       $   (0.01)       $   (0.20)
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
  Diluted......................................................    $     0.04       $   (0.01)       $   (0.20)
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
Shares used in the calculation of net income (loss) per common share:
  Basic........................................................        44,120          44,140           44,000
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------
  Diluted......................................................        46,610          44,140           44,000
                                                                 --------------  ---------------  ---------------
                                                                 --------------  ---------------  ---------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THOSE STATEMENTS, INCLUDED ELSEWHERE IN THIS PROSPECTUS.


                                    OVERVIEW


    1-800-FLOWERS.COM is a leading e-commerce provider of floral products and gifts. With the development of our online business and a strategic acquisition, we have continuously expanded our product offerings, most recently to include gourmet foods and home and garden merchandise. As a result, we have developed relationships with customers who purchase products for gifting occasions as well as for everyday consumption.



    Approximately 95% of our total net revenues consist of the selling price of merchandise and service and shipping charges, net of returns and credits.



    A significant portion of our floral and floral-related gift products are fulfilled by members of the BloomNet network of approximately 1,500 independent florists or one of our owned or franchised stores. We recognize revenue upon delivery of the order to the recipient. We transmit our orders either through BloomLink, our proprietary Internet-based electronic communication system, or the communication system of a third-party wire service. Our remittance to the fulfilling florist is processed either through a third-party service that reconciles and effects payments between sending and fulfilling florists, called a clearinghouse, or is directly paid by us. It is industry practice for the clearinghouse to credit back to the originating florist a rebate for payments processed through the clearinghouse. For florist-fulfilled orders, we record the fees paid to the clearinghouses, net of rebates earned, as a cost of revenues.



    Our home and garden merchandise and our non-floral related gift products and gourmet foods are shipped by us, members of BloomNet or third parties directly to the customer. We recognize revenue upon shipment of the order. We ship non-floral gift items by United States Postal Service, Federal Express, United Parcel Service or other common carriers. Most of our home and garden products are fulfilled from our Madison, Virginia fulfillment center. For sales of gifts, gourmet foods and home and garden merchandise, we record the merchandise cost and the associated costs of inbound freight and outbound shipping as cost of revenues.



    Our retail fulfillment operations primarily consist of our 33 owned stores and 87 franchised stores. Retail fulfillment revenues also include revenues attributable to our wholesale business, fees paid to us by members of the BloomNet network and royalties, fees and sublease payments paid to us by our franchised stores. Our owned stores serve as important local points of fulfillment and enable us to test new products and marketing programs. A majority of the revenues derived from our owned stores represent fulfillment of our floral orders and are eliminated as intercompany revenues.


    In April 1998, we acquired 88% of the issued and outstanding capital stock of The Plow & Hearth, Inc., a catalog company specializing in home and garden merchandise. We also acquired an advanced distribution facility, which we are currently expanding to approximately 300,000 square feet. The acquisition was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on fair values at the date of acquisition. The purchase price, consisting of $16.1 million in cash and a management put liability of $6.3 million, exceeded the estimated fair values of the net assets acquired by $19.6 million. This excess has been recorded as goodwill and is being amortized over 20 years. We borrowed $14.7 million of the purchase price through our bank credit facility.

    With respect to the acquisition of Plow & Hearth, we entered into an agreement with a number of Plow & Hearth's stockholders and optionholders, whose shares and options, amounting to 12,668 and 28,334, respectively, we did not purchase in the acquisition. According to the agreement, each stockholder and optionholder has the right to cause Plow & Hearth to purchase all of its outstanding stock or stock options at a price contingent upon the operating profits of Plow & Hearth. Accordingly, we recorded a put liability of $6.3 million at the acquisition date. The put liability was increased by $2.4 million at June 28, 1998 to approximately $8.7 million, based on the formula specified in the agreement, of which $1.6 million was charged to earnings and $800,000 was charged to goodwill. During the first two quarters of fiscal 1999, the prior year charge to earnings was reversed and goodwill adjusted in accordance with the formula to properly state the put liability. We will use $8.4 million of the proceeds of this offering to purchase these stockholders' and optionholders' Plow & Hearth stock and stock options.



    Effective for the fiscal year ended June 28, 1998, we adopted Statement of Position 98-1, known as SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This statement requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. The statement also requires that costs related to the preliminary project stage and post-implementation and post-operations stage in an internal-use computer software development project be expensed as incurred. Capitalized computer software development for internal use totaled approximately $828,000, $5.2 million and $626,000 for the years ended June 29, 1997 and June 28, 1998 and the nine months ended March 28, 1999, respectively. None of these costs were capitalized during the year ended June 30, 1996.


    Although we have been profitable in the past, we expect to incur losses for the foreseeable future as a result of the significant operating and capital expenditures required to achieve our objectives. In order to achieve and maintain profitability, we will need to generate revenues significantly above historical levels. Our prospects for achieving profitability must be considered in light of the risks, uncertainties, expenses, and difficulties encountered by companies in the rapidly evolving market of online commerce.

                             RESULTS OF OPERATIONS


    The following table provides items from our consolidated statements of operations expressed as a percentage of total net revenues for the periods indicated:


                                                                       YEARS ENDED                  NINE MONTHS ENDED
                                                          -------------------------------------  ------------------------
                                                           JUNE 30,     JUNE 29,     JUNE 28,     MARCH 29,    MARCH 28,
                                                             1996         1997         1998         1998         1999
                                                          -----------  -----------  -----------  -----------  -----------
Net revenues:
  Telephonic............................................        83.5%        78.0%        73.4%        73.2%        71.8%
  Online................................................         6.5          8.6         12.1         11.2         14.9
  Retail fulfillment....................................        10.0         13.4         14.5         15.6         13.3
                                                               -----        -----        -----        -----        -----
    Total net revenues..................................       100.0        100.0        100.0        100.0        100.0
Cost of revenues........................................        60.6         61.7         62.1         62.8         60.8
                                                               -----        -----        -----        -----        -----
Gross profit............................................        39.4         38.3         37.9         37.2         39.2
                                                               -----        -----        -----        -----        -----
Operating expenses:
  Marketing and sales...................................        28.0         25.4         25.1         26.0         33.0
  Technology and development............................         0.6          0.8          0.8          0.8          2.6
  General and administrative............................         7.5          6.6          7.2          7.1          5.1
  Depreciation and amortization.........................         1.5          1.8          1.9          1.9          3.0
                                                               -----        -----        -----        -----        -----
    Total operating expenses............................        37.6         34.6         35.0         35.8         43.7
                                                               -----        -----        -----        -----        -----
Operating income (loss).................................         1.8          3.7          2.9          1.4         (4.5)
                                                               -----        -----        -----        -----        -----
Other income (expense), net.............................        (0.2)         0.4          0.8          1.2         (0.5)
Income taxes (benefit)..................................         0.8          1.7          1.4          1.0         (1.4)
                                                               -----        -----        -----        -----        -----
Net income (loss).......................................         0.8%         2.4%         2.3%         1.6%        (3.6)%
                                                               -----        -----        -----        -----        -----
                                                               -----        -----        -----        -----        -----

COMPARISON OF THE NINE MONTHS ENDED MARCH 28, 1999 AND THE NINE MONTHS ENDED MARCH 29, 1998


    NET REVENUES. Net revenues consist primarily of the selling price of merchandise and service and shipping charges, net of returns and credits. Total net revenues increased 39.3%, from $146.2 million for the nine months ended March 29, 1998 to $203.7 million for the nine months ended March 28, 1999. Telephonic revenues increased 36.5%, from $107.1 million for the nine months ended March 29, 1998 to $146.2 million for the nine months ended March 28, 1999 as a result of the Plow & Hearth acquisition. Online revenues increased 85.3%, from $16.3 million for the nine months ended March 29, 1998 to $30.2 million for the nine months ended March 28, 1999. Retail fulfillment revenues increased 19.3%, from $22.8 million for the nine months ended March 29, 1998 to $27.2 million for the nine months ended March 28, 1999, primarily due to a $4.0 million increase due to the growth in the number of owned retail stores from 21 to 34. We do not expect to materially increase the number of owned retail stores in the foreseeable future.


    COST OF REVENUES. Cost of revenues consists primarily of fees paid to clearinghouses, net of rebates, and the cost of merchandise sold, including inbound freight and outbound shipping. Additionally, cost of revenues includes labor and facility expenses related to our wholesale operations and facility costs related to properties that we sublet to our franchisees. Cost of revenues increased 34.7%, from $91.8 million for the nine months ended March 29, 1998 to $123.7 million for the nine months ended March 28, 1999. Cost of revenues increased in line with total net revenues. For the same period, gross margin increased 2.0 percentage points to 39.2%. The improvement in gross margin was primarily attributable to the Plow & Hearth acquisition, whose product line carries a higher margin than our floral products.


    MARKETING AND SALES EXPENSES. Marketing and sales expenses consist primarily of advertising and promotional expenditures, catalog costs, fees paid to establish and maintain strategic relationships with Internet companies, costs associated with retail store, customer service center and fulfillment center operations and the operating expenses of our departments engaged in marketing, selling and merchandising activities. Marketing and sales expenses increased 76.4%, from $38.1 million, or 26.0% of total net revenues, for the nine months ended March 29, 1998, to $67.2 million, or 33.0% of total net revenues, for the nine months ended March 28, 1999. The increase was primarily attributable to $13.6 million of catalog printing and circulation expenditures resulting from the Plow & Hearth acquisition, a $4.5 million increase in our online and traditional media advertising campaigns and a $7.6 million increase in payroll in support of increased order fulfillment and customer service activities. We expect marketing and sales expenses to increase significantly in future periods as we implement our strategy to expand our base of strategic relationships with Internet companies and to pursue an aggressive branding and marketing campaign.



    TECHNOLOGY AND DEVELOPMENT EXPENSES. Technology and development expenses consist primarily of payroll and operating expenses of our information technology group, costs associated with our Web site, including design, development and third-party hosting, and maintenance, support and licensing costs pertaining to our order entry, customer service, fulfillment and database systems. Technology and development expenses increased from $1.1 million for the nine months ended March 29, 1998 to $5.2 million for the nine months ended March 28, 1999. The increase was primarily attributable to a $1.1 million increase in payroll and related expenses for staff additions to the technology team, a $2.0 million increase in development costs incurred to enhance the content and functionality of our Web site and our transaction processing system and a $434,000 increase in web hosting fees. For the nine months ended March 28, 1999, we capitalized $626,000 of acquired or developed software in accordance with SOP 98-1. We believe that continued investment in technology and development is critical to attaining our strategic objectives and, as a result, we expect technology and development costs to increase significantly, particularly in the areas of Web site development and database management.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses consist of payroll and other expenses in support of our executive, finance & accounting, legal, human resources and other administrative functions, as well as professional fees and other general corporate expenses. General and administrative expenses increased 1.9%, from $10.3 million, or 7.1% of total net revenues, for the nine months ended March 29, 1998 to $10.5 million, or 5.2% of total net revenues, for the nine months ended March 28, 1999. The decrease as a percentage of total net revenues was attributable to a $1.6 million benefit related to the reduction in the Plow & Hearth put liability. We expect that general and administrative expenses will increase in the future due to the expansion of our staff to support our growth strategy and the incremental costs we expect to incur as a public company.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $2.8 million for the nine months ended March 29, 1998 to $6.0 million for the nine months ended March 28, 1999. The increase was primarily due to additional capital expenditures in short-lived information systems hardware and software, as well as the increase in depreciable assets acquired and goodwill of approximately $675,000 created by the Plow & Hearth acquisition.


    OTHER INCOME (EXPENSE), NET. Other income (expense), net consists primarily of interest expense attributable to our credit facility, promissory notes issued to sellers in acquisitions, and leases, offset by interest income on our cash and short-term investments and dividend income. For the nine months ended March 28, 1999, we recorded a net expense of $1.1 million due primarily to the financing of the Plow & Hearth acquisition. For the nine months ended March 29, 1998, we realized other net income of $1.7 million, which consisted primarily of a $1.5 million dividend from a minority investment.

    INCOME TAXES. For the nine months ended March 28, 1999, we incurred a loss that provided a tax benefit of $2.9 million at an effective rate of 28.7%. For the nine months ended March 29, 1998, we provided for taxes of $1.5 million at an effective rate of 39.1%. The effective tax rate differed from the combined statutory rate as a result of the non-taxable component of a $1.5 million dividend, offset in part by the non-deductibility of certain goodwill amortization. We anticipate incurring significant losses in the foreseeable future. After accounting for recoverable income taxes due to allowable tax carry-back claims, we intend to provide a full valuation allowance on the related deferred tax asset to reflect the uncertainty of its realization in the future.

YEAR ENDED JUNE 28, 1998 COMPARED TO THE YEAR ENDED JUNE 27, 1997


    NET REVENUES. Total net revenues increased 18.3%, from $186.4 million for fiscal 1997 to $220.6 million for fiscal 1998. Telephonic revenues increased 11.4%, from $145.3 million in fiscal 1997 to $161.9 million in fiscal 1998. The increase was primarily due to our April 1998 acquisition of Plow & Hearth, which contributed $11.4 million in net revenues in the fourth quarter. Online revenues increased 65.8%, from $16.1 million in fiscal 1997 to $26.7 million in fiscal 1998. Retail fulfillment revenues increased 28.0%, from $25.0 million in fiscal 1997 to $32.0 million in fiscal 1998, primarily as a result of our July 1997 acquisition of a wholesale supplier of fresh-cut flowers and floral arrangements to the supermarket industry, which generated $5.0 million in net revenues in fiscal 1998.


    COST OF REVENUES. Cost of revenues increased 19.0%, from $115.1 million in fiscal 1997 to $137.0 million in fiscal 1998. The increase was in line with the increase in total net revenues. Our gross margin decreased 0.4 percentage points from 38.3% to 37.9% due to an increase in the percentage of total net revenue from lower margin wholesale operations.


    MARKETING AND SALES EXPENSES. Marketing and sales expenses increased 16.6%, from $47.5 million, or 25.4% of total net revenues, for fiscal 1997 to $55.4 million, or 25.1% of total net revenues, for fiscal 1998. The additional spending was primarily attributable to a $5.5 million increase in payroll in support of order fulfillment and customer service activities, $2.6 million of catalog expenditures resulting from the Plow & Hearth acquisition and an increase of $1.8 million resulting from the expansion of our online presence through an online marketing agreement with AOL, which became effective in May 1997. These increases were offset, in part, by a $3.0 million decrease in traditional marketing that contributed to the decrease as a percentage of net revenues.



    TECHNOLOGY AND DEVELOPMENT EXPENSES. Technology and development expenses increased 28.6%, from $1.4 million in fiscal 1997 to $1.8 million in fiscal 1998 as a result of an increase in web hosting fees of $340,000. In addition to recognized product development expenses, we capitalized $5.2 million of software development costs in fiscal 1998 in accordance with SOP 98-1, reflecting our increased investments in our infrastructure. This compares to $828,000 of capitalized development costs in fiscal 1997.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 28.5%, from $12.3 million, or 6.6% of total net revenues, for fiscal 1997 to $15.8 million, or 7.2% of total net revenues, for fiscal 1998. The increase in general and administrative expenses was primarily due to an $856,000 increase in professional fees related to our retail fulfillment operations, successful trademark defense costs and a charge to earnings in June 1998 of $1.6 million related to an increase in the Plow & Hearth put liability.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $3.3 million in fiscal 1997 to $4.2 million in fiscal 1998. The increase relates to the higher level of depreciable assets in fiscal 1998 as well as the depreciable assets acquired and goodwill created by the Plow & Hearth acquisition.

    OTHER INCOME (EXPENSE), NET. Other income, net increased from $674,000 for fiscal 1997 to $1.7 million for fiscal 1998. The increase was primarily attributable to a $1.5 million dividend from a minority investment partially offset by increased interest expense related to borrowings incurred to finance our acquisition of Plow & Hearth.

    INCOME TAXES. Income taxes increased from $3.1 million for fiscal 1997 to $3.2 million for fiscal 1998. The effective tax rate decreased 2.3 percentage points, from 41.7% for fiscal 1997 to 39.4% for fiscal 1998. The reduction in rate was caused by receipt of a $1.5 million dividend taxed at more favorable rates, offset in part by the effect of higher non-deductible goodwill related to the Plow & Hearth acquisition.


YEAR ENDED JUNE 29, 1997 COMPARED TO THE YEAR ENDED JUNE 30, 1996



    NET REVENUES. Total net revenues increased 21.8%, from $153.1 million in fiscal 1996 to $186.4 million in fiscal 1997. Telephonic revenues increased 13.6% from $127.9 million for fiscal 1996 to $145.3 million for fiscal 1997 and online revenues increased 62.6% from $9.9 million for fiscal 1996 to $16.1 million for fiscal 1997. These increases were primarily the result of the growth of our telephonic and online customer base. Retail fulfillment revenues increased 63.4% from $15.3 million in fiscal 1996 to $25.0 million in fiscal 1997, primarily due to the to the acquisition of a wholesale supplier of fresh-cut flowers and floral arrangements to the supermarket industry in September 1996, which generated $7.1 million in net revenues in fiscal 1997.



    COST OF REVENUES. Cost of revenues increased 24.0%, from $92.8 million in fiscal 1996 to $115.1 million in fiscal 1997. The increase was in line with the increase in total net revenues. Our gross margin decreased 1.1 percentage points from 39.4% in fiscal 1996 to 38.3% in fiscal 1997 due to the increase in revenue from lower margin wholesale operations.



    MARKETING AND SALES EXPENSES. Marketing and sales expenses increased 10.5%, from $43.0 million, or 28.0% of total net revenues, in fiscal 1996 to $47.5 million, or 25.4% of total net revenues, in fiscal 1997. The additional spending increase was primarily attributable to a $2.0 million increase in personnel costs supporting the customer service centers as well as a $1.4 million increase in general advertising dollars to support our brand. However, these increases were, in percentage terms, lower than the percentage increase in total net revenues, resulting in a decrease as a percentage of total net revenues.



    TECHNOLOGY AND DEVELOPMENT EXPENSES. Technology and development expenses increased 64.5%, from $851,000 in fiscal 1996 to $1.4 million in fiscal 1997. The increase primarily consisted of a $262,000 increase in salary and related expenses of additional information technology staff to support our growth.



    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 6.0%, from $11.6 million, or 7.5% of total net revenues, in fiscal 1996 to $12.3 million, or 6.6% of total net revenues, in fiscal 1997. The increase in general and administrative expenses was primarily due to increased salaries and related expenses associated with the expansion of our order fulfillment operations.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased from $2.2 million in fiscal 1996 to $3.3 million in fiscal 1997. The increase relates to a full year of depreciation on $5.0 million of assets purchased in fiscal 1996, as well as depreciation on assets purchased in fiscal 1997.

    OTHER INCOME (EXPENSE), NET. Other income, net was $674,000 in fiscal 1997 compared to an expense of $209,000 in fiscal 1996. The difference was primarily attributable to the retirement of $5.8 million of related party debt obligations in fiscal 1996.

    INCOME TAXES. Income taxes increased from $1.3 million in fiscal 1996 to $3.1 million in fiscal 1997. The effective tax rate decreased 8.6 percentage points, from 50.3% for fiscal 1996 to 41.7% in fiscal 1997. The effective tax rate reflects the non-deductible amortization related to our 1995 purchase of one of our franchisees and, in fiscal 1996, a non-deductible charge.

                        QUARTERLY RESULTS OF OPERATIONS



    The following tables set forth unaudited quarterly statement of operations data for the last seven quarters and such data expressed as a percentage of total net revenues. We believe this unaudited information has been prepared substantially on the same basis as the annual audited financial statements and all necessary adjustments, consisting of only normal recurring adjustments, have been included in the amounts stated below to present fairly our results of operations. The operating results for any quarter are not necessarily indicative of the operating results for any future period.



                                                                     THREE MONTHS ENDED
                                      ---------------------------------------------------------------------------------
                                       SEPT. 28,   DEC. 28,   MAR. 29,    JUNE 28,     SEPT. 27,   DEC. 27,   MAR. 28,
                                         1997        1997       1998        1998         1998        1998       1999
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
                                                                       (IN THOUSANDS)
Net revenues:
  Telephonic........................   $  28,601   $  40,041  $  38,499   $  54,733    $  34,370   $  67,972  $  43,903
  Online............................       3,276       5,938      7,095      10,439        6,258      10,771     13,219
  Retail fulfillment................       5,638       7,610      9,519       9,203        6,946      10,061     10,168
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
    Total net revenues..............      37,515      53,589     55,113      74,375       47,574      88,804     67,290
Cost of revenues....................      23,499      33,361     34,913      45,193       29,793      51,847     42,098
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Gross profit........................      14,016      20,228     20,200      29,182       17,781      36,957     25,192
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Operating expenses:
  Marketing and sales...............       9,792      14,689     13,608      17,328       14,455      33,065     19,684
  Technology and development........         409         185        534         666        1,127       1,807      2,273
  General and administrative........       3,280       3,730      3,305       5,517        2,348       3,273      4,907
  Depreciation and amortization.....         905         905        958       1,400        1,871       2,015      2,157
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
      Total operating expenses......      14,386      19,509     18,405      24,911       19,801      40,160     29,021
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Operating income (loss).............        (370)        719      1,795       4,271       (2,020)     (3,203)    (3,829)
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Other income (expense), net.........       1,724         (13)        56          73         (227)       (623)      (378)
Income taxes (benefit)..............         524         273        718       1,666         (677)     (1,071)    (1,178)
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Net income (loss)...................   $     830   $     433  $   1,133   $   2,678    $  (1,570)  $  (2,755) $  (3,029)
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------

                                                                     THREE MONTHS ENDED
                                      ---------------------------------------------------------------------------------
                                       SEPT. 28,   DEC. 28,   MAR. 29,    JUNE 28,     SEPT. 27,   DEC. 27,   MAR. 28,
                                         1997        1997       1998        1998         1998        1998       1999
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
                                                           (AS A PERCENTAGE OF TOTAL NET REVENUES)
Net revenues:
  Telephonic........................        76.3%       74.7%      69.8%       73.6%        72.2%       76.6%      65.2%
  Online............................         8.7        11.1       12.9        14.0         13.2        12.1       19.7
  Retail fulfillment................        15.0        14.2       17.3        12.4         14.6        11.3       15.1
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
    Total net revenues..............       100.0       100.0      100.0       100.0        100.0       100.0      100.0
Cost of revenues....................        62.6        62.3       63.3        60.8         62.6        58.4       62.6
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Gross profit........................        37.4        37.7       36.7        39.2         37.4        41.6       37.4
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Operating expenses:
  Marketing and sales...............        26.1        27.4       24.7        23.3         30.4        37.2       29.2
  Technology and development........         1.1         0.3        1.0         0.9          2.4         2.0        3.4
  General and administrative........         8.8         7.0        6.0         7.4          4.9         3.7        7.3
  Depreciation and amortization.....         2.4         1.7        1.7         1.9          3.9         2.3        3.2
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
    Total operating expenses........        38.4        36.4       33.4        33.5         41.6        45.2       43.1
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Operating income (loss).............        (1.0)        1.3        3.3         5.7         (4.2)       (3.6)      (5.7)
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Other income (expense), net.........         4.6        (0.0)       0.1         0.1         (0.5)       (0.7)      (0.6)
Income taxes benefit................         1.4         0.5        1.3         2.2         (1.4)       (1.2)      (1.8)
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
Net income (loss)...................         2.2%        0.8%       2.1%        3.6%        (3.3)%      (3.1)%      (4.5)%
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------
                                      -----------  ---------  ---------  -----------  -----------  ---------  ---------



    Our quarterly results are subject to seasonal fluctuations. Historically, revenues have been highest in the fourth fiscal quarter, due to a number of major floral gifting occasions, including Mother's Day, Easter and graduations. Due to our acquisition of Plow & Hearth, which generates more revenues in our second fiscal quarter due to Christmas and Thanksgiving, our second fiscal quarter revenues in fiscal 1999 increased significantly from historical levels. We expect our second fiscal quarter revenues to represent a larger proportion of our total revenues in the future.



    It is difficult for us to forecast our revenues or earnings accurately. We believe that period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. We do not have a backlog and almost all of our net revenues are derived from transactions that are consummated and fulfilled on the same day, the next day or shortly thereafter.



                        LIQUIDITY AND CAPITAL RESOURCES



    Since inception, we have financed our operations primarily through loans from our Chief Executive Officer, which were repaid in June 1996, cash flow from operations and a sale of class C common stock in January 1995. In addition, to finance acquisitions, we have issued promissory notes to sellers and entered into a $30.0 million credit agreement with a bank that provides for an $18.0 million term loan and a $12.0 million revolving credit facility. Additionally, we have a $4.5 million revolving credit line with another bank. At March 28, 1999, $2.8 million was outstanding under this revolving credit line and we had $2.6 million in cash and equivalents. In May 1999, we issued preferred stock yielding us net proceeds of $101.6 million in a private placement.


    We used $9.7 million in cash to fund operations during the nine months ended March 28, 1999, principally to fund our net loss as well as increases in accounts receivable and inventories. This use of cash was offset in part by increases in accounts payable and accrued expenses, due primarily to our revenue growth. We generated $5.8 million, $10.7 million and $9.5 million in cash from operations in fiscal 1996, 1997 and 1998, respectively.

    We used $1.7 million in cash for investing activities in the nine months ended March 28,

1999. We used $4.0 million, $4.2 million and $25.5 million in cash for investing activities in fiscal 1996, 1997 and 1998, respectively. In each period, cash used for investing activities related primarily to the purchase of property, equipment and investments in our systems infrastructure and, in fiscal 1998, the acquisition of Plow & Hearth. For the nine months ended March 28, 1999, we generated cash by liquidating investments yielding proceeds of $5.4 million. In fiscal 1998, we used $15.2 million, net of cash acquired, related to the Plow & Hearth acquisition.

    We generated $5.2 million in cash from financing activities in the nine months ended March 28, 1999 and $13.4 million in fiscal 1998. In the nine months ended March 28, 1999, financing activities included net borrowings of $6.2 million under our credit facility and revolving lines of credit and an increase in our mortgage notes payable of $1.1 million related to the expansion of the Plow & Hearth credit facility. In fiscal 1998, we borrowed $15.5 million to finance the Plow & Hearth acquisition, offset in part by repayments of capital leases and seller acquisition notes and the purchase into treasury of $133,000 of outstanding class A and B common stock. In fiscal 1997, we used $1.7 million in financing activities related to the repayment of capital leases and promissory notes issued to sellers. Finally, in 1996 we used $3.0 million in financing to repay capital leases and related party loans as well as purchased into treasury $3.0 million of outstanding class A and B common stock.


    Our material capital commitments consist of:



    - an aggregate of $18.0 million outstanding at March 28, 1999 under our credit agreement that bears interest at LIBOR plus 2.25% per annum (7.31% at March 28, 1999);



    - promissory notes issued to sellers in connection with prior acquisitions by us in the aggregate principal amount of $4.5 million, which bear interest at rates ranging from 6.5% to 12% per annum and mature at dates ranging from September 1999 to November 2004, all of which are secured by either the stock or assets of various subsidiaries of 1-800-FLOWERS.COM;



    - obligations outstanding under capital and operating leases; and



    - obligations to pay $11.5 million to AOL during the term of our agreements with AOL. In addition, we are required to share a small portion of our AOL-derived revenue with AOL. Through March 28, 1999 we have paid $7.5 million to AOL under these agreements. Of the remaining $4.0 million, $3.0 million is payable in July 1999 and $500,000 is payable during each of the fiscal years ending June 2000 and June 2001.



    As of March 28, 1999, we were in default of covenants contained in our credit agreement. The lender under the credit agreement has waived these defaults and the credit agreement has been amended to provide that all amounts outstanding under the credit agreement will become due upon the effectiveness of this offering and to reduce the revolving credit line to $5.0 million. We have allocated a portion of the proceeds of this offering to repay the amounts outstanding under the credit facility and we do not believe the repayment of the credit facility will adversely impact our liquidity.



    At March 28, 1999, our known commitments for the subsequent twelve months totalled approximately $15.2 million and were comprised of fees related to online marketing agreements, expenses under our operating leases, interest expense and the current portion of long term debt excluding the credit facility to be repaid from the proceeds of this offering. We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities. The sale of additional equity or convertible debt securities could result in additional dilution to our stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

                              YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21(st) century dates from 20(th) century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

OUR STATE OF READINESS


    We have made a preliminary assessment of the state of our operating and administrative systems, including our telecommunications systems, our order processing and data collection systems and our Internet-related systems, to assess our state of Year 2000 readiness. Our assessment plan consists of:


    - evaluating our date dependent code, software and hardware and evaluating external dependencies;

    - quality assurance testing of our internally developed software and systems; and

    - obtaining assurances or warranties from third-party vendors and licensors of material hardware, software and services that are related to the delivery of our services.


    As part of our effort to assess our Year 2000 readiness, we identified our suppliers and vendors, sent letters requesting Year 2000 compliance statements, recorded their responses, and investigated alternative products and services for those suppliers not prepared for Year 2000.



    Our critical systems fall into six categories: transaction processing, call management, telecommunications, fulfillment, finance and interactive applications. The core transaction processing and infrastructure systems are internally maintained and hosted. Interactive-based applications, which are our Web site and BloomLink, are hosted at Fry Multimedia. To date, our assessment has determined that these critical business systems are all Year 2000 compliant, except our call routing system, which we expect to be fully Year 2000 compliant by October 1999.



    1-800-FLOWERS.COM's non-critical and non-information technology systems, which include security and mailing systems, mail room facilities for automated postage, fire and backup generator systems and company-wide paging and alert systems, have been tested and/or represented to us as Year 2000 compliant.



    The non-information technology systems of Plow & Hearth, including those used for picking, packing, shipping, receiving and security, were upgraded as part of an overall warehouse expansion project in 1998. As a result, all of these systems have been identified, assessed and found to be Year 2000 compliant.



    All material commercial software and hardware on which we depend is either Year 2000 compliant or will be upgraded to be compliant in the normal course of business through the installation of upgrades or replacements. Our material hardware, software and service vendors have informed us that the products we use, or will be using as upgrades or replacements, to support our operations are Year 2000 compliant. Our Web site hosting service, Fry Multimedia, has represented to us that its hardware and software systems are Year 2000 compliant. Our internal critical business systems are dependent on the software and hardware products of four vendors: Oracle, Sun, Microsoft and AT&T. Oracle and Sun have represented to us that their products are Year 2000 compliant. We are in the process of migrating our current Microsoft software applications to Year 2000 compliant software released by Microsoft, which we expect to complete by October 1999. We expect our AT&T products to be upgraded for compliance by October 1999, with the exception of AT&T's dynamic call routing software, which we expect to replace by October 1999 with GeoTel software, which has been represented to us as Year 2000 compliant.



    We have not yet contacted our major suppliers of fresh products (flowers and plants) and hard goods for their Year 2000 compliance. We expect to initiate and complete our assessment of these suppliers by October 1999. Our business is not dependent on any one supplier. If one or more of these suppliers are not Year 2000 compliant, we will obtain our fresh products and hard goods from alternative suppliers that are Year 2000 compliant.



    Approximately one-half of BloomNet florists use our BloomLink web-based order processing system, which is Year 2000 compliant. The remaining BloomNet florists are being approached to implement BloomLink. By the end of 1999 we expect our fulfilling florists to be electronically linked to 1-800-FLOWERS.COM either through BloomLink or one of the other available Year 2000 compliant communication systems. Our business is not dependent on any one florist or wire service. To the extent one or more BloomNet florists are not so linked, then we may use an alternative fulfilling florist.


COSTS TO ADDRESS YEAR 2000 ISSUES

    To date, we have not incurred any significant costs attributable to Year 2000 compliance. Our recent information technology investments have been in support of our expanding operating and decision support requirements and to the extent they involved a replacement of an existing system, also accommodated Year 2000 compliance. We do, however, expect to incur approximately $1.0 million in the third calendar quarter to make our call routing system Year 2000 compliant. Other than these costs, we are not currently aware of any material operational issues or costs associated with preparing our systems for the Year 2000. Nonetheless, we may experience material unexpected costs caused by undetected errors or defects in the technology used in our systems or because of the failure of a material vendor to be Year 2000 compliant.

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

    Notwithstanding our Year 2000 compliance efforts, the failure of a material system or vendor, or the Internet generally, to be Year 2000 compliant could harm the operation of our systems or have other unforeseen, material adverse consequences to us. We are also subject to external Year 2000-related failures or disruptions that might generally affect industry and commerce, such as utility or transportation company Year 2000 compliance failures and related service interruptions. All of these factors could materially adversely affect our business.

CONTINGENCY PLANS


    As discussed above, we are engaged in an ongoing Year 2000 assessment and have not developed a contingency plan to address situations that might occur if technologies on which we depend are not Year 2000 compliant.



    We intend to develop a contingency plan, which we expect to complete by October 1999. The results of our Year 2000 assessment and testing, and the responses received from third-party vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans.



    Based on our assessment done to date, we believe that the reasonable likely worst-case scenario with respect to Year 2000 issues could be the difficulty for customers to place orders in the event of disruption of power or communication facilities. Although these events could have an adverse effect on our business in the short-term, we do not believe that Year 2000 issues will materially and adversely affect our business, results of operations or financial condition over the long-term. No assurances can be given that our expectations will be realized.

                                    BUSINESS

                                    OVERVIEW


    1-800-FLOWERS.COM, Inc. is a leading e-commerce provider of floral products and gifts. As of March 28, 1999, we had sold our products to more than 7.2 million customers, of which 2.7 million had made a purchase from us in the previous twelve months. Our total net revenues for the nine months ended March 28, 1999 were $203.8 million.



    With the development of our online business and a strategic acquisition, we have continuously expanded our product offerings, most recently to include gourmet foods and home and garden merchandise. As a result, we have developed relationships with customers who purchase products not only for gifting occasions but also for everyday consumption.



    We believe the 1-800-FLOWERS brand is one of the most recognized brands in the floral industry. We offer more than 1,500 varieties of fresh-cut and seasonal flowers, plants and floral arrangements and more than 6,000 SKUs of gifts, gourmet foods, and home and garden products, including garden accessories and casual lifestyle furnishings. We provide our customers the choice of purchasing our products online, by calling us toll-free or by visiting our owned or franchised retail stores.



    Today, the Internet is our fastest growing sales channel. For the nine months ended March 28, 1999, online revenues were $30.2 million, representing an 85.3% increase over the same period in the previous fiscal year. We believe we have been and continue to be a leader in implementing integrated technologies and systems that support our online and telephonic sales channels and our order fulfillment.


                        THE ORIGINS OF 1-800-FLOWERS.COM

    Our business began in 1976, when James F. McCann, our Chairman and Chief Executive Officer, acquired a single retail florist in New York City. We expanded to 14 retail locations by 1986, when we changed our business strategy to take advantage of the rapid emergence of toll-free calling. We acquired the right to use the toll-free telephone number 1-800-FLOWERS, adopted it as our corporate identity and began to aggressively build a national brand around it. We believe we were one of the first companies to embrace this new way of conducting business.

    To support the growth of our toll-free business and to provide superior customer service, we began developing an operating infrastructure that incorporated the best available technologies. Over time, we implemented:

    - a sophisticated transaction processing system that facilitated rapid order entry and fulfillment;


    - an advanced telecommunications system; and


    - multiple customer service centers to handle increasing call volume.


    To enable us to deliver products reliably nationwide on a same-day or next-day basis and to market pre-selected, high-quality floral products, we created BloomNet, a nationwide network of approximately 1,500 independent local florists selected by us for their high-quality products, superior customer service and order fulfillment and delivery capabilities.



    In the early 1990s, we recognized the emergence of the Internet as a significant strategic opportunity and moved aggressively to embrace this new medium. By taking advantage of our previous investments in our infrastructure, we were able to quickly develop and implement an online presence. As a result, we were one of the first companies to market products online through CompuServe beginning in 1992 and AOL beginning in 1994 (keyword: flowers). In April 1995, we opened our fully functional, e-commerce Web site (WWW.1800FLOWERS.COM) and subsequently entered into strategic relationships with AOL, Excite and Microsoft Network, among others, to build our online brand and customer base.

    Our online presence has enabled us to expand the number and types of products we can effectively offer. Since 1995, we have expanded our online product offerings of flowers, gourmet foods and gifts and added complementary home and garden merchandise through our April 1998 acquisition of Plow & Hearth.


1-800-FLOWERS.COM TODAY


    [Graphic consisting of five circles arranged around the periphery, each containing a depiction of one category of products and labeled "Floral", "Garden", "Home", "Gourmet" and "Gifts". In the center of graphic are the Company name and logo and the words "Brand", "Product Selection", "Customer Relationships", "Technology Infrastructure" and "Fulfillment Capabilities".]



We believe our success in selling floral, gift, gourmet food and home and garden products is attributable to the following key elements of our business:



    OUR BRAND. We believe that 1-800-FLOWERS is one of the most recognized brands in the floral industry. The strength of our brand has enabled us to extend our product offerings to complementary products, including gifts, gourmet foods and home and garden merchandise, and to attract a significant number of customers to our Web site. We continue to invest heavily in building our brand through strategic online relationships and extensive marketing, advertising and public relations programs. We believe our brand is characterized by:



    - Convenience. Our customers may purchase floral, gift, gourmet food and home and garden products online or by calling our toll-free telephone number from the home or office 24 hours a day, seven days a week. We offer a variety of delivery options, including same-day or next-day service throughout the United States.


    - Quality. High-quality products are critical to our continued brand strength. We offer our customers a 100% satisfaction guarantee on all of our products.


    - Selection. Over the course of a year, we offer more than 1,500 varieties of fresh-cut and seasonal flowers, plants and floral arrangements, and more than 6,000 SKUs of gifts, gourmet foods and home and garden products, including garden accessories and casual lifestyle furnishings.


    - Customer Service. We ensure a high level of customer service by training our agents to assist our customers over the telephone and online to select the appropriate flowers or gifts and to monitor order fulfillment.


    OUR PRODUCT SELECTION. We continuously expand our product offerings to offer a better shopping experience for our customers. Our merchandising team works closely with manufacturers and suppliers to select and design our principal floral, gift, gourmet food and home and garden merchandise as well as other products that meet the seasonal and other special needs of our customers.


    Because we offer a wide selection of products, we create the opportunity to have a relationship with customers who purchase products not only for gifting occasions but also for everyday consumption.


    OUR CUSTOMER RELATIONSHIPS. Through our direct contact with our customers, we collect information and maintain a database about our customers. This information includes the customer's name, address, e-mail address, telephone number, demographic information, individual preferences, shopping and buying patterns and other key attributes. We use this information to improve our customers' experience with us by offering products that meet their needs, to target promotional offers, to identify future consumption and giving occasions and to send gift reminders and e-mail messages, including our electronic newsletter. As of March 28, 1999, our total database of customers numbered approximately 7.2 million. We also gather information about the recipients of our products, including their name, address, telephone number and the products received.


    We market our products to businesses for gifting, incentive and reward programs. We currently provide many of our large corporate customers with an account manager, a team of floral and gifting coordinators and a customized, password-protected area of our Web site. In addition, each employee of our corporate customers is entitled to receive special offers and discounts on personal purchases.



    OUR TECHNOLOGY INFRASTRUCTURE. We believe we have been and continue to be a leader in implementing new technologies and systems to give our customers the best possible experience with us, whether online or over the telephone. Our Web site has been designed to be secure, fast and easy to use. To serve our telephone customers, we have implemented a centrally managed telecommunications network.



    We process both online and telephonic orders through the same transaction processing system. This system selects the florist or other vendor to fulfill a customer's order, electronically transmits the order for fulfillment and captures the customer's profile and purchasing history. In addition, our customer service representatives are electronically linked to this system, enabling them to facilitate placement of an order and subsequently track customer and order information.



    OUR FULFILLMENT CAPABILITIES. Fresh-cut and seasonal flowers and floral arrangements are perishable and often sent as gifts. A significant portion of our customers' purchases of floral and floral-related gift products are fulfilled through the BloomNet network of approximately 1,500 independent florists or one of our owned or franchised retail stores. This allows us to deliver our floral products on a same-day or next-day basis to ensure freshness and to meet our customers' need for prompt delivery. In addition, we are better able to ensure consistent product quality and presentation and offer a greater variety of arrangements, which we believe creates a better experience for our customers and gift recipients. We select BloomNet members for their high-quality products, superior customer service and order fulfillment and delivery capabilities.



    To ensure reliable and efficient communication of online and telephonic orders to the BloomNet members, we created BloomLink, a proprietary Internet-based communications system. At March 28, 1999, approximately one-half of the BloomNet members had adopted BloomLink since its introduction in January 1998. We also have the ability to arrange for delivery of floral products internationally through independent wire services.



    We fulfill most of our gift basket and gourmet food items primarily through members of BloomNet or third-party suppliers that ship products directly to the customer by next-day or other delivery method chosen by the customer. We select our third-party vendors based upon the quality of their products, their reliability and their ability to meet our volume requirements.


    We package and ship our home and garden products from our advanced 185,000 square foot fulfillment center located in Madison, Virginia by next-day or other delivery method chosen by the customer. We are currently enlarging this facility to approximately 300,000 square feet to support our anticipated future growth.

                                  OUR STRATEGY


    Our objective is to be the leading e-commerce provider of flowers, gifts, gourmet foods and products for the home and garden. The key elements of our strategy to achieve this objective are:



    AGGRESSIVELY EXTEND OUR BRAND. Our goal is to make the 1-800-FLOWERS.COM brand synonymous with flowers, gifts, gourmet foods and home and garden products. To do this, we intend to invest in building our brand and in communicating the benefits and convenience of shopping with 1-800-FLOWERS.COM. We intend to significantly increase our marketing expenditures to:


    - maintain and develop new strategic relationships with Internet companies;


    - expand our Internet advertising and promotion;

    - broaden our television, radio, print and outdoor advertising campaigns;
      and

    - increase our public relations programs, such as community events, radio and television demonstrations and trade conferences.

    We intend to market other high-quality brands in addition to 1-800-FLOWERS.COM. We may accomplish this through internal development, co-branding arrangements, strategic partnerships or acquisitions of complementary businesses.

    EXPAND OUR OFFERINGS OF GIFTS AND HOME AND GARDEN PRODUCTS. To broaden our relationships with our existing customers, we intend to offer more products designed for everyday occasions and sentiments, as well as products for the home and garden. To do this, we intend to expand our relationships with product manufacturers or acquire businesses with complementary product lines.

    ENHANCE OUR CUSTOMER RELATIONSHIPS. We intend to enhance our relationships with our customers, encouraging more frequent and more extensive use of our Web site, by introducing enhanced product-related content and interactive features. We will also continue to personalize the features of our Web site and increase our use of both customer and recipients' information to target product promotions, remind our customers of upcoming occasions and convey other marketing messages. In addition, we are committed to continuing to make shopping and visiting WWW.1800FLOWERS.COM an easy, secure and pleasurable experience for our customers.

    We believe we have a significant opportunity to expand our corporate accounts. We intend to focus greater resources on developing customized programs for our corporate customers to meet their gifting needs and those of their employees.

    INCREASE THE NUMBER OF ONLINE CUSTOMERS. Our goal is to increase the number of customers placing orders through our Web site. To achieve this goal, we intend to:

    - actively promote our Web site through Web portals and online networks;

    - aggressively expand our online affiliate program, in which independent Web sites link directly to our Web site;

    - aggressively market our Web site in our advertising campaigns;

    - promote our Web site to our existing telephonic customers; and

    - facilitate access to our Web site for our corporate customers by developing direct links from their internal corporate networks.

    CONTINUE TO UPGRADE OUR TECHNOLOGY INFRASTRUCTURE. We will continue to make significant investments and use the best available technologies in order to improve the functionality of our Web site and our underlying operations. In particular, we intend to:

    - continue to improve the speed and ease of use of our Web site;

    - improve our transaction processing system to facilitate order tracking and to enhance the interface with our accounting and financial systems;

    - enhance our ability to analyze our database of customer information and conduct personalized one-to-one marketing; and

    - further expand the functionality and features of BloomLink.

    CONTINUE TO IMPROVE OUR FULFILLMENT CAPABILITIES. We intend to improve our fulfillment capabilities to make our operations more efficient by:

    - strengthening our relationships with BloomNet member florists and increasing the number of BloomLink installations in their stores;


    - evaluating and implementing alternative means of fulfillment, such as centralized production and logistics partnering; and


    - continuing to improve our operations that support our gift, gourmet food and home and garden product lines.


                                  OUR PRODUCTS


    We offer a wide range of products, including fresh-cut and seasonal flowers, floral arrangements, gifts, gourmet foods and home and garden merchandise. In addition to selecting our core products, our merchandising team works closely with manufacturers and suppliers to select and design products that meet the seasonal and other special needs of our customers. For the years ended June 29, 1997 and June 28, 1998 and for the nine months ended March 28, 1999, the flowers and plants product category represented 92.1%, 86.9% and 72.2% of total net revenues, respectively. Additionally, for the nine months ended March 28, 1999, the home category generated 10.0% of total net revenues.



    Over the course of a year, our product selection consists of:


    FLOWERS AND PLANTS. We offer more than 1,300 varieties of fresh-cut and seasonal flowers and floral arrangements for all occasions and holidays. We also offer more than 200 varieties of popular plants for the home and garden.


    GIFTS. We offer more than 200 SKUs of gifts, including gift baskets, dolls, plush toys, balloons, bath and spa items, wreaths and ornaments.



    GOURMET FOODS. We offer more than 100 SKUs in the gourmet food category, including candies, chocolates, nuts, cookies and fruits.


    HOME. We offer more than 2,500 SKUs for the home, including candles and lighting, vases, kitchen items and accents, casual lifestyle furniture and home accessories.

    GARDEN. We offer more than 3,000 SKUs for the garden, including outdoor furniture, tools and accessories, pottery, nature-related products, clothing and footwear.


                                  OUR WEB SITE



    We offer floral, gift, gourmet food and home and garden products through our 1-800-FLOWERS.COM Web site (WWW.1800FLOWERS.COM). Customers may come to our Web site directly or may be referred to us by a Web site with which we have a strategic relationship. Our online partners include AOL, Excite and Microsoft Network and more than 3,000 members of our online affiliate program, which we initiated in February 1999. In addition, our customers can shop at our AOL store (keyword: flowers). We also offer home and garden products through the Plow & Hearth Web site (WWW.PLOWHEARTH.COM). We intend to integrate the Plow & Hearth Web site into our 1-800-FLOWERS.COM Web site to provide our customers the ability to purchase floral, gift, gourmet food and home and garden products conveniently in a single visit. As of March 28, 1999, approximately 495,000 customers had made a purchase through our Web site or our AOL store in the previous twelve months.


    Our Web site allows customers to easily browse and purchase our products, promotes brand loyalty and encourages repeat purchases by providing an inviting customer experience. Our Web site offers customers detailed product information, complete with photographs, contests, home decorating and how-to tips, information on floral trends, gift-giving suggestions and information about special events and offers. We have designed our Web site to be fast, secure and easy to use and to enable customers to order products with minimal effort. Our Web site includes the following key features:

    SEARCHING. We have incorporated sophisticated search capabilities, which enable customers to search for products by category, occasion, price, flower type or keyword. We also have a "Gift Center" section that provides popular gift ideas for each occasion.



    PERSONALIZATION. We utilize our Web site to enhance the direct relationship with our customers. The "My Assistant" area of our site enables customers to establish their floral and gift preferences, which personalizes and simplifies their visits. "My Assistant" members are also provided with an online address book of names and addresses of their gift recipients, access to their purchasing history and e-mail notification of specials and events at our local retail stores. Our customers can also register for our "Gift Reminder Program," in which we send them an e-mail reminder a few days prior to an occasion to remind them of the occasion and to recommend specific flowers and gifts.


    SECURITY. We use secure server software to encrypt the customer's credit card number prior to transmitting it over the Internet.

    DELIVERY. We offer customers a variety of delivery and shipping options, including same-day or next-day delivery by the fulfilling local florist and a number of delivery options through Federal Express, United Parcel Service, the United States Postal Service and other common carriers.


    CUSTOMER SERVICE. Through our six customer service centers, we offer service and support to our customers 24 hours a day, seven days a week over the telephone. We also provide real-time online messaging and e-mail support to our customers. We intend to enhance our ability to provide a high level of customer service through the use of new Internet-based technologies.


    PRIVACY. We recognize the importance of maintaining the privacy of our customers. We use the information gathered from our customers and others who have registered on our Web site from time to time to send our own promotional materials. We periodically make information available to selected third parties for direct marketing purposes. However, customers may elect not to receive our promotional information or instruct us not to make their information available to third parties. We also gather information concerning how visitors use and navigate our Web site. We use this information only internally to better allow us to serve our customers. Our current online privacy policy is set forth on our Web site.

                            MARKETING AND PROMOTION

    Our marketing and promotion strategy is designed to strengthen our 1-800-FLOWERS.COM brand, build customer loyalty, increase the number of online and telephonic customers, encourage repeat purchases and develop additional product revenue opportunities. We also intend to develop and market other high-quality brands in addition to 1-800-FLOWERS.COM through internal development, co-branding arrangements, strategic partnerships or acquisitions of complementary businesses. We market and promote our brand and products as follows:

    OUR STRATEGIC ONLINE RELATIONSHIPS. We promote our products through strategic relationships with leading Web portals and online networks. Our key relationships include:


    - America Online. We have worked with AOL since 1994 and maintain a separate online 1-800-FLOWERS.COM store for the convenience of AOL's subscribers. We are the exclusive provider of fresh-cut flowers and plants through any area controlled by AOL on AOL's proprietary online service and the exclusive provider of fresh-cut flowers and plants for gifting occasions on AOL.com. Under our agreements with AOL, the term "exclusive" means that AOL will not promote, market or advertise on its online service or AOL.com these products on behalf of any entity other than 1-800-FLOWERS.COM. In addition, we are prominently promoted through banner and other advertisements across AOL's online service and AOL.com. Our agreements with AOL extend through June 2001.


    - Microsoft Network. Our products, advertisements and links to our Web site are prominently featured on Microsoft Network's online shopping channel. Our agreement with Microsoft Network extends through September 1999.


    - Excite. Our products and links to our Web site are also prominently featured on Excite's shopping channel. Our agreement with Excite extends through June 2000.


    - StarMedia Network. Through our relationship with StarMedia Network, we are developing Spanish and Portuguese language versions of our Web site.


    OUR ONLINE AFFILIATE PROGRAM. In addition to securing alliances with frequently visited Web sites, in February 1999 we established an affiliate network that has grown to more than 3,000 Web sites operated by third parties. Affiliates may join this program through our Web site and their participation may be terminated by them or by us at any time. To date, this program has not generated a significant amount of revenue. These Web sites earn commissions by referring customers from their sites to our Web site. Affiliates include AT&T WorldNet, Earthlink/Sprint, Gateway 2000, HomeArts, About.com and PCWorld Online.


    TRADITIONAL MEDIA. We utilize traditional media, such as television, radio, print and outdoor advertising, to market our brand and products. Traditional media allows us both to reach a large number of customers and to target particular market segments.

    DIRECT MAIL AND CATALOGS. We use our direct mail promotions and catalogs to increase the number of new customers and to introduce additional products to our existing customers. Through the use of PLOW & HEARTH'S catalogs, we intend to cross-promote our floral and gift products to our home and garden customers as well as home and garden products to our floral and gift customers. For the nine months ended March 28, 1999, we mailed a total of approximately 28.6 million catalogs, including PLOW & HEARTH and AMERICAN COUNTRY HOME. We believe these catalogs will attract additional customers to our WWW.1800FLOWERS.COM and WWW.PLOWHEARTH.COM Web sites.


    CO-MARKETING AND PROMOTIONS. We have established a number of co-marketing relationships and promotions to advertise our products. For example, we have established co-marketing arrangements with United, American and Delta airlines as well as American Express, VISA and MasterCard, among others. We established the American and Delta airlines relationships in the third quarter of fiscal 1999. To date, all of these relationships have not generated a significant amount of revenue.


FULFILLMENT OPERATIONS

Our customers primarily place orders for our products online or over the telephone. Our fulfillment operations are represented in the following diagram:


[Graphical representation of fulfillment operations, consisting of three headings labeled "Channel", "Fulfillment" and "Products". Under the heading "Channel" are depictions of a computer terminal, with the caption "Online", and a telephone sales agent, with the caption "Telephonic". Under the heading "Fulfillment" is a map of the United States with scattered dots representing our retail stores and the caption "1500 BloomNet Stores" and depictions of other types of fulfillment facilities and the captions "Owned & Franchised Florists", "Unaffiliated Florists", "Direct from Vendor" and "Our Fulfillment Centers". Under the heading "Products" are depictions of our various product offerings and the captions "Flowers & Plants", "Gifts", "Gourmet" and "Home and Garden".]



    FLOWERS AND PLANTS. A significant portion of our floral orders are fulfilled through the BloomNet network of approximately 1,500 independent florists or one of our owned or franchised retail stores. We select retail florists for the BloomNet network based upon the historical volume of floral purchases in a particular geographic area, the number of

BloomNet florists currently serving the area and the florist's design staff, facilities, quality of floral processing, ability to fulfill orders in sufficient volume and delivery capabilities. To join BloomNet, a retail florist must submit an application to 1-800-FLOWERS.COM and be approved by our internal selection committee.



    By fulfilling floral orders through BloomNet or one of our owned or franchised stores, we are able to deliver floral products on a same-day or next-day basis to ensure freshness and to meet our customers' need for prompt delivery. Because we select these florists and receive customer feedback on their performance in fulfilling orders, we are able to ensure consistent product quality and presentation and offer a greater variety of arrangements, which we believe creates a better experience for our customers and gift recipients.



    Our relationships with our BloomNet members are non-exclusive. Many florists, including many BloomNet florists, also are members of other floral fulfillment organizations. The BloomNet agreements generally are cancellable by either party with ten days notification and do not guarantee any orders, dollar amounts or exclusive territories from us to the florist.



    Of the BloomNet member florists and our owned or franchised stores, approximately one-half are connected to us electronically via BloomLink, an Internet-based electronic communications system. Where we are not connected to the BloomNet partners or our owned and franchised stores via BloomLink, we utilize the communication system of an independent wire service to transmit an order to the fulfilling florist. In addition, we also ship to the customer directly from growers.



    We own and operate 33 retail stores, located primarily in the New York and Los Angeles metropolitan areas. In addition, we have 87 franchised stores, located primarily in California. Our owned stores serve as important local points of fulfillment and enable us to test new products and marketing programs. We do not expect to materially increase the number of owned or franchised retail stores in the foreseeable future.



    GIFTS AND GOURMET FOODS. Our gift and gourmet food products are shipped directly to the customer by members of BloomNet or third-party product suppliers using next-day or other delivery method selected by the customer. Our business is not dependent on any one of these third-party suppliers.



    HOME AND GARDEN. We fulfill purchases of home and garden merchandise from our Madison, Virginia fulfillment center or by third-party product suppliers using next-day or other delivery method selected by the customer. In calendar year 1998, we shipped more than 800,000 packages from this facility. Construction is currently underway to expand this facility from 185,000 square feet to approximately 300,000 square feet, which will approximately double our shipping capacity. This facility employs advanced technology for receiving, packaging, shipping and inventory control.


                           TECHNOLOGY INFRASTRUCTURE


    We believe we have an advanced technology platform. Our technology infrastructure, primarily consisting of our Web site, transaction processing, customer databases and telecommunications systems, is built and maintained for reliability, security and flexibility. In addition, our infrastructure is scalable, allowing it to grow with our business. To minimize the risk of service interruptions from unexpected component or telecommunications failure, maintenance and upgrades, we have built full back-up into those components of our systems that we have identified as critical. Since June 30, 1997, we spent a total of $21.3 million on our technology infrastructure, primarily due to the installation of an Oracle-based order processing and database management system and BloomLink, the upgrade of our telecommunications network, including our call management system, and desktop computers. We plan to continue to invest in technologies that will improve and expand our e-commerce and telecommunication capabilities.

    Our Web site and BloomLink are hosted and maintained by Fry Multimedia, a hosting and online services company headquartered in Ann Arbor, Michigan. Fry Multimedia provides development, maintenance and hosting services to us under an agreement that extends through June 2001, which automatically renews for successive two-year periods unless we terminate the agreement. For the nine months ended March 28, 1999, we paid to Fry Multimedia a total of $580,000 for these services. In addition to Fry Multimedia's two hosting facilities, we also intend to co-locate the hosting of our Web site and BloomLink with a third-party vendor to provide additional back-up and system redundancy.


    Our transaction processing system selects the florist or vendor to fulfill the order and captures customer profile and history in a customized Oracle database. Through the use of customized software applications, we are able to retrieve, sort and analyze customer information to enable us to better serve our customers and target our product offerings. We expect to develop or license additional software applications to expand our ability to analyze and use this information.


    Our six customer service centers and many of our third party product suppliers are connected electronically to our transaction processing system to permit the rapid transmission of, and access to, critical order and customer information. In addition, BloomLink electronically connects us to approximately one-half of the retail florists in the BloomNet network and our owned or franchised stores.


    Our operation center is located in our headquarters in Westbury, New York. We provide comprehensive facility management services, including human and technical monitoring of all production servers, 24 hours per day, seven days per week.

                                  COMPETITION

    The growing popularity and convenience of e-commerce has given rise to mass merchants on the Internet. In addition to selling their products over the Internet, many of these retailers sell their products through a combination of channels by maintaining a Web site, a toll-free phone number and physical locations. These mass merchants offer an expanding variety of products and are attracting an increasing number of customers. Some of these merchants have expanded their offerings to include competing products and may continue to do so in the future. These mass merchants, as well as other potential competitors, may be able to:

    - undertake more extensive marketing campaigns for their brands and services;

    - adopt more aggressive pricing policies; and

    - make more attractive offers to potential employees, distribution partners and retailers.


    In addition, we face intense competition in each of our individual product categories. In the floral industry, there are many other providers of floral products, none of which is dominant. Our competitors include:


    - retail floral shops, some of which maintain toll-free telephone numbers;

    - online floral retailers;

    - catalog companies that offer floral products;

    - floral telemarketers and wire services; and

    - supermarkets and mass merchants with floral departments.


    Similarly, the gift, gourmet food and home and garden categories are highly competitive. Each of these categories encompasses a wide range of products, is highly fragmented and is served by a large number of companies in addition to us, none of which is dominant. Products in these categories may be purchased from a number of outlets, including mass merchants, telemarketers, retail specialty shops, online retailers and mail-order catalogs.


    We believe our brand strength, product selection, customer relationships, technology infrastructure and fulfillment capabilities position us to compete effectively against our current and potential competitors in each of our product categories. However, increased competition could result in:


    - price reductions, decreased revenues and lower profit margins;

    - loss of market share; and

    - increased marketing expenditures.

    These and other competitive factors may adversely impact our business and results of operations.

                 GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

    The Internet is rapidly evolving and there are few laws or regulations directly applicable to e-commerce. Legislatures are considering an increasing number of laws and regulations pertaining to the Internet, including laws and regulations addressing:

    - user privacy;

    - pricing;

    - content;

    - connectivity;

    - intellectual property;

    - distribution;

    - taxation;

    - liabilities;

    - antitrust; and

    - characteristics and quality of products and services.

    Further, the growth and development of the market for online services may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services. This could decrease the demand for our services and increase our cost of doing business. Moreover, the applicability to the Internet of existing laws regarding issues like property ownership, taxes, libel and personal privacy is uncertain. Any new legislation or regulation that has an adverse impact on the Internet or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, financial condition and results of operations.

    States or foreign countries might attempt to regulate our business or levy sales or other taxes relating to our activities. Because our products and services are available over the Internet anywhere in the world, multiple jurisdictions may claim that we are required to do business as a foreign corporation in one or more of those jurisdictions. Our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties. States or foreign governments may charge us with violations of local laws.

                  INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    We regard our service marks, trademarks, trade secrets, domain names and similar intellectual property as critical to our success. We have applied for or received trademark and/or service mark registration for, among others, the marks "1-800-FLOWERS.COM", "1-800-FLOWERS", and "Plow & Hearth". We also have rights to numerous domain names, including WWW.1800FLOWERS.COM, WWW.FLOWERS.COM and WWW.PLOWHEARTH.COM. In addition, we have developed a transaction processing system and operating systems as well as marketing data, including customer information databases.

    We rely on trademark, unfair competition and copyright law, trade secret protection and contracts such as confidentiality and license agreements with our employees, customers, partners and others to protect our proprietary rights. Despite our precautions, it may be possible for competitors to obtain and/or use our proprietary information without authorization or to develop technologies similar to ours and independently create a similarly functioning infrastructure. Furthermore, the protection of proprietary rights in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate.


    We intend to continue to license technology from third parties, including Oracle, Microsoft and AT&T, for our communications technology and the software that underlies our business systems. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate licensed technology into our operations.


    Third parties have in the past infringed or misappropriated our intellectual property or similar proprietary rights. We believe infringements and misappropriations will continue to occur in the future. We intend to police against infringement or misappropriation. However, we cannot guarantee we will be able to enforce our rights and enjoin the alleged infringers from their use of confusingly similar trademarks, servicemarks, telephone numbers and domain names.

    In addition, third parties may assert infringement claims against us. We cannot be certain that our technologies or marks do not infringe valid patents, trademarks, copyrights or other proprietary rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Intellectual property litigation is expensive and time-consuming and could divert management resources away from running our business.

                                   EMPLOYEES

    As of April 29, 1999, we had 1,464 full-time and 227 part-time employees, of which 185 worked in administration, 887 in customer service and 619 in retail and fulfillment operations. During peak periods, we substantially increase the number of customer service and retail and fulfillment personnel. Our personnel are not represented under collective bargaining agreements and we consider our relations with our employees to be good.

                                   PROPERTIES


    Our headquarters and one of our customer service centers are located in approximately 71,000 square feet office space in Westbury, New York, under a lease that expires in May 2005. Our annual rent under this lease increases from $715,000 in the first year of the lease (May 15, 1998 to May 15, 1999) to $1.7 million in the seventh year of the lease. Total rent to be paid over the life of the lease equals $10.0 million. In addition, we own an approximately 185,000 square foot fulfillment center in Madison, Virginia, with an additional 115,000 square feet under construction, and lease an approximately 27,000 square foot local distribution center in Phoenix, Arizona and an approximately 24,000 square foot local distribution center in Denver, Colorado. We lease a total of approximately 53,000 square feet for our customer service centers in:


    - Westbury, New York;

    - Marietta, Georgia;

    - San Antonio, Texas;

    - Phoenix, Arizona;


    - Madison, Virginia; and



    - Bethpage, New York.


    As of March 28, 1999, we leased approximately 239,000 gross square feet for our owned or franchised retail stores. Most of the existing stores are leased by 1-800-FLOWERS.COM with lease terms typically ranging from five to 20 years. Most of our leases provide for a minimum rent plus a percentage rent based upon sales after certain minimum thresholds are achieved. The leases generally require us to pay insurance, utilities, real estate taxes and repair and maintenance expenses.

                               LEGAL PROCEEDINGS

    From time to time, we may be involved in legal proceedings and litigation incidental to the normal conduct of our business. We are not currently involved in any material legal proceedings or litigation.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The executive officers, directors and key employees of 1-800-FLOWERS.COM, their ages as of July 7, 1999 and the positions held by them are set forth below:



NAME                                    AGE      POSITION
----------------------------------      ---      --------------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS:
James F. McCann...................          47   Chairman and Chief Executive Officer
Christopher G. McCann.............          38   Director and Senior Vice President
John W. Smolak....................          50   Senior Vice President--Finance and Administration
Peter G. Rice.....................          53   President--Plow & Hearth
Kerry W. Coin.....................          51   Vice President--Retail and Fulfillment
Kenneth J. Mesnik.................          49   Vice President--Merchandising
T. Guy Minetti....................          48   Director
Jeffrey C. Walker.................          43   Director
David Beirne......................          35   Director
Charles R. Lax....................          40   Director
Kevin J. O'Connor.................          38   Director

KEY EMPLOYEES:
Donna M. Iucolano.................          35   Vice President--Interactive Services
Vincent J. McVeigh................          38   Vice President--Customer Service Centers
Thomas G. Hartnett................          35   Vice President--Development
William E. Shea...................          40   Treasurer and Vice President--Finance
Guru P. Ghosh.....................          54   Vice President--Information Technology
Brian McGee.......................          35   Vice President--Real Estate and Construction



    JAMES F. MCCANN has been our Chairman and Chief Executive Officer since inception. Prior to that, Mr. McCann founded Flora Plenty, a chain of 14 flower shops in the New York metropolitan area. Mr. McCann is a member of the boards of directors of Gateway 2000, OfficeMax, Inc., PETCO Animal Supplies, Inc., the National Retail Federation and Very Special Arts, as well as the boards of Hofstra University and Winthrop-University Hospital. James F. McCann is the brother of Christopher G. McCann.



    CHRISTOPHER G. MCCANN has been our Senior Vice President and a director since inception. Prior to joining us, Mr. McCann was President of Flora Plenty. Mr. McCann serves on the board of directors of Neoware, Inc. and is a member of the Advisory Board of the Marist College School of Management, the National Retail Federation Marketing Committee and the Society of American Florists Marketing Committee. Christopher G. McCann is the brother of James F. McCann.


    JOHN W. SMOLAK has been our Senior Vice President--Finance and Administration since January 1999. From February 1995 until joining us, Mr. Smolak was senior vice president and chief financial officer of Lechters, Inc., a national housewares specialty retailer. Prior to that, Mr. Smolak was senior vice president of finance and administration of Jungle Jim's Playlands, Inc.

    PETER G. RICE, President--Plow & Hearth, was co-founder of The Plow & Hearth, Inc. and served as its President and Chairman of the Board since its inception in November 1980. Mr. Rice was also involved in the formation of Blue Ridge Mountain Sports, a retail chain of backpacking/outdoor stores, and Phoenix Products, a manufacturer of kayaks. He is a director of the New England Mail Order Association and a member of the U.S. Senate Productivity and Quality Award Board for Virginia.

    KERRY W. COIN has been our Vice President--Retail and Fulfillment since

January 1999. From February 1998 until joining us, Mr. Coin was an independent consultant. From August 1996 until February 1998, Mr. Coin was the president and chief operating officer of Diedrich Coffee, a California-based purveyor of gourmet coffee. Prior to that, Mr. Coin founded and served as president and chief executive officer of Boston West, the largest area developer of Boston Chicken, from January 1993.

    KENNETH J. MESNIK has been our Vice President--Merchandising since January 1999. From May 1993 until joining us, Mr Mesnik was the Senior Vice President of Federated Merchandising. Prior to that, Mr. Mesnik served as Vice President of May Company in charge of home furnishings from January 1990.

    T. GUY MINETTI has been one of our directors since December 1993. Mr. Minetti serves as President of Bayberry Advisors, an investment banking firm which he founded in March 1989. In September 1993, Mr. Minetti co-founded American Sports Products Group Inc., a holding company which has acquired nine niche sporting goods manufacturers. Prior to forming Bayberry, Mr. Minetti was a Managing Director at Kidder, Peabody & Company.

    JEFFREY C. WALKER has been one of our directors since February 1995. Mr. Walker has been General Managing Partner of Chase Capital Partners, the private equity division of The Chase Manhattan Corporation, since 1988, and a General Partner thereof since 1984. Mr. Walker is a director of the Monet Group, Guitar Center, House of Blues and Domain.


    DAVID BEIRNE has been one of our directors since July 1999. Mr. Beirne has been a Managing Member of Benchmark Capital Management Co. II, L.L.C., a venture capital firm, since June 1997. Prior to joining Benchmark, Mr. Beirne founded Ramsey/Beirne Associates, an executive search firm, and served as its Chief Executive Officer from October 1987 to June 1997. Mr. Beirne serves as a director to several private companies, including ePhysician, Kana Communications, Inc., living.com, Inc., PlanetRx, Inc., Scient Corporation, TriStrata, Inc. and Webvan Group, Inc.



    CHARLES R. LAX has been one of our directors since July 1999. Mr. Lax has been a general partner of SOFTBANK Technology Ventures IV, L.P. since November 1997. From March 1996 to November 1997, Mr. Lax was a Vice President of SOFTBANK Holdings Inc. Mr. Lax was previously a venture partner at Vimac Partners LLC, a venture capital firm specializing in investments in the information technology and Internet-related industries, from June 1993 to March 1996. Mr. Lax is a director of a number of private companies, including ThirdAge Media, Inc. LIMITrader Securities, Inc., Gamesville.com, Reciprocal, Inc. and several public companies, including Interliant, Inc., Art Technology Group, Inc. and Global Sports Interactive.



    KEVIN J. O'CONNOR has been one of our directors since July 1999. Mr. O'Connor co-founded DoubleClick, Inc., an Internet advertising network, and has served as its Chief Executive Officer and Chairman of the Board of Directors since its inception in January 1996. From December 1995 until January 1996, Mr. O'Connor served as Chief Executive Officer of Internet Advertising Network, an Internet advertising company which he founded. From September 1994 to December 1995, Mr. O'Connor served as Director of Research for Digital Communications Associates, a data communications company (now Attachmate Corporation), and from April 1992 to September 1994, as its Chief Technical Officer and Vice President, Research.


    DONNA M. IUCOLANO has been our Vice President--Interactive Services since August 1998. Prior to that role, Ms. Iucolano held various positions within 1-800-
FLOWERS.COM since her arrival in June 1994, including Director, Manager and Marketing Coordinator of our interactive services division. Before joining us, Ms. Iucolano was a marketing and creative services consultant to educational and other non-profit organizations.

    VINCENT J. MCVEIGH has been our Vice President--Customer Service Centers since September 1998. He joined us in May 1991 as a BloomNet manager, assisting in the development of our independently owned

BloomNet affiliates. He was promoted to general manager of the New York customer service center in May 1993, and then in October 1995 to Director of Call Center Operations. From February 1988 until joining us, Mr. McVeigh worked with Hyundai Motor America as a district manager.

    THOMAS G. HARTNETT has been our Vice President--Development since January 1999. Prior to that role, Mr. Hartnett held various positions within 1-800-FLOWERS.COM since his arrival in August 1991, including Controller, director of Store Operations and Vice President of Retail Operations. From June 1984 until joining us, Mr. Hartnett was a certified public accountant at Ernst & Young.


    WILLIAM E. SHEA has been our Treasurer since January 1997 and Vice President of Finance since August 1998. Prior to being appointed Treasurer, Mr. Shea served as our Corporate Controller after joining us in April 1996. From 1980 until joining us, Mr. Shea was a certified public accountant with Ernst & Young.


    GURU P. GHOSH has been our Vice President--Information Technology since July 1996. From August 1989 until joining us, Mr. Ghosh was the director of information technology at Independence Blue Cross, a nationwide health insurance company. Prior to that, Mr. Ghosh was a senior vice president at Prudential Securities Incorporated from January 1984.

    BRIAN MCGEE has been our Vice President--Real Estate and Construction since February 1996. From August 1990 until joining us, Mr. McGee was the Northeast construction manager for Blockbuster Entertainment Corp.

                         CLASSIFIED BOARD OF DIRECTORS


    Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. Each initial director in Class I, Class II and Class III shall hold office until the annual meeting of the stockholders in 2000, 2001, and 2002, respectively. Messrs. Walker and O'Connor have been elected to Class I; Messrs. Beirne and Lax have been elected to Class II; and Messrs. James F. McCann, Christopher G. McCann and Minetti have been elected to Class III. These provisions, when coupled with the provision of our third amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees. The maximum number of directors authorized under our third amended and restated certificate of incorporation is 15.



    Mr. Walker had originally been elected to our board of directors under an agreement we entered into with Chase. The provision of this agreement providing Chase with the right to select one of our directors does not extend to future director elections. In addition, Messrs. Lax and Beirne were elected to our board of directors under an agreement executed with the closing of the May 1999 private placement. Our agreement to appoint a representative of Benchmark and Softbank to our board of directors, according to which Messrs. Beirne and Lax were elected, does not extend to future director elections.


                                BOARD COMMITTEES


    The audit committee reports to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee consists of Messrs. Minetti, Christopher G. McCann and O'Connor. After this offering, an additional outside director will be added to the audit committee.



    The compensation committee of the board of directors reviews and makes recommendations regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The compensation committee will administer our 1999 stock incentive plan. The current members of the compensation committee are Messrs. Walker, Beirne and Lax.


    No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                             DIRECTOR COMPENSATION

    Directors currently do not receive a stated salary from 1-800-FLOWERS.COM for their service as members of the board of directors, although by resolution of the board they may receive a fixed sum and reimbursement for expenses in connection with the attendance at board and committee meetings. We currently do not provide additional compensation for committee participation or special assignments of the board of directors.


    We have entered into a letter agreement with Bayberry Advisors, Inc., pursuant to which Bayberry provides us with consulting and advisory services. T. Guy Minetti, one of our directors, serves as Bayberry's President and owns 70% of its outstanding stock, and James F. McCann, our Chairman and Chief Executive Officer, owns 30% of its outstanding stock. The original term of the letter agreement expired in 1995, but has been extended for one-year periods since its initial expiration with the current expiration date of May 2000. We pay Bayberry a retainer fee of $100,000 per year for these services. We also pay Bayberry a mutually agreed upon fee upon the closing of any transaction outside our ordinary course of business which results from the services provided by Bayberry. With respect to our April 1998 acquisition of Plow & Hearth, we paid Bayberry advisory fees in the amount of $210,000, against which the $100,000 retainer for that year was credited.



    In July 1998, we granted Mr. Minetti options to purchase 20,000 shares of class B common stock with an exercise price of $2.00 per share for his services on our board of directors.



    Each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 10,000 shares on the date such individual joins the board. In addition, on the date of each annual meeting of stockholders held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member will automatically be granted an option to purchase 5,000 shares of class A common stock, if such individual has served on the board for at least six months.


                              EMPLOYMENT CONTRACTS


    We have entered into employment agreements with each of James F. McCann, Christopher G. McCann, John W. Smolak, Peter G. Rice and Kerry W. Coin.



    Mr. James F. McCann's employment agreement with us became effective as of July 1, 1999. The agreement is for a five year term, and on each anniversary of the agreement, the term is extended for one additional year. The annual salary for Mr. McCann is $1,000,000, with the eligibility to participate in our management incentive plan or other bonus plan, which do not currently require objective criteria to be met in order for the executive to receive the bonus. We intend to establish these objective criteria by September 30, 1999. Upon termination without good cause or resignation for good reason, Mr. McCann is entitled to severance pay in the amount of $2,500,000, plus the base salary otherwise payable to him for the balance of the then current employment term and any base salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the termination date. Mr. McCann will also be entitled to health insurance coverage for himself and his dependents and life insurance coverage. Upon termination due to death, or for good cause or a voluntary resignation, Mr. McCann is not entitled to any compensation from us, except for the payment of any base salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of termination.



    Mr. Christopher G. McCann's employment agreement with us became effective as of July 1, 1999. The agreement is for a five year term, and on each anniversary of the agreement, the term is extended for one additional year. The annual salary for Mr. McCann is $250,000, with the eligibility to participate in our management incentive plan or other bonus plan, which do not currently require objective criteria to be met in order for the executive to receive the bonus. We intend to establish these objective criteria by September 30, 1999. In addition, Mr. McCann has received options to purchase 200,000 shares of our class A common stock, which options vest 25% each year over a four-year period from the date of grant, with an exercise price equal to the price of the shares being sold in this offering. Upon termination without good cause or resignation for good reason, Mr. McCann is entitled to severance pay in the amount of $500,000, plus the base salary otherwise payable to him for the balance of the then current employment term and any base salary, bonuses, vacation and unreimbursed expenses accrued but unpaid as of the termination date. Mr. McCann will also be entitled to health insurance coverage for himself and his dependents and life insurance coverage. Upon termination due to death or for good cause, or a voluntary resignation, Mr. McCann is not entitled to any compensation from us, except for the payment of any base salary, bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.



    Mr. Smolak's employment agreement with us became effective on January 4, 1999 and can be terminated at any time. The annual salary for Mr. Smolak is $260,000, with the possibility of a bonus of up to 30% of his salary upon attaining performance goals established at the discretion of the Chief Executive Officer. These criteria will be established by September 30, 1999. In addition, he has received options to purchase 150,000 shares of our class B common stock with an exercise price of $2.00 per share, which options vest at the rate of 25% per year beginning on the first anniversary of the date of grant. Mr. Smolak is not entitled to any compensation from us after his employment is terminated, except that if Mr. Smolak's employment is terminated without cause within the first 12 months following his commencement of employment, then we will continue to pay his salary, health insurance coverage and any earned bonus compensation pro rated for the time Mr. Smolak was employed during the period.



    Mr. Rice has entered into an employment agreement with Plow & Hearth, which became effective April 3, 1998. The agreement terminates on April 3, 2001, with automatic one-year renewals unless prior notice is given. Mr. Rice's annual salary is $200,000 and he is eligible to participate in Plow & Hearth's annual profit sharing bonus plan. Mr. Rice may receive bonuses contingent upon, but not limited to, Plow & Hearth's profits, his contribution to that profit and the level of bonus paid to similarly-situated executives. Upon termination without cause, Mr. Rice is entitled to an amount equal to his salary through the end of the agreement, any amounts earned, accrued or owing but not yet paid as of the date of the termination and other benefits, if any, as are payable to or for the benefit of Mr. Rice as of the date of his termination until the end of the agreement.



    Mr. Coin's agreement with us became effective on January 18, 1999 and can be terminated at any time. Mr. Coin's annual salary is $170,000, with the possibility of a bonus of up to 25% of his salary upon attaining performance goals established at the discretion of our Chief Executive Officer. These criteria will be established by September 30, 1999. In addition, Mr. Coin received options to purchase 50,000 shares of our class B common stock with an exercise price of $2.00 per share, which options vest at the rate of 25% per year beginning on the first anniversary of the date of grant. Mr. Coin is not entitled to any compensation from us after his employment is terminated, except that if Mr. Coin's employment is terminated, without cause, within the first 12 months following his commencement of employment, then we will continue to pay his salary for a period of six months following the date of termination.


    Under their employment agreements, Messrs. McCann are each restricted from participating in a competitive floral products business for a period of one year after a voluntary resignation or termination for good cause. In addition, Messrs. Smolak and Coin have each agreed not to compete with us during their respective terms of employment and for one year immediately following their termination and to not solicit our clients or employees during their respective terms of employment and for two years immediately following their termination. Mr. Rice has agreed not to compete with us or solicit our clients or employees during his term of employment and for two years immediately following his termination. Each of these executives is also bound by confidentiality provisions, which prohibit the executive from, among other things, disseminating or using confidential information about our clients in any way that would be adverse to us.


                             EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for the year ended June 28, 1998 to our Chief Executive Officer and to our most highly compensated executive officer, other than the Chief Executive Officer, whose salary and bonus for that fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                    LONG-TERM
                                                                                                  COMPENSATION
                                                                                           ---------------------------
                                                                                                     AWARDS
                                                                  ANNUAL COMPENSATION      ---------------------------
                                                               --------------------------     SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                                     SALARY ($)     BONUS ($)           OPTIONS(#)
-------------------------------------------------------------  -------------  -----------  ---------------------------
James F. McCann..............................................  $   1,229,930   $      --                   --
  Chairman and Chief Executive Officer
Christopher G. McCann........................................        191,667      42,600                   --
  Senior Vice President

                       OPTION GRANTS IN LAST FISCAL YEAR
    We did not grant options to either our Chief Executive Officer or the named executive officer for the fiscal year ended June 28, 1998. In addition, we have never granted any stock appreciation rights to our Chief Executive Officer or the named executive officer.

FISCAL YEAR-END OPTION VALUES


    The following table provides information about stock options held as of June 28, 1998 by our Chief Executive Officer and the named executive officer. No options were exercised during fiscal 1998 by either of these executive officers. There was no pubic trading market for the common stock as of June 28, 1998. Accordingly, the value of unexercised in-the-money options at fiscal year-end is based on the assumed initial public offering price of $17 per share, less the exercise price per share, multiplied by the number of shares underlying the options. All options indicated are to purchase shares of class B common stock.


                         FISCAL YEAR-END OPTION VALUES


                                                          NUMBER OF SECURITIES
                                                               UNDERLYING               VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                            FISCAL YEAR-END              AT FISCAL YEAR-END
                                                      ----------------------------  -----------------------------
NAME                                                  EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----------------------------------------------------  ------------  --------------  -------------  --------------
James F. McCann.....................................           --              --   $          --   $         --
Christopher G. McCann...............................      169,200         253,800       2,656,440      3,984,660

                               STOCK OPTION PLANS

1997 STOCK OPTION PLAN


    Our 1997 Stock Option Plan was adopted by the board of directors in January 1997 and was subsequently approved by the stockholders in December 1997. Options to purchase 1,237,500 shares of class B common stock have been granted under the 1997 Plan. No further options will be granted under the 1997 Plan.



    The 1997 Plan is administered by the compensation committee.



    The exercise price for the shares of our class B common stock subject to option grants made under the 1997 Plan was determined by the board at the time of the option grant and may be paid in cash or in shares of our common stock valued at fair market value on the exercise date.


    In the event of an acquisition of 1-800-FLOWERS.COM, whether by merger or asset sale, each outstanding option which is not to be assumed by the successor corporation will automatically accelerate in full.

    The board may amend or modify the 1997 Plan at any time, subject to any required stockholder approval.


1999 STOCK INCENTIVE PLAN



    INTRODUCTION. Our 1999 stock incentive plan was adopted by the board and approved by our stockholders in July 1999. The 1999 stock incentive plan became effective upon adoption by the board. The 1999 stock incentive plan will be administered by our compensation committee.



    SHARE RESERVE. 9,900,000 shares of class A common stock have been authorized for issuance under the 1999 stock incentive plan. The share reserve will automatically increase on the first trading day in January of each calendar year, beginning January 2, 2000, by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day in December in the preceding calendar year, but in no event will this annual increase exceed 2,000,000 shares. In addition, no participant in the 1999 stock incentive plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares of class A common stock in total per calendar year.



    PROGRAMS. The 1999 stock incentive plan is divided into four separate programs:



    - the discretionary option grant program under which eligible individuals in the employ of 1-800-FLOWERS.COM may be granted options to purchase shares of class A common stock at an exercise price determined by the plan administrator;



    - the stock issuance program under which such individuals may be issued shares of class A common stock directly, through the purchase of such shares at a price determined by the plan administrator or as a bonus tied to the performance of services;



    - the salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants;



    - the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of class A common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date.



    PLAN FEATURES. The 1999 stock incentive plan will include the following features:



    - The exercise price for any options granted under the plan may be paid in cash or in shares of class A common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.



    - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of class A common stock on the new grant date.



    - Stock appreciation rights may be issued under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from 1-800-FLOWERS.COM equal to the fair market value of the vested shares of class A common stock subject to the surrendered option less the exercise price payable for those shares. 1-800-FLOWERS.COM may make the payment in cash or in shares of class A common stock.



    CHANGE IN CONTROL. The 1999 stock incentive plan will include change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:



    - In the event that 1-800-FLOWERS.COM is acquired by merger or asset sale or a board-approved sale of more than fifty percent of 1-800-FLOWERS.COM stock by its stockholders, each outstanding option under the discretionary option grant program which is not assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.



    - The plan administrator may grant options which vest immediately upon an acquisition of 1-800-FLOWERS.COM or upon a hostile change of control or upon the individual's termination of service following an acquisition which results in a change in control.



    AMENDMENT. The board may amend or modify the 1999 stock incentive plan at any time, subject to any required stockholder approval. The 1999 stock incentive plan will terminate no later than July 6, 2009.

                           RELATED PARTY TRANSACTIONS



TRANSACTIONS WITH CHASE



    In January 1995, we entered into an investment agreement with the predecessor of Chase Venture Capital Associates under which Chase purchased shares of our class C common stock and a warrant to purchase 2,371,040 shares of class A common stock with a nominal exercise price for an aggregate of $10.0 million. Chase currently holds over 5% of our class A common stock, assuming exercise of their warrant, and Jeffrey C. Walker, one of our directors, is a managing partner of Chase. With respect to the private placement completed in May 1999, we entered into an amendment to the investment agreement, under which Chase agreed to allow us to redeem the class C common stock owned by them in exchange for 263,452 shares of class A common stock and approximately $14.9 million. We sold shares of preferred stock to Chase in our May 1999 private placement for a purchase price equal to the $14.9 million proceeds from the redemption of their class C common stock. With respect to the private placement, Chase has waived its registration rights for this offering, but retained registration rights for the future under the investors' rights agreement described below. See "Description of Capital Stock--Registration Rights" for a description of these registration rights.



    In March 1999, we entered into a credit agreement with The Chase Manhattan Bank, an affiliate of Chase Venture Capital Associates and Jeffrey C. Walker, under which Chase agreed to provide us with a term loan of $18.0 million and a revolving loan commitment of $12.0 million. At March 28, 1999, the amount of indebtedness to Chase outstanding was $18.0 million. We have amended the terms of the credit agreement to provide, among other things, that the indebtedness outstanding under the credit agreement matures on the earlier of the consummation of this offering and July 3, 2000. We intend to use a portion of the proceeds from this offering to repay all of our outstanding indebtedness under the credit facility.



TRANSACTIONS REGARDING PLOW & HEARTH



    With respect to our acquisition of 88% of the outstanding common stock of Plow & Hearth, we entered into a stockholders agreement, under which the remaining stockholders of Plow & Hearth have the right to either convert their shares of Plow & Hearth and Plow & Hearth options granted under one of its option plans into cash or shares of our class A common stock after the completion of this offering. We have amended the Plow & Hearth stockholders agreement to provide that each of these minority holders will have their interests redeemed upon effectiveness of this offering for an aggregate of $8.4 million. In addition, we have amended Plow & Hearth's other option plan so that upon effectiveness of this offering, 40% of these options will accelerate and be redeemed for an aggregate of $354,000 and the remaining 60% will terminate. Peter G. Rice, an executive officer, will receive an aggregate of $4.0 million under these amendments.



TRANSACTIONS INVOLVING OUR PRIVATE PLACEMENT



    With respect to our private placement of preferred stock to Waelinvest, SOFTBANK, Benchmark and other investors and the amendment to our Chase investment agreement, we entered into an investors' rights agreement with these investors and James F. McCann and Christopher G. McCann. Under the investors' rights agreement, we will be required to register the stock held by these investors and Messrs. McCann upon their request. See "Description of Capital Stock-- Registration Rights" for a description of these registration rights.



TRANSACTIONS WITH OUR DIRECTORS AND OFFICERS



    Concurrent with the closing of the May 1999 private placement, we redeemed the existing class C common stock owned by Mr. James McCann in exchange for $4.4 million and 84,767 shares of class B common stock.

    We have entered into an agreement with Bayberry Advisors, Inc., pursuant to which Bayberry provides us with consulting and advisory services. T. Guy Minetti, one of our directors, serves as Bayberry's President and owns 70% of its outstanding stock, and James F. McCann, our Chairman and Chief Executive Officer, owns 30% of its outstanding stock. We pay Bayberry a retainer fee of $100,000 per year for these services. In connection with our April 1998 acquisition of Plow & Hearth, we paid Bayberry advisory fees in the amount of $210,000, against which the $100,000 retainer for that year was credited.


    In July 1998, we loaned Christopher G. McCann, our Senior Vice President, an amount of $67,631 at an interest rate of 7% per annum. This loan was repaid in July 1999.


    We maintain life insurance for each of our executive officers in the amount of $50,000 and also maintain a directors and officers insurance policy.


GENERAL



    We have adopted a policy providing that all future material transactions between us and our officers, directors and other affiliates must be on fair terms and be approved by either a majority of the disinterested members of our board of directors or our stockholders.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth information with respect to beneficial ownership of our common stock, as of July 7, 1999 and as adjusted to reflect the sale of class A common stock offered by us in this offering for:


    - each person known by us to beneficially own more than 5% of our common stock;

    - each of our directors;

    - each executive officer named in the Summary Compensation Table; and

    - all of our executive officers and directors as a group.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o 1-800-FLOWERS.COM, 1600 Stewart Avenue, Westbury, New York 11590. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of July 7, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 15,375,472 shares of class A common stock, assuming conversion of our preferred stock, and 40,246,205 shares of class B common stock outstanding as of July 7, 1999 and 21,375,472 shares of class A common stock outstanding after completion of this offering.



                                                                                   PERCENTAGE OF             PERCENTAGE OF
                                                                                SHARES BENEFICIALLY       SHARES BENEFICIALLY
                                                                                   OWNED PRIOR TO             OWNED AFTER
                                                 SHARES BENEFICIALLY OWNED          THE OFFERING              THE OFFERING
                                                ----------------------------  ------------------------  ------------------------
NAME OF BENEFICIAL OWNER                          A SHARES       B SHARES      A SHARES     B SHARES     A SHARES     B SHARES
----------------------------------------------  -------------  -------------  -----------  -----------  -----------  -----------
James F. McCann(1)............................       --           36,605,105      --    %        91.0%      --    %        91.0%
Christopher G. McCann(2)......................       --            3,524,940      --              8.6       --              8.6
T. Guy Minetti(3).............................          9,600         20,000       *            *            *            *
Jeffrey C. Walker(4)..........................      4,065,022       --              22.9       --             17.1       --
David Beirne(5)...............................      7,399,080       --              48.1       --             34.6       --
Charles R. Lax(6).............................      3,836,560       --              25.0       --             17.9       --
Kevin J. O'Connor(7)..........................       --             --            --           --           --           --
Chase Venture Capital Associates(8)...........      4,065,022       --              22.9       --             17.1       --
Benchmark Capital Partners(9).................      7,399,080       --              48.1       --             34.6       --
SOFTBANK America Inc.(10).....................      3,836,560       --              25.0       --             17.9       --
Waelinvest S.A.(11)...........................      2,397,850       --              15.6       --             11.2       --
All directors and executive officers as a
  group (11 persons)(12)......................     15,310,262     38,150,045        86.3%        93.3%        64.5%        93.3%


------------------------


*   Indicates less than 1%.



(1) Includes (a) 2,000,000 shares of class B common stock held by a limited partnership, of which Mr. McCann is a general partner and exercises control,
    (b) an aggregate of 77,500 shares of class B common stock held by two trusts, over which Mr. McCann exercises control, and (c) 3,875,000 shares of class B common stock for which Mr. McCann disclaims beneficial ownership that is held by a limited partnership over which he does not exercise control.

(2) Includes (a) 2,000,000 shares of class B common stock held by a limited partnership, of which Mr. McCann is a general partner and exercises control and (b) 606,800 shares of class B common stock issuable upon the exercise of currently exercisable stock options. If the underwriters' over-allotment option is exercised in full, Mr. McCann will sell 50,000 shares in this offering. Accordingly, in this event, Mr. McCann would beneficially own 3,474,940 shares of class B common stock, representing 8.5% of our class B common stock outstanding, after this offering.



(3) Includes 20,000 shares of class B common stock issuable upon the exercise of currently exercisable stock options and options which vest within 60 days. The address of Mr. Minetti is c/o Bayberry Advisors, 70 West Red Oak Lane, White Plains, New York 10604.



(4) Includes 2,371,040 shares of class A common stock subject to a currently exercisable warrant. All shares indicated as owned by Mr. Walker are included because of Mr. Walker's affiliation with Chase Venture Capital Associates. Mr. Walker disclaims beneficial ownership of all shares owned by Chase. Mr. Walker's address is c/o Chase Venture Capital Associates, 380 Madison Avenue, 12th Floor, New York, New York 10017.



(5) All shares indicated as owned by Mr. Beirne are included because of Mr. Beirne's affiliation with the Benchmark entities. Mr. Beirne disclaims beneficial ownership of all shares owned by the Benchmark entities. Mr. Beirne's address is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, California.



(6) All shares indicated as owned by Mr. Lax are included because of Mr. Lax's affiliation with Softbank. Mr. Lax disclaims beneficial ownership of all shares owned by Softbank. Mr. Lax's address is c/o Softbank America Inc., 10 Langly Road, suite 202, Newton Center, Massachusetts 02159.



(7) Mr. O'Connor's address is c/o DoubleClick, Inc., 41 Madison Ave., 32(nd) Floor, New York, New York, 10019.



(8) Includes 2,371,040 shares of class A common stock subject to a currently exercisable warrant. The address of Chase is 380 Madison Avenue, 12th Floor, New York, New York 10017.



(9) Consists of (a) 951,870 shares of class A common stock owned by Benchmark Capital Partners II, L.P., (b) 2,543,170 shares of class A common stock owned by Benchmark Capital Partners III, L.P., and (c) 3,904,040 shares of class A common stock owned by Benchmark Investors III, L.P. Benchmark Capital Management Co. II, L.L.C. is the general partner of Benchmark Capital Partners II, L.P. and directs its investment decisions, and Benchmark Capital Management Co. III, L.L.C. is the general partner of Benchmark Capital Partners III, L.P. and Benchmark Investors III, L.P. and controls their investment decision. Both Benchmark Capital Management Co. II and Benchmark Capital Management Co. III are controlled by David Beirne, Bruce Dunlevie, J. William Gurley, Kevin Harvey, Robert Kagel and Andrew Rachleff. The address of the Benchmark entities is 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.



(10) SOFTBANK America Inc. is an indirect wholly-owned subsidiary of SOFTBANK Corp. Approximately 43.3% of the outstanding common stock of SOFTBANK Corp. is owned by Masayoshi Son. SOFTBANK's address is 10 Langley Road, Suite 202, Newton Center, Massachusetts 02159.



(11) Waelinvest is indirectly controlled by Mr. Bernard Arnault, who also controls, indirectly, LVMH Moet Hennessey Louis Vuitton S.A. The address of Waelinvest is 102 rue Waelhem, 1030 Brussels, Belgium.



(12) Includes 2,371,040 shares of class A common stock issuable upon exercise of a currently exercisable warrant and 626,800 shares of class B common stock issuable upon the exercise of currently exercisable stock options and options which vest within 60 days.

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL


    Our third amended and restated certificate of incorporation authorizes the issuance of up to 200,000,000 shares of class A common stock, par value $.01 per share, 200,000,000 shares of class B common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As shares of class B common stock are converted into shares of class A common stock, the number of shares classified as class B common stock will be reduced and the number of shares classified as class A common stock shall be increased on a one-for-one basis. Each outstanding share of preferred stock will be automatically converted into an equal number of shares of class A common stock upon completion of this offering and the simultaneous 10-for-1 stock split of our common stock. As of July 7, 1999, assuming the conversion of our preferred stock, 15,375,472 shares of class A common stock were outstanding and 40,246,205 shares of class B common stock were outstanding. As of July 7, 1999, we had 75 stockholders.


    No additional shares of class B common stock may be issued except (a) upon the exercise of stock options existing upon the closing of this offering or (b) in connection with a stock split or stock dividend on the class B common stock in which the class A common stock is similarly split or receives a similar dividend.

                                  COMMON STOCK


    Holders of our class A and class B common stock have identical rights, except that holders of class A common stock are entitled to one vote for each share held of record and holders of class B common stock are entitled to 10 votes for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights. Holders of class A common stock and class B common stock vote together as a single class on all matters presented to the stockholders for their vote or approval, except as may be required by Delaware law. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. Each share of class B common stock shall convert automatically into one share of class A common stock upon transfer, with limited exceptions for related party and estate planning transfers. Once transferred and converted to class A common stock, the class B common stock shall be terminated and shall not be reissued. None of the class A common stock or the class B common stock may be subdivided or combined in any manner unless the shares of the other class are subdivided or combined in the same proportion. The class B common stock is not subject to any restrictions on transfer, except as imposed by the federal securities laws and upon execution of lock-up agreements. The class B common stock is not being registered under the federal securities laws in this offering and we have no plans to do so in the future.


    Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of 1-800-FLOWERS.COM, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after payment of all of our liabilities and the liquidation preferences of any preferred stock then outstanding. Holders of common stock have no preemptive or subscription rights and no conversion rights except as described above. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of class A common stock are, and the shares of class A common stock sold in this offering when issued and paid for will be, fully paid and non-assessable.

    The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. After the closing of this offering, there will be no shares of preferred stock outstanding.

                                PREFERRED STOCK

    Our board of directors has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance may also have the effect of delaying, deferring or preventing a change in control of 1-800-FLOWERS.COM. We have no plans to issue any preferred stock.

                              REGISTRATION RIGHTS


    We have entered into an investors' rights agreement with Waelinvest, SOFTBANK, Benchmark, Chase, James F. McCann, Christopher G. McCann and other investors. Under this agreement, these parties will have the right to require us to register shares of class A common stock they own, or will own upon the conversion of their preferred stock at the closing of this offering, on various occasions. An aggregate of 53,269,757 shares of class A common stock can be registered under the agreement. One year after the completion of this offering, a majority in interest of the parties to the agreement other than Messrs. McCann and 1-800-FLOWERS.COM will have the right to require us on one occasion to register their stock. In addition, one year after this offering, these investors, as well as Messrs. McCann, have the right to require us to register their shares of stock at any time we propose to register any of our common stock for offerings to the public. The investors and Messrs. McCann can also require us to register their shares on a registration statement on Form S-3 up to two times per year. These registration rights expire on the earlier of the third anniversary of this offering or the date on which all shares held by these parties can be sold under Rule 144 under the Securities Act of 1933, as amended, and are subject to customary limitations. We have agreed to pay the offering expenses in connection with the registration of these shares, other than underwriters' commissions.



                                    WARRANT



    We have issued a warrant to purchase an aggregate of 2,371,040 shares of class A common stock to Chase Capital Partners for a nominal purchase price. The exercise price and number and kind of shares are subject to adjustment upon a stock split, stock dividend or other recapitalization of our common stock. The warrant does not give Chase any voting or other rights until exercised for shares of class A common stock.



CHARTER AND BYLAWS PROVISIONS AND DELAWARE LAWS RELATING TO ANTI-TAKEOVER PROTECTION


    We are subject to Section 203 of the Delaware General Corporation Law, or DGCL, regulating corporate takeovers. This section prevents Delaware corporations from engaging under specified circumstances in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder", or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder" unless:

    - the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained this status;

    - upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

    - on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.


    Our third amended and restated certificate of incorporation provides that our board of directors is divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of 1-800-FLOWERS.COM and may maintain the incumbency of the board of directors, because the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. In addition, our third amended and restated certificate of incorporation provides that directors be removed only for cause and only by the vote of the holders of 66.67% of the combined voting power of the outstanding class A and class B common stock, which also increases the difficulty of replacing a majority of directors. Our third amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and our amended and restated bylaws eliminate the right of stockholders to call special meetings of stockholders. The third amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of 1-800-FLOWERS.COM. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of 1-800-
FLOWERS.COM. The amendment of any of these provisions requires approval by holders of at least 66.67% of the combined voting power of the outstanding class A and class B common stock.


INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.


    Our third amended and restated certificate of incorporation provides for indemnification of our directors and officers against, and absolution of, liability to us and our stockholders. We maintain directors' and officers' liability insurance covering liabilities that may be incurred by our directors and officers in connection with the performance of their duties.


                          TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for the class A common stock is ChaseMellon Shareholder Services, L.L.C.


                                    LISTING

    We have applied to list our class A common stock on the Nasdaq National Market under the trading symbol "FLWS".

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our class A common stock in the public market could adversely affect prevailing market prices of our class A common stock and our ability to raise equity capital in the future.


    Upon completion of this offering, we will have outstanding an aggregate of 21,375,472 shares of our class A common stock, assuming no exercise of the underwriters' over-allotment option, and 40,246,205 shares of class B common stock, assuming no exercise of outstanding options. Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. Each share of class B common stock shall convert automatically into one share of class A common stock upon their transfer, with limited exceptions for related party and estate planning transfers. Of the outstanding shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 55,621,677 shares of class A and class B common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.


                               LOCK-UP AGREEMENTS


    All of our directors, officers and key employees listed in the section of this prospectus entitled "Management" and stockholders, who together will hold an aggregate of 54,024,867 shares of class A or class B common stock, representing 97.1% of our common stock prior to this offering, have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:


    - with the prior written consent of Goldman, Sachs & Co.;

    - in the case of transfers to specified trusts; or

    - as a bona fide gift.

    As a result of these lock-up agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:


    - approximately 1,596,810 restricted securities will be eligible for immediate sale on the date of this prospectus;



    - approximately 704,050 restricted securities will be eligible for sale beginning 90 days after the date of this prospectus, subject in some cases to compliance with Rule 144;



    - approximately 38,649,395 additional restricted securities will be eligible for sale beginning 180 days after the effective date of this offering upon expiration of the lock-up agreements, subject in some cases to compliance with Rule 144; and


    - the remainder of the restricted securities will be eligible for sale from time to time thereafter, subject in some cases to compliance with Rule 144.

                                    RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of class A common stock then outstanding, which will equal approximately 213,755 shares immediately after this offering; or


    - the average weekly trading volume of the class A common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.


    Sales under Rule 144 are also subject to manner of sale requirements and notice requirements and to the availability of current public information about us.


                                  RULE 144(K)

    Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                                    RULE 701


    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us under a compensatory stock plan or other written agreement is eligible to resell the shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with restrictions, including the holding period, contained in Rule 144.


                              REGISTRATION RIGHTS


    One year after completion of this offering, the holders of 53,269,757 shares of our class A common stock or their permitted transferees will be entitled to require us to register their shares under the Securities Act. See "Description of Capital Stock-Registration Rights".


                                 STOCK OPTIONS


    Immediately after this offering, we intend to file a registration statement under the Securities Act covering 1,237,500 shares of class A common stock that may be issued upon the conversion of class B common stock reserved for issuance under our 1997 Stock Plan and the 9,900,000 shares of class A common stock that may be issued under our 1999 stock incentive plan. As of July 7, 1999, options to purchase 1,237,500 shares of class B common stock were issued and outstanding and options to purchase 200,000 shares of class A common stock were issued and outstanding. Such registration statement is expected to be filed and effective as soon as practicable after the effective date of this offering.



    Upon the expiration of the lock-up agreements described above, at least 769,050 shares of class B common stock will be subject to vested options, based on options outstanding as of July 7, 1999. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.


                                 LEGAL MATTERS


    The validity of the class A common stock offered hereby will be passed upon for 1-800-FLOWERS.COM by Brobeck, Phleger & Harrison LLP, New York, New York. Brobeck, Phleger & Harrison LLP currently owns 9,600 shares of series A preferred stock, and Alexander D. Lynch, a partner of Brobeck, Phleger & Harrison LLP, currently owns 8,640 shares of series A preferred stock. The underwriters are represented on legal matters related to this offering by Hale and Dorr LLP, Boston, Massachusetts.

                                    EXPERTS


    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at March 28, 1999, June 28, 1998 and June 29, 1997, and for the nine months ended March 28, 1999 and for each of the three years in the period ended June 28, 1998, as set forth in their reports. We have included our consolidated financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.


    The consolidated financial statements of The Plow & Hearth, Inc. as of December 31, 1996 and December 31, 1997 and for the years ended December 31, 1996 and December 31, 1997 included in this prospectus have been so included in reliance upon the report of KPMG LLP, independent certified public accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION


    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the class A common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to 1-800-FLOWERS.COM and the class A common stock, reference is made to the registration statement and the exhibits and schedules thereto.


    You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

    We intend to furnish to our stockholders annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.


                                   TRADEMARKS



    We have applied for or received trademark and/or service mark registration for, among others, the marks "1-800-FLOWERS.COM", "1-800-FLOWERS", and "Plow & Hearth". All other trademarks and service marks used in this prospectus are the property of their respective owners.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                              PAGE
                                                                              ----

1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

Report of Independent Auditors..............................................  F-2

Consolidated Balance Sheets as of June 29, 1997, June 28, 1998 and March 28,
  1999......................................................................  F-3

Consolidated Statements of Operations for the years ended June 30, 1996,
  June 29, 1997 and June 28, 1998 and the nine months ended March 29, 1998
  (unaudited) and March 28, 1999............................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended June 30, 1996, June 29, 1997 and June 28, 1998 and the nine months ended March 28, 1999......................................................  F-5

Consolidated Statements of Cash Flows for the years ended June 30, 1996,
  June 29, 1997 and June 28, 1998 and the nine months ended March 29, 1998
  (unaudited) and March 28, 1999............................................  F-6

Notes to Consolidated Financial Statements..................................  F-7

THE PLOW & HEARTH, INC.

Independent Auditors' Report................................................  F-29

Consolidated Balance Sheets as of December 31, 1996 and 1997................  F-30

Consolidated Statements of Income for the years ended December 31, 1996 and
  1997 and the three months ended March 31, 1997 and 1998 (unaudited).......  F-31

Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998
  (unaudited)...............................................................  F-32

Consolidated Statements of Cash Flows for the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998 (unaudited)...  F-33

Notes to Consolidated Financial Statements..................................  F-34

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited Pro Forma Consolidated Statement of Operations for the
  year ended June 28, 1998..................................................  F-45

Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended March 29, 1998......................................................  F-46

Notes to Unaudited Pro Forma Consolidated Statements of Operations..........  F-47

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders of
1-800-FLOWERS.COM, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of 1-800-FLOWERS.COM, Inc. and Subsidiaries (the "Company") as of March 28, 1999, June 28, 1998 and June 29, 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the nine months ended March 28, 1999 and for each of the three years in the period ended June 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of 1-800-FLOWERS.COM, Inc. and Subsidiaries at March 28, 1999, June 28, 1998 and June 29, 1997, and the consolidated results of their operations and their cash flows for the nine months ended March 28, 1999 and for each of the three years in the period ended June 28, 1998, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP


Melville, New York
May 20, 1999, except for the second
paragraph
  of Note 12--Capital Transactions as
to which
  the date is              , 1999


      -------------------------------------------------------------------


    The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in the second paragraph of Note 12--Capital Transactions to the consolidated financial statements.



                                          Ernst & Young LLP



Melville, New York
July 9, 1999

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                   JUNE 29, 1997    JUNE 28, 1998   MARCH 28, 1999
                                                                  ---------------  ---------------  ---------------
ASSETS
Current assets:
  Cash and equivalents..........................................     $  11,443        $   8,873        $   2,632
  Short-term investments........................................         3,210            5,034               --
  Receivables, net..............................................         6,520            8,432           10,966
  Inventories...................................................           786            4,971            8,060
  Prepaid and other.............................................           538            1,026            1,318
  Recoverable income taxes......................................            --               --            3,217
  Deferred tax assets...........................................           738            1,637            1,175
                                                                  ---------------  ---------------  ---------------
      Total current assets......................................        23,235           29,973           27,368
Property, plant and equipment at cost, net......................         8,486           19,379           24,832
Investments.....................................................         2,854            1,383              987
Capitalized investment in leases................................         2,149            1,837            1,529
Notes receivable, net...........................................         1,243              902              780
Goodwill, net of accumulated amortization of $146 in 1997, $534
  in 1998 and $1,384 in 1999....................................         1,274           22,725           21,671
Investment in licenses, net of accumulated amortization of $837
  in 1997, $1,175 in 1998 and $1,418 in 1999....................         4,090            3,752            3,509
Other...........................................................           799            1,795            5,923
                                                                  ---------------  ---------------  ---------------
Total assets....................................................     $  44,130        $  81,746        $  86,599
                                                                  ---------------  ---------------  ---------------
                                                                  ---------------  ---------------  ---------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..............................................     $  15,448        $  20,790        $  27,037
  Accrued expenses..............................................         2,625            3,101            4,321
  Current maturities of long-term debt and obligations under
    capital leases..............................................         2,055            3,287            5,500
  Income taxes payable..........................................         1,132              845               --
                                                                  ---------------  ---------------  ---------------
      Total current liabilities.................................        21,260           28,023           36,858
Long-term debt and obligations under capital leases.............         6,591           22,463           28,148
Deferred tax liabilities........................................           168            1,332              237
Deferred rent and other liabilities.............................         2,697            2,904            3,955
Management put liability........................................            --            8,660            6,300
                                                                  ---------------  ---------------  ---------------
Total liabilities...............................................        30,716           63,382           75,498
Redeemable Class C common stock, $.01 par value, 100,000 shares authorized, 34,822 shares issued and outstanding, stated at
  liquidation and redemption value..............................        16,084           17,692           19,020
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred stock, $.01 par value, 10,000,000 shares authorized,
    none issued.................................................            --               --               --
  Class A common stock, $.01 par value, 200,000,000 shares
    authorized, 480,870 shares issued...........................             5                5                5
  Class B common stock, $.01 par value, 200,000,000 shares
    authorized, 48,849,927 shares issued........................           488              488              488
  Additional paid-in capital....................................         1,739            1,739            3,419
  Accumulated other comprehensive income........................             5               14               --
  Retained earnings (deficit)...................................        (1,932)           1,534           (7,148)
  Deferred compensation.........................................            --               --           (1,575)
  Treasury stock, at cost--51,400 Class A and 5,140,000 Class B shares in 1997 and 52,800 Class A and 5,280,000 Class B
    shares in 1998 and 1999.....................................        (2,975)          (3,108)          (3,108)
                                                                  ---------------  ---------------  ---------------
      Total stockholders' equity (deficit)......................        (2,670)             672           (7,919)
                                                                  ---------------  ---------------  ---------------
Total liabilities and stockholders' equity (deficit)............     $  44,130        $  81,746        $  86,599
                                                                  ---------------  ---------------  ---------------
                                                                  ---------------  ---------------  ---------------


SEE ACCOMPANYING NOTES.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                        YEARS ENDED                           NINE MONTHS ENDED
                                       ----------------------------------------------  --------------------------------
                                       JUNE 30, 1996   JUNE 29, 1997   JUNE 28, 1998   MARCH 29, 1998   MARCH 28, 1999
                                       --------------  --------------  --------------  ---------------  ---------------
                                                                                         (UNAUDITED)
Net revenues.........................    $  153,128      $  186,430      $  220,592       $ 146,217        $ 203,668
Cost of revenues.....................        92,820         115,078         136,966          91,773          123,738
                                       --------------  --------------  --------------  ---------------  ---------------
Gross profit.........................        60,308          71,352          83,626          54,444           79,930
Operating expenses:
  Marketing and sales................        42,952          47,464          55,417          38,089           67,204
  Technology and development.........           851           1,411           1,794           1,128            5,207
  General and administrative.........        11,556          12,338          15,832          10,315           10,528
  Depreciation and amortization......         2,247           3,287           4,168           2,768            6,043
                                       --------------  --------------  --------------  ---------------  ---------------
      Total operating expenses.......        57,606          64,500          77,211          52,300           88,982
                                       --------------  --------------  --------------  ---------------  ---------------
Operating income (loss)..............         2,702           6,852           6,415           2,144           (9,052)
Other income (expense):
  Interest income....................         1,205           1,121           1,290             812              702
  Interest expense...................        (1,444)           (912)         (1,177)           (720)          (1,863)
  Other, net.........................            30             465           1,541           1,637               32
                                       --------------  --------------  --------------  ---------------  ---------------
      Total other income (expense)...          (209)            674           1,654           1,729           (1,129)
                                       --------------  --------------  --------------  ---------------  ---------------
Income (loss) before income taxes and
  minority interests.................         2,493           7,526           8,069           3,873          (10,181)
Provision (benefit) for income
  taxes..............................         1,255           3,135           3,181           1,515           (2,926)
                                       --------------  --------------  --------------  ---------------  ---------------
Income (loss) before minority
  interests..........................         1,238           4,391           4,888           2,358           (7,255)
Minority interests in operations of
  consolidated subsidiaries..........            59              (4)            186              38              (99)
                                       --------------  --------------  --------------  ---------------  ---------------
Net income (loss)....................         1,297           4,387           5,074           2,396           (7,354)
Redeemable Class C common stock
  dividends..........................        (1,029)         (1,462)         (1,608)         (1,206)          (1,328)
                                       --------------  --------------  --------------  ---------------  ---------------
Net income (loss) applicable to
  common stockholders................    $      268      $    2,925      $    3,466       $   1,190        $  (8,682)
                                       --------------  --------------  --------------  ---------------  ---------------
                                       --------------  --------------  --------------  ---------------  ---------------
Net income (loss) per common share
  applicable to common stockholders:
  Basic..............................    $     0.01      $     0.07      $     0.08       $    0.03        $   (0.20)
                                       --------------  --------------  --------------  ---------------  ---------------
                                       --------------  --------------  --------------  ---------------  ---------------
  Diluted............................    $     0.01      $     0.06      $     0.07       $    0.03        $   (0.20)
                                       --------------  --------------  --------------  ---------------  ---------------
                                       --------------  --------------  --------------  ---------------  ---------------
Shares used in the calculation of net
  income (loss) per common share:
  Basic..............................        47,050          44,140          44,120          44,140           44,000
                                       --------------  --------------  --------------  ---------------  ---------------
                                       --------------  --------------  --------------  ---------------  ---------------
  Diluted............................        49,420          46,740          46,610          46,750           44,000
                                       --------------  --------------  --------------  ---------------  ---------------
                                       --------------  --------------  --------------  ---------------  ---------------


SEE ACCOMPANYING NOTES.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
YEARS ENDED JUNE 30, 1996, JUNE 29, 1997 AND JUNE 28, 1998 AND NINE MONTHS ENDED
                                 MARCH 28, 1999
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      COMMON STOCK
                                     -----------------------------------------------
                                                                                                       ACCUMULATED
                                            CLASS A                  CLASS B          ADDITIONAL          OTHER          RETAINED
                                     ----------------------  -----------------------    PAID-IN       COMPREHENSIVE      EARNINGS
                                      SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL          INCOME          (DEFICIT)
                                     ---------  -----------  ----------  -----------  -----------  -------------------  -----------
Balance at July 2, 1995............    480,870   $       5   48,087,000   $     481    $   1,253        $      70        $  (5,125)
Issuance of warrants...............         --          --           --          --          492               --               --
Issuance of common stock...........         --          --      762,927           7           (6)              --               --
Accrual of Redeemable Class C
  common stock dividends...........         --          --           --          --           --               --           (1,029)
Purchase of treasury stock.........         --          --           --          --           --               --               --
Comprehensive income:
  Net income.......................         --          --           --          --           --               --            1,297
  Unrealized loss on marketable
    securities.....................         --          --           --          --           --              (85)              --
    Total comprehensive income.....         --          --           --          --           --               --               --
                                     ---------       -----   ----------       -----   -----------             ---       -----------
Balance at June 30, 1996...........    480,870           5   48,849,927         488        1,739              (15)          (4,857)
Accrual of Redeemable Class C
  common stock dividends...........         --          --           --          --           --               --           (1,462)
Comprehensive income:
  Net income.......................         --          --           --          --           --               --            4,387
  Unrealized gain on marketable
    securities.....................         --          --           --          --           --               20               --
    Total comprehensive income.....         --          --           --          --           --               --               --
                                     ---------       -----   ----------       -----   -----------             ---       -----------
Balance at June 29, 1997...........    480,870           5   48,849,927         488        1,739                5           (1,932)
Accrual of Redeemable Class C
  common stock dividends...........         --          --           --          --           --               --           (1,608)
Purchase of treasury stock.........         --          --           --          --           --               --               --
Comprehensive income:
  Net income.......................         --          --           --          --           --               --            5,074
  Unrealized gain on marketable
    securities.....................         --          --           --          --           --                9               --
    Total comprehensive income.....         --          --           --          --           --               --               --
                                     ---------       -----   ----------       -----   -----------             ---       -----------
Balance at June 28, 1998...........    480,870           5   48,849,927         488        1,739               14            1,534
Accrual of Redeemable Class C
  common stock dividends...........         --          --           --          --           --               --           (1,328)
Employee stock options.............         --          --           --          --        1,680               --               --
Amortization of deferred
  compensation.....................         --          --           --          --           --               --               --
Comprehensive loss:
  Net loss.........................         --          --           --          --           --               --           (7,354)
  Unrealized loss on marketable
    securities.....................         --          --           --          --           --              (14)              --
    Total comprehensive loss.......         --          --           --          --           --               --               --
                                     ---------       -----   ----------       -----   -----------             ---       -----------
Balance at March 28, 1999..........    480,870   $       5   48,849,927   $     488    $   3,419        $      --        $  (7,148)
                                     ---------       -----   ----------       -----   -----------             ---       -----------
                                     ---------       -----   ----------       -----   -----------             ---       -----------


                                                                                   TOTAL
                                                          TREASURY STOCK       STOCKHOLDERS'
                                        DEFERRED      ----------------------      EQUITY
                                      COMPENSATION     SHARES      AMOUNT        (DEFICIT)
                                     ---------------  ---------  -----------  ---------------
Balance at July 2, 1995............     $      --            --   $      --      $  (3,316)
Issuance of warrants...............            --            --          --            492
Issuance of common stock...........            --            --          --              1
Accrual of Redeemable Class C
  common stock dividends...........            --            --          --         (1,029)
Purchase of treasury stock.........            --     5,191,400      (2,975)        (2,975)
Comprehensive income:
  Net income.......................            --            --          --          1,297
  Unrealized loss on marketable
    securities.....................            --            --          --            (85)
                                                                                   -------
    Total comprehensive income.....            --            --          --          1,212
                                          -------     ---------  -----------       -------
Balance at June 30, 1996...........            --     5,191,400      (2,975)        (5,615)
Accrual of Redeemable Class C
  common stock dividends...........            --            --          --         (1,462)
Comprehensive income:
  Net income.......................            --            --          --          4,387
  Unrealized gain on marketable
    securities.....................            --            --          --             20
                                                                                   -------
    Total comprehensive income.....            --            --          --          4,407
                                          -------     ---------  -----------       -------
Balance at June 29, 1997...........            --     5,191,400      (2,975)        (2,670)
Accrual of Redeemable Class C
  common stock dividends...........            --            --          --         (1,608)
Purchase of treasury stock.........            --       141,400        (133)          (133)
Comprehensive income:
  Net income.......................            --            --          --          5,074
  Unrealized gain on marketable
    securities.....................            --            --          --              9
                                                                                   -------
    Total comprehensive income.....            --            --          --          5,083
                                          -------     ---------  -----------       -------
Balance at June 28, 1998...........            --     5,332,800      (3,108)           672
Accrual of Redeemable Class C
  common stock dividends...........            --            --          --         (1,328)
Employee stock options.............        (1,680)           --          --             --
Amortization of deferred
  compensation.....................           105            --          --            105
Comprehensive loss:
  Net loss.........................            --            --          --         (7,354)
  Unrealized loss on marketable
    securities.....................            --            --          --            (14)
                                                                                   -------
    Total comprehensive loss.......            --            --          --         (7,368)
                                          -------     ---------  -----------       -------
Balance at March 28, 1999..........     $  (1,575)    5,332,800   $  (3,108)     $  (7,919)
                                          -------     ---------  -----------       -------
                                          -------     ---------  -----------       -------


SEE ACCOMPANYING NOTES.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                    YEARS ENDED                  NINE MONTHS ENDED
                                                        -----------------------------------  -------------------------
                                                         JUNE 30,     JUNE 29,    JUNE 28,    MARCH 29,     MARCH 28,
                                                           1996         1997        1998         1998         1999
                                                        -----------  -----------  ---------  ------------  -----------

                                                                                             (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss).....................................   $   1,297    $   4,387   $   5,074   $    2,396    $  (7,354)
Reconciliation of net income (loss) to net cash
  provided by (used in) operations:
  Depreciation and amortization.......................       2,247        3,287       4,168        2,768        6,043
  Deferred income taxes...............................         645         (170)        265          126         (633)
  Management put liability............................          --           --       1,631           --       (1,631)
  Bad debt expense....................................         319          553         383          235          231
  Minority interests..................................         (59)           4        (186)         (38)          99
  Issuance of warrants................................         492           --          --           --           --
  Amortization of deferred compensation...............          --           --          --           --          105
  Loss on disposal of equipment and other.............          --           --         313           --          151
  Changes in operating items, excluding the effects of
    acquisitions:
    Working capital items.............................         891        2,547        (284)      (3,229)      (2,741)
    Nonworking capital items..........................         (13)          56      (1,864)      (1,493)      (3,972)
                                                        -----------  -----------  ---------  ------------  -----------
      NET CASH PROVIDED BY (USED IN) OPERATING
        ACTIVITIES....................................       5,819       10,664       9,500          765       (9,702)
                                                        -----------  -----------  ---------  ------------  -----------
INVESTING ACTIVITIES:
Acquisitions, net of cash acquired....................          --       (1,057)    (15,206)        (939)          --
Proceeds on sale of retail operations.................          --           83          --           --           --
Capital expenditures, net of noncash
  expenditures--$2,071, $1,114, $561, $245 and $3,009,
  for fiscal 1996, 1997, 1998 and nine months ended
  March 29, 1998 and March 28, 1999, respectively.....      (2,890)      (1,814)    (10,302)      (2,965)      (7,254)
Purchases of investments..............................        (741)      (4,382)     (4,050)      (3,447)          --
Sales and maturities of investments...................          --        3,077       3,754        2,647        5,428
Notes receivable, net.................................         (47)         (97)        341         (650)         122
Other, net............................................        (336)          --          --           --           --
                                                        -----------  -----------  ---------  ------------  -----------
      NET CASH USED IN INVESTING ACTIVITIES...........      (4,014)      (4,190)    (25,463)      (5,354)      (1,704)
                                                        -----------  -----------  ---------  ------------  -----------
FINANCING ACTIVITIES:
Proceeds from bank borrowings.........................          --           --      15,500           --       32,402
Acquisition of treasury stock.........................      (2,975)          --        (133)          --           --
Payments of capital lease obligations.................      (1,032)      (1,408)     (1,648)      (1,523)      (1,062)
Payments of related party debt........................      (1,886)          --          --           --           --
Repayment of notes payable............................         (48)        (262)       (326)        (231)     (26,175)
                                                        -----------  -----------  ---------  ------------  -----------
      NET CASH (USED IN) PROVIDED BY FINANCING
        ACTIVITIES....................................      (5,941)      (1,670)     13,393       (1,754)       5,165
                                                        -----------  -----------  ---------  ------------  -----------
Net change in cash and equivalents....................      (4,136)       4,804      (2,570)      (6,343)      (6,241)
Cash and equivalents:
  Beginning of period.................................      10,775        6,639      11,443       11,443        8,873
                                                        -----------  -----------  ---------  ------------  -----------
  End of period.......................................   $   6,639    $  11,443   $   8,873   $    5,100    $   2,632
                                                        -----------  -----------  ---------  ------------  -----------
                                                        -----------  -----------  ---------  ------------  -----------


SEE ACCOMPANYING NOTES.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 28, 1999

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS


    1-800-FLOWERS.COM, Inc. is a leading e-commerce provider of floral products and gifts. Customers can purchase products through any of three sales channels: online, by calling toll-free and by visiting one of 123 retail stores (owned or franchised) located across the United States. 1-800-FLOWERS.COM has broadened its product lines to include home and garden merchandise through its acquisition of The Plow & Hearth, Inc. in April 1998 (see Note 3).


2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION


    The consolidated financial statements include the accounts of 1-800-FLOWERS.COM and its wholly-owned and majority-owned subsidiaries and partnerships. All significant intercompany balances and transactions have been eliminated in consolidation.


INTERIM FINANCIAL STATEMENTS


    The financial statements for the nine months ended March 29, 1998, have been prepared by 1-800-FLOWERS.COM without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations and cash flows for the nine months ended March 29, 1998 have been made. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or eliminated. The results of operations for the nine months ended March 28, 1999, are not necessarily indicative of the results to be expected for any future interim period or for the year ending June 27, 1999.


USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND EQUIVALENTS

    Cash and equivalents consist of demand deposits with banks, highly liquid money market funds, overnight repurchase agreements and commercial paper with maturities of three months or less when purchased.

RECEIVABLES AND CONCENTRATION OF CREDIT RISK


    Concentration of credit risk with respect to accounts receivable are limited due to 1-800-FLOWERS.COM's large number of customers and their dispersion substantially throughout the United States. A substantial portion of receivables are related to balances owed by major credit

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


card companies. The timing of the related cash realization and fees accrued are determined based upon agreements with these companies. Credit is also extended to customers based upon an evaluation of the customer's financial condition and collateral is generally not required. Allowances relating to accounts receivable (June 29, 1997--$509,000, June 28, 1998--$784,000 and March 28, 1999--$998,000)
have been recorded based upon previous experience and other relevant factors, in addition to management's periodic evaluation. Credit losses have been within management's expectations.

INVENTORIES

    Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method of accounting.


DEFERRED CATALOG COSTS



    1-800-FLOWERS.COM capitalizes the costs of producing and distributing its catalogs. These costs are amortized in direct proportion with actual sales from the corresponding catalog over a period not to exceed twenty-six weeks. No costs were deferred at June 29, 1997. The unamortized balance of deferred catalog costs at June 28, 1998 and March 28, 1999 was approximately $669,000 and $1,772,000, respectively, and is included in other non-current assets.


DEPRECIATION AND AMORTIZATION

    Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Amortization of assets held under capital leases is calculated using the straight-line method over the estimated useful life of the asset. Amortization of leasehold improvements is calculated using the straight-line method over the shorter of the lease terms, including renewal options expected to be exercised, or estimated useful lives of the improvements. The useful lives of property, plant and equipment are as follows:

                                                                                         YEARS
                                                                                      -----------
Building............................................................................          40
Leasehold improvements..............................................................       15-20
Furniture, fixtures and equipment (including computer equipment, software
  development costs and telecommunication equipment)................................         3-5


COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE



    1-800-FLOWERS.COM follows the provisions of Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE, which requires the capitalization of costs incurred in connection with developing or obtaining software for internal use. These costs are amortized over a period of three years, the estimated useful life of the software. The useful life of Internet and Web site development costs is less than one year and, accordingly, are expensed as incurred. No costs for computer software developed for internal use were capitalized during the year ended June 30, 1996. Capitalized computer software developed for

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

internal use approximated $828,000, $5,169,000, $3,860,000 and $626,000 for the
years ended June 29, 1997 and June 28, 1998 and for the nine months ended March 29, 1998 and March 28, 1999, respectively.


INVESTMENTS



    1-800-FLOWERS.COM's investments, consisting primarily of debt and equity securities, are classified as available-for-sale and are stated at fair value, with unrealized gains and losses, net of tax, reported in accumulated other comprehensive income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in other income. The cost of investments sold is determined using the specific identification method. Estimated fair values of investments are based on quoted market prices at the end of each accounting period. Interest, dividends and other distributions of earnings are included in other income.


NOTES RECEIVABLE


    Notes receivable are principally the result of (i) an acquired entity's land and building sales from prior years, which mature through 2011 and bear interest at rates ranging from 8% to 11% per annum; (ii) converting past due franchise receivables into three-year promissory notes bearing interest of up to 10% per annum; (iii) the sale of 1-800-FLOWERS.COM-owned stores to new franchisees; (iv) the resale of franchises and (v) license fees associated with termination agreements designed to compensate 1-800-FLOWERS.COM for the loss of future license fees. Gains resulting from the sale of stores described in (iii) and the transactions in (iv) above have been deferred and are included in other liabilities and will be recognized over the life of the related notes. The balance of deferred gains at June 29, 1997, June 28, 1998 and March 28, 1999 are approximately $233,000, $127,000 and $103,000, respectively. Allowances relating to such notes (1997--$423,000, 1998--$593,000 and, 1999--$258,000) have been recorded based upon previous experience and management's periodic evaluation of other relevant factors.



LICENSES AND GOODWILL



    Licenses represent the fair value of franchise agreements acquired in 1-800-FLOWERS.COM's acquisition of Amalgamated Consolidated Enterprises, Inc. and are amortized on a straight-line basis over a 16-year period.


    Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Amortization expense relating to goodwill is amortized on a straight-line basis over periods ranging from 15 to 20 years.

FAIR VALUES OF FINANCIAL INSTRUMENTS


    The recorded amounts of 1-800-FLOWERS.COM's cash and equivalents, notes and accounts receivable, accounts payable, and accrued liabilities approximate their fair values principally because of the short-term nature of the significant items. The fair value of 1-800-FLOWERS.COM's long-term obligations are estimated based on the current rates offered to 1-800-FLOWERS.COM for

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


obligations of similar terms and maturities. Under this method, 1-800-FLOWERS.COM's fair value of long-term obligations was not significantly different than the stated values at June 29, 1997, June 28, 1998 and March 28, 1999.


REVENUE RECOGNITION


    Net revenues are generated by online, telephonic and retail fulfillment operations and primarily consist of the selling price of merchandise, net of returns and credits, and include customer service and shipping charges. Net revenues are recognized upon delivery of the order to the recipient of floral products and upon shipment of non-floral products. 1-800-FLOWERS.COM provides an allowance for sales returns in the period of sale, based upon historical experience.


COST OF REVENUES

    Cost of revenues consists primarily of florist fulfillment costs (fees paid to wire services that serve as clearinghouses for floral orders, net of rebates), the cost of floral and non-floral merchandise sold from inventory or through third parties, and the associated costs of inbound freight and outbound shipping. Additionally, cost of revenues includes labor and facility costs related to wholesale operations.

MARKETING AND SALES

    Marketing and sales expenses consist primarily of advertising and promotional expenditures, catalog costs, fees paid to strategic online partners, fulfillment (other than costs included in cost of revenues) and customer service center expenses as well as payroll and non-payroll related expenses for those areas engaged in marketing, selling, merchandising, customer service and fulfillment activities. All such marketing and sales costs are expensed when incurred.


    In accordance with Statement of Position 93-7, REPORTING OF ADVERTISING COSTS, 1-800-FLOWERS.COM expenses all advertising costs at the time the advertisement is first shown. Advertising expense (including the amortization of deferred catalog costs of approximately $2,604,000, $0 and $13,771,000 for the year ended June 28, 1998 and for the nine months ended March 29, 1998 and March 28, 1999, respectively) was approximately $15,100,000, $16,700,000, $16,691,000,
$11,421,000 and $27,581,000 for the years ended June 30, 1996, June 29, 1997 and
June 28, 1998 and for the nine months ended March 29, 1998 and March 28, 1999, respectively.


TECHNOLOGY AND DEVELOPMENT

    Technology and development expenses consist primarily of the payroll and operating expenses for the information technology group, maintenance, support and licensing costs pertaining to the order entry, customer service, fulfillment and database systems as well as all costs associated with the Web site, including designing, developing and third party hosting. All such technology and development costs are expensed as incurred.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LONG-LIVED ASSETS


    When impairment indicators are present, 1-800-FLOWERS.COM reviews the carrying value of its assets in determining the ultimate recoverability of their unamortized values using future undiscounted cash flow analysis expected to be generated by the asset. If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the future discounted cash flows. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.



    1-800-FLOWERS.COM evaluates the periods of amortization continually in determining whether later events and circumstances warrant revised estimates of useful lives. If estimates are changed, the unamortized costs will be allocated to the increased or reduced number of remaining periods in the revised useful life.


INCOME TAXES

    Income taxes are provided using the liability method. Accordingly, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial statement and income tax purposes, as determined under enacted tax laws and rates that will be in effect when the differences are expected to reverse.


STOCK-BASED COMPENSATION



    1-800-FLOWERS.COM accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION.


SEGMENT DISCLOSURES


    Effective June 29, 1998, 1-800-FLOWERS.COM adopted Statement of Financial Accounting Standards No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. Statement 131 superseded Statement of Financial Accounting Standards No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. 1-800-FLOWERS.COM operates in one business segment through any of its three access channels. The adoption of Statement 131 did not affect 1-800-FLOWERS.COM's consolidated results of operations or financial position.



    For the years ended June 29, 1997 and June 28, 1998 and for the nine months ended March 28, 1999, the flowers and plants products category represented 92.1%, 86.9% and 72.2% of total net revenues, respectively. Additionally, for the nine months ended March 28, 1999, the home category represented 10.0% of total net revenues.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPREHENSIVE INCOME


    Effective June 29, 1998, 1-800-FLOWERS.COM adopted Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on 1-800-FLOWERS.COM's net income (loss) or stockholders' equity (deficit). Statement 130 requires unrealized gains or losses on 1-800-FLOWERS.COM's available-for-sale securities, which prior to adoption was reported separately in stockholders' equity, to be included in comprehensive income. The related tax effect on comprehensive income is not material for the periods presented. Prior year consolidated financial statements have been restated to conform to the requirements of Statement 130.


3. ACQUISITIONS


    During the three years ended June 28, 1998, 1-800-FLOWERS.COM made the acquisitions described below, each of which has been accounted for as a purchase. Accordingly, the consolidated financial statements include the operating results of each business from the respective date of acquisition. No acquisitions were consummated during the nine-month period ended March 28, 1999.


THE PLOW & HEARTH, INC.


    In April 1998, 1-800-FLOWERS.COM acquired 88% of the issued and outstanding shares of common stock of Plow & Hearth (70% of the fully diluted equity of Plow & Hearth due to the existence of 28,334 outstanding management stock options). Plow & Hearth is a catalog company located in Virginia. The acquisition price was $16,100,000, exclusive of the management put liability described below, of which $14,700,000 was financed through 1-800-FLOWERS.COM's credit agreement (see
Note 5). The purchase price has been allocated to the assets acquired and the liabilities assumed based on fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired of $19,600,000 has been recorded as goodwill and is being amortized over 20 years.



    1-800-FLOWERS.COM, Plow & Hearth and Plow & Hearth management shareholders and option holders entered into a stockholders' agreement effective with the acquisition. In accordance with the agreement, as amended, each management shareholder and option holder has the right to cause Plow & Hearth to purchase 12,668 shares of its outstanding stock and 28,344 stock options at a price contingent upon the operating profits of Plow & Hearth, with a minimum obligation upon either the death, disability or termination of employment of a management shareholder or option holder or the 60-day period commencing on April 3, 2002 and terminating on June 3, 2002. Accordingly, 1-800-FLOWERS.COM recorded a liability of $6,300,000 at the acquisition date. The liability at June 28, 1998 was adjusted to approximately $8,700,000 and, subsequently at March 28, 1999, to $6,300,000, based on the formula defined in the stockholders' agreement. This resulted in an increase and subsequent reduction of general and administrative expenses of approximately $1,631,000 for the year ended June 28, 1998 and the nine months ended March 28, 1999, respectively, reflecting the option holders percentage of the increase (decrease), with the remainder adjusted to goodwill. 1-800-FLOWERS.COM's minimum obligation under the put liability increases

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

3. ACQUISITIONS (CONTINUED)

to $8,400,000 upon the completion of an initial public offering of 1-800-FLOWERS.COM's common stock.



    Additionally, under Plow & Hearth's amended and restated stock option plan, 35,342 shares of unissued Plow & Hearth common stock are reserved for issuance. The aforementioned 28,334 management stock options are immediately exercisable and expire in February 2008. In April 1998, Plow & Hearth issued 3,504 stock options to management at an exercise price equal to the per share acquisition price of $153.65. These options do not contain the management stockholder put option as defined in the preceding paragraph. These options will expire ten years from the issuance date and vest ratably over five years.



    Concurrently with the acquisition of Plow & Hearth, 1-800-FLOWERS.COM also acquired an 85% interest in Plow & Hearth LP. Plow & Hearth owns the remaining 15%. Plow & Hearth LP owns the land and distribution center/office facility of Plow & Hearth and leases the facility to Plow & Hearth. The $800,000 purchase price has been allocated to the assets acquired and the liabilities assumed based on fair values at the date of acquisition. The purchase price approximates the estimated fair values of the net assets acquired, including the assumption of a $2,400,000 construction loan payable.



    The following table reflects unaudited pro forma results of operations of 1-800-FLOWERS.COM and Plow & Hearth on the basis that the acquisition had taken place at the beginning of the earliest period presented:


                                                                                             YEARS ENDED
                                                                                    ------------------------------
                                                                                    JUNE 29, 1997   JUNE 28, 1998
                                                                                    --------------  --------------

                                                                                      (IN THOUSANDS, EXCEPT PER
                                                                                             SHARE DATA)
Net revenues......................................................................   $    222,324    $    257,747
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Net income........................................................................   $      4,468    $      3,464
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Net income applicable to common stockholders......................................   $      3,006    $      1,856
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Net income per common share applicable to common stockholders:
  Basic...........................................................................   $       0.07    $       0.04
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Diluted.........................................................................   $       0.06    $       0.04
                                                                                    --------------  --------------
                                                                                    --------------  --------------
Shares used in the calculation of net income per common share:....................
  Basic...........................................................................         44,140          44,120
                                                                                    --------------  --------------
                                                                                    --------------  --------------
  Diluted.........................................................................         46,740          46,610
                                                                                    --------------  --------------
                                                                                    --------------  --------------



    The unaudited pro forma consolidated results of operations are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated on July 1, 1996 or of future operations of the combined companies.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

3. ACQUISITIONS (CONTINUED)
GREAT PLAINS WHOLESALE FLORISTS, INC.


    In July 1997, 1-800-FLOWERS.COM's subsidiary, Floral Works, Inc., acquired the business and assets of Great Plains Wholesale Florists, Inc., a supplier of fresh cut flowers and arrangements to the supermarket industry, for $900,000 in cash and the issuance of a $900,000 four-year seller financed note bearing interest at 6.5% per annum. The purchase price has been allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition.


    The excess of the purchase price over the net assets acquired, of approximately $1,744,000, has been recorded as goodwill and is being amortized over 15 years. Had this acquisition been consummated as of July 1, 1996, the unaudited pro forma consolidated net revenues and results of operations would not have been considered material for the year ended June 29, 1997.

FLORAL WORKS, INC.


    In September 1996, 1-800-FLOWERS.COM invested $1,100,000 in cash for an 80% interest in Floral Works, Inc. which was formed in order to acquire specific assets and liabilities of FLS Floral Wholesalers Ltd. The purchase price has been allocated to the assets acquired and the liabilities assumed based on fair values at the date of acquisition. The excess of the purchase price over the estimated fair value of the net assets acquired of approximately $826,000 has been recorded as goodwill and is being amortized over 15 years.



    Upon the sale or an initial public offering of 1-800-FLOWERS.COM, 1-800-FLOWERS.COM may elect to issue shares of its common stock in exchange for the minority stockholders' shares. Additionally, the minority stockholders received 75 stock appreciation rights with an exercise price of $2,800 per right. The stock appreciation rights vest ratably over 5 years and the exercise price increases 10% annually. At March 28, 1999, 40% of the stock appreciation rights are exercisable. Since issuance, 1-800-FLOWERS.COM has not recorded any provision related to such stock appreciation rights.


    Had this acquisition been consummated as of July 3, 1995, the unaudited pro forma consolidated net revenues and results of operations would not have been considered material for the year ended June 30, 1996.

AMERICAN FLORAL SERVICES, INC.


    In February 1994, 1-800-FLOWERS.COM completed an investment transaction with American Floral Services, Inc., a floral wire service. The investment consisted of 1-800-FLOWERS.COM purchasing a minority interest in American Floral Services Class A common stock and 15% preferred stock and a long-term note receivable. During the year ended June 30, 1996, the long-term note receivable was converted into additional preferred stock of American Floral Services. On June 30, 1997, American Floral Services repurchased, on a pro-rata basis, 59% of its then outstanding shares of Class A common stock in the amount of $387.16 per share. This transaction resulted in a gain on 1-800-FLOWERS.COM's investment in American Floral Services of approximately $1,545,000 which was received and recorded as other income during the year ended June 28, 1998. In addition, during the years ended June 29, 1997 and June 28, 1998 and the nine months ended March 29, 1998 and March 28, 1999, 1-800-FLOWERS.COM recorded $318,000,

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

3. ACQUISITIONS (CONTINUED)
$123,000, $92,000 and $92,000, respectively, of other income representing the accrual of cumulative preferred stock dividends. Accrued preferred stock dividends at June 29, 1997 of $318,000 were paid in July 1997.

4. CAPITAL STOCK INVESTMENT AGREEMENTS


    In January 1995, 1-800-FLOWERS.COM, its principal shareholder and a venture capital firm entered into an investment agreement, as amended, whereby each existing share of common stock was converted into one share of Class A common stock (which shares contain all voting rights of 1-800-FLOWERS.COM) and 100 shares of Class B common stock (which contain no voting rights). Additionally, Class C common stock (which contain no voting rights) and a preferred stock class were established.



    Pursuant to the investment agreement, 1-800-FLOWERS.COM, upon obtaining financial and operational targets, has the right to draw up to $25,000,000 in funds. As of March 28, 1999, 1-800-FLOWERS.COM has taken $10,000,000 and based upon the structure and targets of the investment agreement, an additional $10,000,000 is immediately available. In exchange for each funds takedown, 1-800-FLOWERS.COM provides the venture capital firm a predetermined number of shares of Class C common stock and warrants to acquire shares of Class B common stock at a nominal price per share. Upon the takedown of $10,000,000 by 1-800-FLOWERS.COM in January 1995, the venture capital firm received 26,345 shares of Class C common stock and warrants to acquire 2,371,040 shares of Class A common stock expiring in 2005. The fair value of the warrants was estimated by 1-800-FLOWERS.COM at approximately $1,375,000. As of March 28, 1999, all of such warrants are outstanding. The Class C common stock accrues a cumulative dividend at the rate of 10% per annum and has a liquidation preference as to unpaid dividends and the original investment. 1-800-FLOWERS.COM may, at its option, repurchase and/or retire the shares of Class B and/or C common stock held by the venture capital firm in advance of the Class C common stock's 2005 stated redemption date, at which time the redemption value, including accrued dividends, of the Class C common stock would be approximately $970 per share. The investment agreement contains financial covenants with which 1-800-FLOWERS.COM is in compliance as of March 28, 1999.



    On June 28, 1996, 1-800-FLOWERS.COM retired related party debt obligations of approximately $5,800,000, through $2,500,000 in cash and the balance in shares of Class B and Class C common stock. Accordingly, $3,300,000 of debt was converted to equity under terms similar to the terms of the investment agreement. As such, 8,477 shares of Class C common stock and 762,930 Class B warrants were issued. The fair value of the warrants was estimated by 1-800-FLOWERS.COM at approximately $492,000 and was charged to operations during the year ended June 30, 1996. The Class B warrants were immediately exercised into 762,930 shares of Class B common stock. The redemption value, including accrued dividends, of the Class C common stock at the 2005 stated redemption date would be approximately $917 per share.



    Additionally, upon the completion of an exchange event, as defined in the investment agreement, each share of Class C common stock is convertible into one share of preferred stock and ten shares of Class B common stock.



    On May 8, 1998, 1-800-FLOWERS.COM entered into a stock purchase agreement with a stockholder whereby 1-800-FLOWERS.COM purchased 1,400 shares of its Class A common stock and 140,000 shares of its Class B common stock for $133,000.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


5. LONG-TERM DEBT



    1-800-FLOWERS.COM's long-term debt obligations are as follows:


                                                                  JUNE 29, 1997   JUNE 28, 1998   MARCH 28, 1999
                                                                  --------------  --------------  ---------------
                                                                                  (IN THOUSANDS)
Bank term loan (1)..............................................    $       --      $       --      $    18,000
Standby credit note (2).........................................            --          15,500               --
Commercial notes and revolving credit line (3-5)................            --           2,333            6,497
Seller financed acquisition obligations (6-11)..................         3,277           3,867            3,430
Obligations under capital leases (see Note 11)..................         5,369           4,050            5,721
                                                                       -------    --------------  ---------------
                                                                         8,646          25,750           33,648
Less current maturities of long-term debt and obligations under
  capital leases................................................         2,055           3,287            5,500
                                                                       -------    --------------  ---------------
                                                                    $    6,591      $   22,463      $    28,148
                                                                       -------    --------------  ---------------
                                                                       -------    --------------  ---------------

------------------------


(1) On March 19, 1999, 1-800-FLOWERS.COM entered into an agreement with a bank that provided for an $18,000,000 term loan and a $12,000,000 revolving credit line, bearing interest at LIBOR Index plus 2.25% per annum (7.31% at March 28, 1999) payable monthly. 1-800-FLOWERS.COM received the proceeds under the term loan during the nine-month period ended March 28, 1999 and used such proceeds to repay amounts outstanding under its previous credit agreement. Subsequent to March 28, 1999, 1-800-FLOWERS.COM borrowed $3,000,000 under the $12,000,000 revolving credit line.



    As of March 28, 1999, 1-800-FLOWERS.COM is in default of certain covenants within the agreement. The bank has subsequently waived such defaults and amended the agreement whereby the term loan will be due and payable on the earlier of 1-800-FLOWERS.COM's successful completion of an initial public offering of its common stock or July 3, 2000. Additionally, the revolving credit line was reduced to $5,000,000. The amended agreement contains limited restrictive financial covenants.



(2) On April 3, 1998, 1-800-FLOWERS.COM entered into a credit agreement with a bank that provided for a $15,500,000 standby credit note and a $5,000,000 revolving credit facility. 1-800-FLOWERS.COM borrowed the full amount under the standby credit note in connection with the acquisitions of Plow & Hearth and Plow & Hearth LP (see Note 3). The credit agreement requires interest to be paid monthly. On March 19, 1999, 1-800-FLOWERS.COM repaid amounts then outstanding and entered into a new credit agreement with the same bank (see
    (1) above).



Other components of long-term debt, relating to obligations of Plow & Hearth, are as follows:



(3) $2,400,000 commercial note dated June 13, 1997 ($2,278,000 outstanding at March 28, 1999) assumed in the Plow & Hearth and Plow & Hearth LP acquisitions, bearing interest at 8.19% per annum. The note is payable in 203 equal monthly installments of principal and interest commencing June 13, 1997.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


5. LONG-TERM DEBT (CONTINUED)

(4) $4,500,000 revolving credit line dated September 28, 1998 ($2,789,000 outstanding at March 28, 1999) bearing interest equal to the monthly LIBOR Index plus 1.75% per annum (6.7% at March 28, 1999). Interest is paid monthly on the outstanding principal balance. The note is payable upon expiration of the line on September 15, 1999.

(5) $1,460,000 note dated July 1, 1998 ($1,430,000 outstanding at March 28,
    1999) bearing interest equal to the monthly LIBOR Index plus 1.75% per annum (6.7% at March 28, 1999). The note is payable in 180 equal monthly installments of principal and interest commencing November 1, 1998.


The following notes relate to seller-financed acquisition obligations, all of which have been collateralized by either the stock or assets of various subsidiaries of 1-800-FLOWERS.COM:


(6) $2,225,000 in promissory notes payable dated October 10, 1994 bearing interest at rates between 9% and 12% per annum. Interest is paid monthly on the outstanding principal balance until the notes have been paid in full. The notes are payable in 60 equal monthly installments commencing November 1, 1999.

(7) $800,000 promissory note payable assumed October 10, 1994 ($133,000 outstanding at March 28, 1999) and dated September 1, 1993 bearing interest at 12% per annum. Interest is paid monthly on the outstanding principal balance until the note has been paid in full. The note is payable in 36 equal monthly installments commencing October 1, 1996.

(8) $200,000 promissory note payable assumed October 10, 1994 and dated September 1, 1993 bearing interest at 9% per annum. Interest is paid monthly on the outstanding principal balance until the note has been paid in full. The note is payable in 60 equal monthly installments commencing November 1, 1999.

(9) $275,000 promissory note payable dated November 1, 1994 ($180,000 outstanding at March 28, 1999) bearing interest at 8% per annum. The note is payable in 120 equal monthly installments of principal and interest commencing December 1, 1994.

(10) $95,000 note payable assumed November 1, 1994 ($17,000 outstanding at March 28, 1999) bearing interest at 8% per annum. The note is payable in 60 equal monthly installments of principal and interest commencing February 1, 1995.

(11) $900,000 promissory note payable dated July 1,1997 ($675,000 outstanding at March 28, 1999) bearing interest at 6.5% per annum. The note is payable in four equal installments of principal and interest commencing July 1, 1998.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


5. LONG-TERM DEBT (CONTINUED)

    As of March 28, 1999, long-term debt maturities, excluding amounts relating to capital leases, are as follows (in thousands):

YEAR                                                                           DEBT MATURITIES
-----------------------------------------------------------------------------  ---------------
2000.........................................................................    $     3,532
2001.........................................................................          5,655
2002.........................................................................          5,658
2003.........................................................................          5,436
2004.........................................................................          5,439
Thereafter...................................................................          2,207
                                                                               ---------------
                                                                                 $    27,927
                                                                               ---------------
                                                                               ---------------

    The aggregate fair value of the long-term debt approximated the recorded amounts at March 28, 1999.

6.  INCOME TAXES

    Significant components of the provision (benefit) for income taxes are as follows (in thousands):

                                                                     YEARS ENDED                   NINE MONTHS ENDED
                                                        -------------------------------------  --------------------------
                                                         JUNE 30,     JUNE 29,     JUNE 28,      MARCH 29,     MARCH 28,
                                                           1996         1997         1998          1998          1999
                                                        -----------  -----------  -----------  -------------  -----------
Current:
  Federal.............................................   $     430    $   2,600    $   2,039     $     971     $  (2,293)
  State and local.....................................         180          705          877           418            --
                                                        -----------  -----------  -----------  -------------  -----------
                                                               610        3,305        2,916         1,389        (2,293)
Deferred..............................................         645         (170)         265           126          (633)
                                                        -----------  -----------  -----------  -------------  -----------
                                                         $   1,255    $   3,135    $   3,181     $   1,515     $  (2,926)
                                                        -----------  -----------  -----------  -------------  -----------
                                                        -----------  -----------  -----------  -------------  -----------

    The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is as follows:


                                                                     YEARS ENDED                    NINE MONTHS ENDED
                                                        -------------------------------------  ----------------------------
                                                         JUNE 30,     JUNE 29,     JUNE 28,                      MARCH 28,
                                                           1996         1997         1998      MARCH 29, 1998      1999
                                                        -----------  -----------  -----------  ---------------  -----------
Tax at U.S. statutory rates...........................        34.0%        34.0%        34.0%          34.0%         (34.0)%
State income taxes, net of federal tax benefit........         8.0          6.0          7.5            7.5           (3.1)
Nondeductible goodwill amortization...................         4.3          1.9          2.1            2.1            3.8
Dividends received deduction..........................          --         (1.0)        (4.4)          (4.4)          (0.2)
Other.................................................         3.3          0.8          0.2           (0.1)           0.6
Nondeductible compensation expense....................         6.5           --           --             --             --
(Decrease) increase in valuation allowance............        (5.8)          --           --             --            4.2
                                                               ---          ---          ---            ---          -----
                                                              50.3%        41.7%        39.4%          39.1%         (28.7)%
                                                               ---          ---          ---            ---          -----
                                                               ---          ---          ---            ---          -----

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

6.  INCOME TAXES (CONTINUED)

    Significant components of 1-800-FLOWERS.COM's deferred tax assets (liabilities) are as follows:


                                                                   JUNE 29, 1997   JUNE 28, 1998    MARCH 28, 1999
                                                                  ---------------  --------------  -----------------
                                                                                    (IN THOUSANDS)
Deferred tax assets:
  Bad debts.....................................................     $     321       $      481        $     400
  Other accrued expenses and reserves...........................           353            1,156              775
  Book in excess of tax depreciation............................            64               --               --
  State tax operating losses....................................            --               --              334
  Tax credits...................................................            --               --               93
  Valuation allowance...........................................            --               --             (427)
Deferred tax liabilities:
  Installment sales.............................................          (168)            (157)            (152)
  Tax in excess of book depreciation............................            --           (1,175)             (85)
                                                                        ------          -------           ------
Net deferred taxes..............................................     $     570       $      305        $     938
                                                                        ------          -------           ------
                                                                        ------          -------           ------


    1-800-FLOWERS.COM paid income taxes of approximately $1,244,000, $1,700,000, $2,930,000, $2,194,000 and $1,726,000 for the years ended June 30, 1996, June
29, 1997 and June 28, 1998 and for the nine months ended March 29, 1998 and March 28, 1999, respectively.


7. SUPPLEMENTARY FINANCIAL INFORMATION

PROPERTY, PLANT AND EQUIPMENT

                                                                  JUNE 29, 1997   JUNE 28, 1998   MARCH 28, 1999
                                                                  --------------  --------------  ---------------
                                                                                  (IN THOUSANDS)
Computer equipment..............................................    $    5,948      $    9,648      $    14,447
Software development costs......................................           828           5,997            6,623
Telecommunication equipment.....................................         3,547           3,854            4,207
Leasehold improvements..........................................         2,497           3,715            6,554
Building and building improvements..............................            --           3,463            3,848
Equipment.......................................................         1,015           1,917            2,266
Furniture and fixtures..........................................         1,012           1,437            2,198
Land............................................................            --             389              389
                                                                  --------------  --------------  ---------------
                                                                        14,847          30,420           40,532
Accumulated depreciation and amortization.......................         6,361          11,041           15,700
                                                                  --------------  --------------  ---------------
                                                                    $    8,486      $   19,379      $    24,832
                                                                  --------------  --------------  ---------------
                                                                  --------------  --------------  ---------------

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

7. SUPPLEMENTARY FINANCIAL INFORMATION (CONTINUED)
INVESTMENTS


                                                           JUNE 29, 1997             JUNE 28, 1998
                                                      ------------------------  ------------------------
                                                       AMORTIZED                 AMORTIZED                 MARCH 28,
                                                         COST      FAIR VALUE      COST      FAIR VALUE      1999
                                                      -----------  -----------  -----------  -----------  -----------
                                                                              (IN THOUSANDS)
Investments available-for-sale:
  Federal and municipal government bonds............   $   4,576    $   4,581    $   5,173    $   5,178
  Equity securities.................................           5            6          266          275
  Corporate notes...................................         560          559           --           --
                                                      -----------  -----------  -----------  -----------
                                                           5,141    $   5,146        5,439    $   5,453
                                                      -----------  -----------  -----------  -----------
                                                                   -----------               -----------
Other investments:
  Equity investment in American Floral Services.....         918                       918                 $     918
  Other.............................................          --                        46                        69
                                                      -----------               -----------                    -----
                                                           6,059                     6,403                       987
Less short-term investments.........................       3,134                     5,034                        --
                                                      -----------               -----------                    -----
                                                       $   2,925                 $   1,369                 $     987
                                                      -----------               -----------                    -----
                                                      -----------               -----------                    -----


    Maturities of investments classified as available-for-sale were as follows (in thousands):

                                                                          JUNE 29, 1997           JUNE 28, 1998
                                                                      ----------------------  ----------------------
                                                                       AMORTIZED     FAIR      AMORTIZED     FAIR
                                                                         COST        VALUE       COST        VALUE
                                                                      -----------  ---------  -----------  ---------
Due in one year or less.............................................   $   3,134   $   3,210   $   5,034   $   5,034
Due after one year..................................................       2,002       1,930         139         144
Equity securities not due at a specific date........................           5           6         266         275
                                                                      -----------  ---------  -----------  ---------
                                                                       $   5,141   $   5,146   $   5,439   $   5,453
                                                                      -----------  ---------  -----------  ---------
                                                                      -----------  ---------  -----------  ---------


    There were no gross unrealized holding losses at June 29, 1997 or June 28, 1998.



OTHER ASSETS



                                                                   JUNE 29, 1997   JUNE 28, 1998   MARCH 28, 1999
                                                                  ---------------  --------------  ---------------
                                                                                   (IN THOUSANDS)
Exclusive online marketing contract.............................     $      --       $       --       $   3,125
Deferred catalog costs..........................................            --              669           1,772
Other assets....................................................           999            1,429           1,451
                                                                         -----          -------         -------
                                                                           999            2,098           6,348
Accumulated amortization........................................           200              303             425
                                                                         -----          -------         -------
                                                                     $     799       $    1,795       $   5,923
                                                                         -----          -------         -------
                                                                         -----          -------         -------

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

7. SUPPLEMENTARY FINANCIAL INFORMATION (CONTINUED)
STATEMENTS OF CASH FLOWS

    Changes in operating working capital items, excluding the effects of acquisitions:

                                                       YEARS ENDED               NINE MONTHS ENDED
                                             -------------------------------  ------------------------
                                             JUNE 30,   JUNE 29,   JUNE 28,    MARCH 29,    MARCH 28,
                                               1996       1997       1998        1998         1999
                                             ---------  ---------  ---------  -----------  -----------
                                                                  (IN THOUSANDS)
Receivables................................  $  (1,381) $  (1,475) $  (1,908)  $  (1,033)   $  (2,765)
Inventories................................       (158)        32       (373)       (169)      (3,089)
Prepaid and other..........................     (1,159)       838        732      (2,207)        (292)
Accounts payable...........................      3,833      1,742      3,655         317        6,247
Accrued expenses...........................       (131)       278     (2,010)        945        1,220
Recoverable income taxes...................         --         --         --          --       (3,217)
Taxes payable..............................       (113)     1,132       (380)     (1,082)        (845)
                                             ---------  ---------  ---------  -----------  -----------
                                             $     891  $   2,547  $    (284)  $  (3,229)   $  (2,741)
                                             ---------  ---------  ---------  -----------  -----------
                                             ---------  ---------  ---------  -----------  -----------

    Changes in operating nonworking capital items, excluding the effects of acquisitions:


                                                                    YEARS ENDED                  NINE MONTHS ENDED
                                                        -----------------------------------  -------------------------
                                                         JUNE 30,     JUNE 29,    JUNE 28,    MARCH 29,     MARCH 28,
                                                           1996         1997        1998         1998         1999
                                                        -----------  -----------  ---------  ------------  -----------
                                                                                (IN THOUSANDS)
Other assets, including goodwill and licenses.........   $     (75)   $     (24)  $  (1,821)  $     (984)   $  (4,913)
Other liabilities.....................................          62           80         (43)        (509)         941
                                                               ---          ---   ---------  ------------  -----------
                                                         $     (13)   $      56   $  (1,864)  $   (1,493)   $  (3,972)
                                                               ---          ---   ---------  ------------  -----------
                                                               ---          ---   ---------  ------------  -----------


    Interest paid amounted to approximately $3,360,000, $912,000, $879,000, $720,000 and $2,113,000 for the years ended June 30, 1996, June 29, 1997 and
June 28, 1999 and for the nine months ended March 29, 1998 and March 28, 1999, respectively.


    Cash receipts on notes receivable amounted to $413,000, $600,000, $723,000, $542,000 and $492,000 for the years ended June 30, 1996, June 29, 1997 and June 28, 1998 and for the nine months ended March 29, 1998 and March 28, 1999, respectively.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


7. SUPPLEMENTARY FINANCIAL INFORMATION (CONTINUED)


ACCRUED EXPENSES

                                                                  JUNE 29, 1997   JUNE 28, 1998   MARCH 28, 1999
                                                                  --------------  --------------  ---------------
                                                                                  (IN THOUSANDS)
Payroll and payroll related items...............................    $    1,510      $    1,877       $   2,354
Credits and chargeback reserve..................................           400             425             320
Sales and use taxes.............................................           289              61             409
Interest........................................................            --             298              48
Other...........................................................           426             440           1,190
                                                                       -------         -------         -------
                                                                    $    2,625      $    3,101       $   4,321
                                                                       -------         -------         -------
                                                                       -------         -------         -------

8. PROFIT SHARING PLAN


    1-800-FLOWERS.COM established a 401(k) Profit Sharing Plan which covers substantially all eligible employees of 1-800-FLOWERS.COM. All full-time employees of 1-800-FLOWERS.COM and its subsidiaries who have attained the age of 21 are eligible to participate upon completion of one year of service. Participants may elect to make voluntary contributions to the 401(k) plan in amounts not exceeding federal guidelines. On an annual basis 1-800-FLOWERS.COM, as determined by its board of directors, may make certain discretionary contributions. Employees are vested in 1-800-FLOWERS.COM's contribution based upon years of service. 1-800-FLOWERS.COM made contributions of $50,000, $101,000, $92,000, $63,000 and $54,000 for the years ended June 30, 1996, June
29, 1997 and June 28, 1999 and for the nine months ended March 29, 1998 and March 28, 1999, respectively.


9. STOCK OPTION PLAN


    In January 1997, 1-800-FLOWERS.COM's board of directors approved 1-800-FLOWERS.COM's 1997 Stock Option Plan. The stock option plan authorizes the granting to key employees, officers, directors and consultants of 1-800-FLOWERS.COM options to purchase an aggregate of 5,985,440 shares of 1-800-FLOWERS.COM's Class B common stock, $0.01 par value. The options may be either incentive stock options or non-qualified stock options. The exercise price of an option shall be determined by 1-800-FLOWERS.COM's board of directors or compensation committee of the board at the time of grant, provided, however, that in the case of an incentive stock option the exercise price may not be less than 100% of the fair market value of such stock at the time of the grant, or less than 110% of such fair market value in the case of options granted to a 10% owner of 1-800-FLOWERS.COM's stock. The vesting and expiration periods of options issued under the stock option plan are determined by 1-800-FLOWERS.COM's board of directors or compensation committee as set forth in the applicable option agreement, provided that the expiration date shall not be later than ten years from the date of grant.



    During January 1999, 1-800-FLOWERS.COM issued stock options to employees to purchase 200,000 shares of common stock at $2.00 per share, which was considered to be the fair value of the common stock at that time and vest at the rate of 25% per year on the anniversary of the grant

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

9. STOCK OPTION PLAN (CONTINUED)

date. Soon thereafter, 1-800-FLOWERS.COM entered into discussions with an investor to purchase shares of common stock at $10.43 per share; accordingly, for accounting purposes, 1-800-FLOWERS.COM used such per share value to record a deferred compensation charge of $1,680,000, of which $105,000 was amortized during the nine months ended March 28, 1999, associated with the option grants in January 1999.


    The following table summarizes activity in stock options:


                                                                    YEARS ENDED
                                                 -------------------------------------------------     NINE MONTHS ENDED
                                                     JUNE 29, 1997             JUNE 28, 1998             MARCH 28, 1999
                                                 ----------------------  -------------------------  ------------------------
                                                             WEIGHTED                   WEIGHTED                  WEIGHTED
                                                  SHARES      AVERAGE       SHARES       AVERAGE      SHARES       AVERAGE
                                                   UNDER     EXERCISE       UNDER       EXERCISE       UNDER      EXERCISE
                                                  OPTION       PRICE        OPTION        PRICE       OPTION        PRICE
                                                 ---------  -----------  ------------  -----------  -----------  -----------
Balance, beginning of year.....................         --   $      --       427,750    $    1.30       525,500   $    1.36
Grants.........................................    427,750        1.30       102,500         1.61       712,000        2.00
Forfeitures....................................         --          --        (4,750)        1.18            --          --
                                                 ---------               ------------               -----------
Balance, end of year...........................    427,750        1.30       525,500         1.36     1,237,500        1.73
                                                 ---------               ------------               -----------
                                                 ---------               ------------               -----------
Weighted-average fair value of options issued
  during the period............................              $    0.22                  $    0.73                 $    0.90


    The following table summarizes information about stock options outstanding at March 28, 1999:


                                                                                   WEIGHTED-
                                                                                    AVERAGE
                                                                                   REMAINING
                                                        OPTIONS       OPTIONS     CONTRACTUAL
EXERCISE PRICE                                        OUTSTANDING   EXERCISABLE       LIFE
----------------------------------------------------  ------------  ------------  ------------
$1.30...............................................      423,000       253,800   2.8 years
 1.61...............................................      102,500        25,630   8.8
 2.00...............................................      712,000       393,000   9.4
                                                      ------------  ------------
                                                        1,237,500       672,430   7.1
                                                      ------------  ------------
                                                      ------------  ------------



    At March 31, 1999, 1-800-FLOWERS.COM has reserved approximately 8,710,000 shares of common stock for issuance under common stock options, warrants and conversion of Class C common stock.


FAIR VALUE DISCLOSURES


    Pro forma information regarding net income (loss) is required by Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION,which also requires that the information be determined as if 1-800-FLOWERS.COM had accounted for its stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value option pricing model with the following assumptions: risk free interest rate of 6%; no dividend yield and a weighted-average expected life of the options of 5 years at date of grant. Because the determination of fair value of all options granted after such

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

9. STOCK OPTION PLAN (CONTINUED)

time as 1-800-FLOWERS.COM becomes a public entity will include an expected volatility factor in addition to the factors described above, the results presented below may not be indicative of future periods.



    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period.
1-800-FLOWERS.COM pro forma financial information is as follows:


                                                         YEARS ENDED                   NINE MONTHS ENDED
                                                ------------------------------  --------------------------------
                                                JUNE 29, 1997   JUNE 28, 1998   MARCH 29, 1998   MARCH 28, 1999
                                                --------------  --------------  ---------------  ---------------

                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss) applicable to common
  stockholders:
  As reported.................................    $    2,925      $    3,466       $   1,190        $  (8,682)
  Pro forma...................................         2,898           3,438           1,172           (9,095)
Basic earnings (loss) per share applicable to
  common stockholders:
  As reported.................................         $0.07           $0.08            $0.03           $(0.20  )
  Pro forma...................................          0.07            0.08             0.03            (0.21  )
Diluted earnings (loss) per share applicable
  to common stockholders:
  As reported.................................         $0.06           $0.07            $0.03           $(0.20  )
  Pro forma...................................          0.06            0.07             0.03            (0.21  )

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

10. BASIC AND DILUTED EARNINGS PER SHARE

    The following sets forth the computation of basic and diluted earnings
(loss) per common share data:

                                                   YEARS ENDED                            NINE MONTHS ENDED
                                -------------------------------------------------  --------------------------------
                                 JUNE 30, 1996    JUNE 29, 1997    JUNE 28, 1998   MARCH 29, 1998   MARCH 28, 1999
                                ---------------  ---------------  ---------------  ---------------  ---------------

                                                                  (IN THOUSANDS)
Numerator:
  Net income (loss)...........     $   1,297        $   4,387        $   5,074        $   2,396        $  (7,354)
  Redeemable Class C common
    stock dividends...........        (1,029)          (1,462)          (1,608)          (1,206)          (1,328)
                                ---------------  ---------------  ---------------  ---------------  ---------------
  Net income (loss) applicable
    to common stockholders....          $268     $      2,925     $      3,466     $      1,190     $     (8,682   )
                                ---------------  ---------------  ---------------  ---------------  ---------------
                                ---------------  ---------------  ---------------  ---------------  ---------------
Denominator:
  Denominator for basic
    earnings (loss) per share-
    weighted average common
    shares outstanding........        47,050           44,140           44,120           44,140           44,000
Effect of dilutive securities:
  Employee stock options......            --              230              120              240               --
  Warrants....................         2,370            2,370            2,370            2,370               --
                                ---------------  ---------------  ---------------  ---------------  ---------------
  Dilutive potential common
    shares....................         2,370            2,600            2,490            2,610               --
                                ---------------  ---------------  ---------------  ---------------  ---------------
  Denominator for diluted
    earnings (loss) per share-
    weighted average common
    shares outstanding and
    assumed conversions.......        49,420           46,740           46,610           46,750           44,000
                                ---------------  ---------------  ---------------  ---------------  ---------------
                                ---------------  ---------------  ---------------  ---------------  ---------------



    During the nine months ended March 28, 1999, options and warrants to purchase 3,420,000 shares of common stock (using the treasury stock method) were excluded from the diluted loss per share computation as their effect would be antidilutive. Additionally, for all periods presented, 350,000 shares of common stock to be issued upon the conversion of Class C common stock (See Note 4) was excluded from the diluted loss per share computation as its effect would be antidilutive.


11. COMMITMENTS AND CONTINGENCIES

LEASES


    1-800-FLOWERS.COM currently leases office, store facilities, and equipment under various operating leases through fiscal 2009. As leases expire, it can be expected that in the normal course of business they will be renewed or replaced. Most lease agreements contain renewal options and rent escalation clauses and require 1-800-FLOWERS.COM to pay real estate taxes, insurance, common area maintenance and operating expenses applicable to the leased properties. 1-800-FLOWERS.COM has also entered into leases that are on a month-to-month basis.



    1-800-FLOWERS.COM also leases certain computer, telecommunication and related equipment under capital leases, which are included in property and equipment with a capitalized cost of

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

approximately $6,500,000, $7,037,000 and $10,124,000 at June 29, 1997, June 28,
1998 and March 28, 1999, respectively, and accumulated amortization of $3,500,000, $5,031,000 and $6,453,000 respectively. Under the terms of one of these leases, 1-800-FLOWERS.COM is required to maintain an irrevocable standby letter of credit in the amount of approximately $785,000 which is renewable annually.


    As of March 28, 1999, future minimum payments under noncancelable equipment lease obligations and operating leases with initial terms of one year or more consist of the following:


                                                                                OBLIGATIONS
                                                                                   UNDER
                                                                                 EQUIPMENT    OPERATING
                                                                                  LEASES       LEASES
                                                                                -----------  -----------
                                                                                     (IN THOUSANDS)
    2000......................................................................   $   2,015    $   4,848
    2001......................................................................       1,240        4,273
    2002......................................................................         935        4,107
    2003......................................................................         735        3,817
    2004......................................................................          95        3,457
    Thereafter................................................................           3        4,372
                                                                                -----------  -----------
    Total minimum lease payments..............................................       5,023    $  24,874
                                                                                             -----------
                                                                                             -----------
    Less amounts representing interest........................................        (684)
                                                                                -----------
    Present value of net minimum lease payments...............................   $   4,339
                                                                                -----------
                                                                                -----------



    1-800-FLOWERS.COM, through the Amalgamated Consolidated Enterprises acquisition, subleases land and buildings (which are leased from third parties) to 1-800-FLOWERS.COM's franchisees. Certain of the leases, other than land leases which have been classified as operating leases, are classified as capital leases and have initial lease terms of approximately 20 years (including option periods in some cases).



    The following schedule, as of March 28, 1999, reflects the lease receipts due from franchisees (shown as Capitalized Investment in Leases) and capital lease payment obligations:


                                                                           CAPITALIZED    OBLIGATIONS
                                                                          INVESTMENT IN  UNDER CAPITAL
                                                                             LEASES          LEASES
                                                                          -------------  --------------
                                                                                 (IN THOUSANDS)
    2000................................................................    $     490      $      409
    2001................................................................          454             401
    2002................................................................          394             359
    2003................................................................          280             245
    2004................................................................          185             177
    Thereafter..........................................................          202             202
                                                                          -------------       -------
    Total minimum lease payments........................................        2,005           1,793
    Less interest.......................................................         (476)           (411)
                                                                          -------------       -------
    Present value of net minimum lease payments.........................    $   1,529      $    1,382
                                                                          -------------       -------
                                                                          -------------       -------

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At March 28, 1999, the aggregate future rental expense under long-term operating leases for land and buildings and corresponding sublease rental income under long-term operating subleases were as follows:

                                                                                   SUBLEASE   SUBLEASE
                                                                                    INCOME     EXPENSE
                                                                                   ---------  ---------
                                                                                      (IN THOUSANDS)
    2000.........................................................................  $   3,283  $   3,216
    2001.........................................................................      2,952      2,900
    2002.........................................................................      2,451      2,411
    2003.........................................................................      2,049      2,015
    2004.........................................................................      1,781      1,749
    Thereafter...................................................................      5,729      5,573
                                                                                   ---------  ---------
                                                                                   $  18,245  $  17,864
                                                                                   ---------  ---------
                                                                                   ---------  ---------


    In addition to the above, 1-800-FLOWERS.COM has agreed to provide rent guarantees for leases entered into by certain franchisees with third party landlords. At March 28, 1999, the aggregate minimum rent due by franchisees guaranteed by 1-800-FLOWERS.COM during the eight-year period ending in fiscal year 2006 was approximately $581,000.


    Rent expense was approximately $5,000,0000, $5,800,000, $5,637,000,
$4,508,000 and $5,543,000 for the years ended June 30, 1996, June 29, 1997 and
June 28, 1998 and for the nine months ended March 29, 1998 and March 28, 1999.


    1-800-FLOWERS.COM has commitments under exclusive online marketing agreements with AOL and AOL.com whereby 1-800-FLOWERS.COM will pay a minimum of $11,500,000 over a four-year period commencing July 1, 1997. Such online marketing costs are capitalized and amortized over the greater of the ratio of the number of impressions delivered over the total number of contracted impressions, or a straight-line basis over the term of the agreement. Through March 28, 1999, 1-800-FLOWERS.COM has paid $7,500,000 pursuant to such online marketing agreements. The remaining $4,000,000 is payable $3,000,000 in July 1999, and $500,000 during each of the fiscal years ending June 2000 and 2001. The unamortized balance of such costs were approximately $0 and $3,125,000 at June 28, 1998 and March 28, 1999, respectively, and were included in other non-current assets. Additionally, 1-800-FLOWERS.COM is required to share a portion of revenue derived from such online marketing agreements. Such amount is expensed as the related revenue is recognized.


LITIGATION


    There are various claims, lawsuits, and pending actions against 1-800-FLOWERS.COM and its subsidiaries incident to the operations of its businesses. It is the opinion of management, after consultation with counsel, that the ultimate resolution of such claims, lawsuits and pending actions will not have a material adverse effect on 1-800-FLOWERS.COM's consolidated financial position, results of operations or liquidity.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

      (INFORMATION FOR THE NINE MONTHS ENDED MARCH 29, 1998 IS UNAUDITED)


12. CAPITAL TRANSACTIONS



    On May 20, 1999, 1-800-FLOWERS.COM completed a private placement of 984,493 shares of non-voting Series B preferred stock, yielding net proceeds of $101,600,000. In connection with this private placement, all shares of Redeemable Class C common stock were redeemed and a portion reinvested in 143,053 shares of such preferred stock. The non-voting Series B preferred stock was subsequently converted into voting Series A preferred stock. The Series A preferred stock has a preference in liquidation and each share of preferred stock is convertible into ten shares (assuming the stock split described below) of Class A common stock upon the completion of an initial public offering.



    On May 20, 1999, the board of directors and stockholders approved an increase in the number of authorized shares of common stock to 400,000,000 and preferred stock to 1,200,000. On July 7, 1999, 1-800-FLOWERS.COM amended and restated its certificate of incorporation to provide that all previously outstanding shares of Class A common stock, which the holders of were entitled to one vote per share, and Class B common stock, which contained no voting rights, convert into a new series of Class B common stock and are entitled to 10 votes per share. Each share of Class B common stock shall automatically convert into one share of Class A common stock upon transfer, with limited exception. Additionally, a new series of Class A common stock was established that entitles the holders to one vote per share. Also on July 7, 1999, the board of directors and stockholders approved an amendment to the certificate of incorporation to be
effective on       , 1999 that provides for a ten-for-one split of the
outstanding shares of common stock and an increase in the number of authorized shares of preferred stock to 10,000,000. Retroactive effect has been given to the stock split. All common stock, option and warrant data has been restated to reflect the stock split.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Plow & Hearth, Inc.:

    We have audited the accompanying consolidated balance sheets of The Plow & Hearth, Inc. (the "Company") as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Plow & Hearth, Inc. as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          KPMG LLP


Roanoke, Virginia
March 9, 1998

                            THE PLOW & HEARTH, INC.

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1997

                                                                                        1996            1997
                                                                                   --------------  --------------
ASSETS (NOTE 2)
Current assets:
  Cash and cash equivalents (note 7).............................................  $    4,318,609  $    3,686,460
  Accounts receivable (note 7):
    Trade........................................................................         315,054         561,292
    Other........................................................................         143,588         201,194
  Inventories....................................................................       2,132,218       3,563,486
  Deferred catalog costs.........................................................         858,390         723,537
  Deferred income taxes (note 6).................................................          89,954         194,216
  Prepaid expenses and other current assets......................................          25,260          63,122
                                                                                   --------------  --------------
    Total current assets.........................................................       7,883,073       8,993,307
                                                                                   --------------  --------------
Property, plant and equipment (note 3):
  Land and improvements..........................................................         345,295         345,295
  Building.......................................................................       2,626,979       2,626,979
  Leasehold improvements.........................................................         113,872         117,920
  Furniture, fixtures and equipment..............................................       1,755,545       1,993,735
                                                                                   --------------  --------------
                                                                                        4,841,691       5,083,929
  Less accumulated depreciation and amortization.................................       1,483,781       1,755,751
                                                                                   --------------  --------------
Net property, plant and equipment................................................       3,357,910       3,328,178
                                                                                   --------------  --------------
Deferred income taxes (note 6)...................................................          17,694           3,634
Purchased software costs, net (note 1)...........................................         136,067         130,145
Intangibles, net (note 1)........................................................              --          20,005
Other assets, net................................................................          43,887          43,845
                                                                                   --------------  --------------
                                                                                          197,648         197,629
                                                                                   --------------  --------------
                                                                                   $   11,438,631  $   12,519,114
                                                                                   --------------  --------------
                                                                                   --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and obligations under capital leases
    (notes 2 and 3)..............................................................  $      602,706  $       83,769
  Accounts payable...............................................................       2,890,881       1,843,734
  Accrued expenses...............................................................         852,010       1,214,156
  Customer deposits..............................................................         153,021         152,283
  Income taxes payable...........................................................         817,321       1,307,424
                                                                                   --------------  --------------
    Total current liabilities....................................................       5,315,939       4,601,366
                                                                                   --------------  --------------
Long-term debt and obligations under capital leases, excluding current maturities
  (notes 2 and 3)................................................................       2,588,839       2,317,222
                                                                                   --------------  --------------
Minority interest (note 1).......................................................         573,347         528,818
                                                                                   --------------  --------------
Stockholders' equity (notes 4 and 8):
  Common stock, $.10 par value, 200,000 shares authorized; issued and outstanding
    107,256 and 105,356 at December 31, 1996 and 1997, respectively..............          10,726          10,536
  Additional paid-in capital.....................................................       1,397,926       1,336,366
  Retained earnings..............................................................       1,551,854       3,724,806
                                                                                   --------------  --------------
Total stockholders' equity.......................................................       2,960,506       5,071,708
Commitments and contingencies (notes 1, 2, 3, 5 and 8)
                                                                                   --------------  --------------
                                                                                   $   11,438,631  $   12,519,114
                                                                                   --------------  --------------
                                                                                   --------------  --------------

          See accompanying notes to consolidated financial statements.

                            THE PLOW & HEARTH, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                           YEARS ENDED
                                                  ------------------------------        THREE MONTHS ENDED
                                                   DECEMBER 31,    DECEMBER 31,   ------------------------------
                                                       1996            1997         MARCH 31,       MARCH 31,
                                                  --------------  --------------       1997            1998
                                                                                  --------------  --------------
                                                                                   (UNAUDITED)     (UNAUDITED)
Operating revenues:
  Merchandise sales, net........................  $   29,045,513  $   38,996,352  $    3,616,611  $    4,901,994
  Mailing list rental income....................         290,569         188,495          59,087          52,994
  Membership fee income.........................         231,711          13,056          11,870              --
  Shipping income, net of shipping costs........         418,896         433,947         (23,462)        (38,278)
                                                  --------------  --------------  --------------  --------------
                                                      29,986,689      39,631,850       3,664,106       4,916,710
                                                  --------------  --------------  --------------  --------------

Operating costs and expenses:
  Cost of goods sold............................      16,101,851      21,653,476       2,131,043       2,913,920
  Catalog production and marketing costs........       7,864,827       9,539,107         794,933       1,134,658
  Selling, general and administrative
    expenses....................................       3,759,736       4,619,167         855,724       5,017,158
                                                  --------------  --------------  --------------  --------------
                                                      27,726,414      35,811,750       3,781,700       9,065,736
                                                  --------------  --------------  --------------  --------------
Income (loss) from operations...................       2,260,275       3,820,100        (117,594)     (4,149,026)

Other income (expense):
  Interest expense..............................        (325,108)       (248,449)        (69,476)        (38,967)
  Interest income...............................          24,490         101,041          38,428          43,261
  Other, net....................................          90,940         (37,265)         24,132         (77,311)
  Minority interest.............................         (25,462)        (25,471)         (7,515)        (19,713)
                                                  --------------  --------------  --------------  --------------
                                                        (235,140)       (210,144)        (14,431)        (92,730)
                                                  --------------  --------------  --------------  --------------
Income (loss) before income taxes...............       2,025,135       3,609,956        (132,025)     (4,241,756)
Income tax expense (benefit) (note 6)...........         767,941       1,437,004         (46,438)     (1,689,886)
                                                  --------------  --------------  --------------  --------------
Net income (loss)...............................  $    1,257,194  $    2,172,952  $      (85,587) $   (2,551,870)
                                                  --------------  --------------  --------------  --------------
                                                  --------------  --------------  --------------  --------------


          See accompanying notes to consolidated financial statements.

                            THE PLOW & HEARTH, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                   YEARS ENDED DECEMBER 31, 1996 AND 1997 AND

                 THREE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                                 COMMON STOCK       ADDITIONAL                       TOTAL
                                             --------------------     PAID-IN       RETAINED     STOCKHOLDERS'
                                              SHARES     AMOUNT       CAPITAL       EARNINGS         EQUITY
                                             ---------  ---------  -------------  -------------  --------------
Balances, December 31, 1995................    107,006  $  10,701  $   1,394,851  $     294,660   $  1,700,212
Exercise of employee stock options ($22.50
  per share) (note 4)......................        810         81         18,144             --         18,225
Common stock purchased ($32.50 per
  share)...................................       (560)       (56)       (18,144)            --        (18,200)
Tax benefit of stock options exercised
  (note 4).................................         --         --          3,075             --          3,075
Net income.................................         --         --             --      1,257,194      1,257,194
                                             ---------  ---------  -------------  -------------  --------------
Balances, December 31, 1996................    107,256     10,726      1,397,926      1,551,854      2,960,506
Common stock purchased ($32.50 per
  share)...................................     (1,900)      (190)       (61,560)            --        (61,750)
Net income.................................         --         --             --      2,172,952      2,172,952
                                             ---------  ---------  -------------  -------------  --------------
Balances, December 31, 1997................    105,356     10,536      1,336,366      3,724,806      5,071,708
Employee stock options (unaudited).........         --         --      3,945,826             --      3,945,826
Net loss (unaudited).......................         --         --             --     (2,551,870)    (2,551,870)
                                             ---------  ---------  -------------  -------------  --------------
Balances, March 31, 1998 (unaudited).......    105,356  $  10,536  $   5,282,192  $   1,172,936   $  6,465,664
                                             ---------  ---------  -------------  -------------  --------------
                                             ---------  ---------  -------------  -------------  --------------

          See accompanying notes to consolidated financial statements.

                            THE PLOW & HEARTH, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                             YEARS ENDED                 THREE MONTHS ENDED
                                                                    ------------------------------  ----------------------------
                                                                     DECEMBER 31,    DECEMBER 31,     MARCH 31,      MARCH 31,
                                                                         1996            1997           1997           1998
                                                                    --------------  --------------  -------------  -------------
                                                                                                     (UNAUDITED)    (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...............................................   $  1,257,194    $  2,172,952   $     (85,587) $  (2,551,870)
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
      Employee stock options......................................             --              --              --      3,945,826
      Depreciation and amortization...............................        392,480         366,022          85,416         90,340
      Minority interest...........................................         25,462          25,471           7,515         19,713
      Provision for deferred income taxes.........................        (53,161)        (90,202)          3,214        106,075
      Provision for inventory obsolescence........................         (5,000)         47,000          16,500         36,000
      (Increase) decrease in:
        Accounts receivable.......................................        245,342        (303,844)        209,602        375,872
        Inventories...............................................        119,881      (1,478,268)        (53,530)      (145,412)
        Deferred catalog costs....................................       (418,457)        134,853        (240,071)      (190,414)
        Income taxes refundable...................................         93,477              --         175,049     (1,589,137)
        Prepaid expenses and other current assets.................           (586)        (37,862)        (66,244)       (35,884)
        Other assets..............................................         (7,702)          9,555             (43)            --
      Increase (decrease) in:
        Accounts payable..........................................        335,387      (1,047,147)     (2,046,005)      (156,517)
        Accrued expenses..........................................        297,258         362,146        (817,321)      (925,276)
        Customer deposits.........................................         46,269            (738)       (704,729)       (33,830)
        Income taxes payable......................................        820,396         490,103         (59,647)    (1,307,424)
                                                                    --------------  --------------  -------------  -------------
Net cash provided by (used in) operating activities...............      3,148,240         650,041      (3,575,881)    (2,361,938)
                                                                    --------------  --------------  -------------  -------------
Cash flows from investing activities:
  Purchases of property, plant and equipment......................        (62,694)       (242,238)        (44,080)       (21,916)
  Purchases of software...........................................        (49,312)        (82,368)         (5,610)          (692)
  Purchase of intangible assets...................................             --         (21,058)             --         (9,699)
                                                                    --------------  --------------  -------------  -------------
Net cash used in investing activities.............................       (112,006)       (345,664)        (49,690)       (32,307)
                                                                    --------------  --------------  -------------  -------------
Cash flows from financing activities:
  Borrowings under line of credit agreement.......................      6,848,000       2,588,000         296,000             --
  Payments under line of credit agreement.........................     (6,848,000)     (2,588,000)       (280,000)            --
  Proceeds from issuance of long-term debt........................        420,000       2,400,000              --             --
  Principal payments on long-term debt and obligations under
    capital leases................................................       (552,938)     (3,190,554)        (42,475)       (20,773)
  Financing costs for long-term debt..............................             --         (14,222)             --             --
  Common stock options exercised..................................         18,225              --              --             --
  Purchase of common stock........................................        (18,200)        (61,750)        (61,750)            --
  Return of capital to limited partners...........................        (70,000)        (70,000)        (17,500)       (17,500)
                                                                    --------------  --------------  -------------  -------------
Net cash used in financing activities.............................       (202,913)       (936,526)       (105,725)       (38,273)
                                                                    --------------  --------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents..............      2,833,321        (632,149)     (3,731,296)    (2,432,518)
Cash and cash equivalents, beginning of period....................      1,485,288       4,318,609       4,318,609      3,686,460
                                                                    --------------  --------------  -------------  -------------
Cash and cash equivalents, end of period..........................   $  4,318,609    $  3,686,460   $     587,313  $   1,253,942
                                                                    --------------  --------------  -------------  -------------
                                                                    --------------  --------------  -------------  -------------
Supplemental cash flow information:
  Income taxes paid (refunded) during the period..................   $    (92,771)   $  1,037,103   $     821,200  $   1,100,600
  Interest paid during the period.................................        324,949         242,166          73,502            924
Noncash investing and financing activities:
  Capital lease obligations incurred for telephone equipment......   $      3,375    $         --   $          --  $          --
  Income tax benefit from exercise of stock options...............          3,075              --              --             --


          See accompanying notes to consolidated financial statements.

                            THE PLOW & HEARTH, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION


    The Plow & Hearth, Inc. is a retail and catalog sales outlet, incorporated under the laws of the Commonwealth of Virginia on April 2, 1980.


BASIS OF PRESENTATION


    The consolidated financial statements include the accounts and operations of The Plow & Hearth, Inc. and Plow & Hearth LP, (collectively "Plow & Hearth"). Plow & Hearth LP was organized to finance the acquisition of 39.549 acres of land and the construction of a 108,000-square foot distribution center/office facility. The distribution center/office facility is leased to The Plow & Hearth, Inc. for a 20-year term. Plow & Hearth LP is owned by The Plow & Hearth, Inc. (15 percent general partner interest with an initial $50,000 contribution) and 28 limited partners (85 percent limited partnership interest with an aggregate of $700,000 in initial contributions). Due to the interrelationship of the investments, loan guarantees, collateral and control among The Plow & Hearth, Inc., its stockholders and Plow & Hearth LP, the accounts of Plow & Hearth LP have been consolidated with those of The Plow & Hearth, Inc. and all significant intercompany transactions have been eliminated.



    The Plow & Hearth LP partnership agreement requires quarterly cash distributions to the partners equal to an annual rate of 10 percent of their initial cash investment. Total distributions to the partners amounted to $75,000 for the years ended December 31, 1996 and 1997, of which The Plow & Hearth, Inc., as general partner, received $5,000.


UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


    The consolidated financial statements for the three months ended March 31, 1997 and 1998 have been prepared by Plow & Hearth without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations and cash flows for the three months ended March 31, 1997 and 1998 have been made. Certain information and footnote disclosures normally included in fiancial statements prepared in accordance with generally accepted accounting principles have been condensed or eliminated. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for any future interim period.


CASH AND CASH EQUIVALENTS


    Plow & Hearth considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents, which consist of commercial paper and an overnight repurchase agreement aggregating $5,317,926 and $7,841,971 at December 31, 1996 and 1997, respectively, are stated at cost which approximates fair value.

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ACCOUNTS RECEIVABLE--OTHER


    Accounts receivable--other consist of amounts due for rental of Plow & Hearth's mailing list and miscellaneous receivables.


INVENTORIES

    Inventories are stated at the lower of cost or market. The allowance to reduce inventories to the lower of cost or market was $40,000 and $87,000 at December 31, 1996 and 1997, respectively. Cost is determined using the first-in, first-out method.

DEFERRED CATALOG COSTS

    The Company capitalizes the costs of producing and distributing its catalogs. These costs are amortized in direct proportion with actual sales from the corresponding catalog over a period not to exceed twenty-six weeks.

DEFERRED FINANCING COSTS

    Financing costs are amortized over the life of the loan using the interest method and are included as a component of interest expense.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is calculated by use of the straight-line and accelerated methods over the estimated useful lives of the related assets. Amortization of assets held under capital leases and leasehold improvements is calculated by use of the straight-line method over the shorter of the lease terms, including renewal options expected to be exercised, or estimated useful lives of the improvements. The useful lives of property, plant and equipment are as follows:

                                                                                         YEARS
                                                                                       ---------
Building.............................................................................         39
Leasehold improvements...............................................................      15-20
Furniture, fixtures and equipment....................................................       5-10

PURCHASED SOFTWARE COSTS


    Plow & Hearth capitalizes costs for purchased software which is used internally in operating activities. These costs are amortized over a period of three years, the estimated useful life of the software. Amortization expense for the years ended December 31, 1996 and 1997 was $95,905 and

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
$88,290, respectively. Purchased software costs consisted of the following at December 31, 1996 and 1997:

                                                                        1996          1997
                                                                    ------------  ------------
Purchased software costs..........................................  $    496,540  $    578,908
Accumulated amortization..........................................      (360,473)     (448,763)
                                                                    ------------  ------------
Purchased software costs, net.....................................  $    136,067  $    130,145
                                                                    ------------  ------------
                                                                    ------------  ------------

INTANGIBLES

    Intangibles consisted of the following at December 31, 1996 and 1997:

                                                                         1996        1997
                                                                      ----------  -----------
Customer mailing list...............................................  $   81,405  $   102,463
Other...............................................................       2,069        2,069
                                                                      ----------  -----------
                                                                          83,474      104,532
Accumulated amortization............................................     (83,474)     (84,527)
                                                                      ----------  -----------
Intangibles, net....................................................  $       --  $    20,005
                                                                      ----------  -----------
                                                                      ----------  -----------


    Customer mailing lists are being amortized over a period of five years. Amortization expense for the years ended December 31, 1996 and 1997 was $8,466 and $1,053, respectively.



REVENUE RECOGNITION



    Merchandise sales, cost of goods sold and shipping income, net of shipping costs, are recognized upon shipment of products. Mailing list rental income is recognized upon notification that another company has used a Plow & Hearth customer name.



    Plow & Hearth derives membership fee income from offering its customers membership in its "Buyers' Club." An annual membership fee of $10 per customer is recognized when received. Annual membership privileges entitle the customer to a 5 percent discount on all purchases during the membership year and various other special offers throughout the year. As a result of the Buyers' Club, Plow & Hearth recorded net discounts of $351,942 and $76,610 for the years ended December 31, 1996 and 1997, respectively. This program was discontinued during 1997.


INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    No income taxes are payable by the partnership and none have been provided in the accompanying financial statements. The partners include the respective shares of the partnership's profits or losses in their individual tax returns.

HEALTH INSURANCE PLAN


    Plow & Hearth is partially self-insured for health claims up to an aggregate annual claim amount of $119,000 and $103,000 at December 31, 1996 and 1997, respectively. Plow & Hearth's stop loss insurance covers aggregate annual claims costs in excess of this limit. Self-insurance accruals are provided based upon the liability for reported claims and an estimated liability for claims incurred but not reported. Total expense under the plan amounted to $90,902 and $76,500 for the years ended December 31, 1996 and 1997, respectively.


IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF


    Plow & Hearth reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.


MINORITY INTEREST

    Minority interest represents the 85 percent ownership of the limited partners of the Partnership.

USE OF ESTIMATES


    Management of Plow & Hearth has made a number of estimates and assumptions relating to the reporting of assets and liabilities and revenues and expenses and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


(2) LINE OF CREDIT AND LONG-TERM DEBT


    The Plow & Hearth, Inc. currently has a line of credit with Central Fidelity Bank. Under this agreement, The Plow & Hearth, Inc. has a revolving line of credit under which it can borrow up to a maximum of $2,500,000 at an interest rate of LIBOR plus 1.75 percent. The line of credit matures on June 30, 1998. The line of credit is collateralized by The Plow & Hearth, Inc.'s accounts

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(2) LINE OF CREDIT AND LONG-TERM DEBT (CONTINUED) receivable, inventories, equipment and general intangibles. No amounts were outstanding under this line at December 31, 1996 or December 31, 1997.


    Under the line of credit, The Plow & Hearth, Inc. must comply with certain restrictive covenants. The most restrictive financial covenants relate to the ratio of debt to tangible net worth, a fixed charge coverage ratio and a minimum equity balance. The Plow & Hearth, Inc. was in compliance with these covenants at December 31, 1997.


    Long-term debt, including obligations under capital leases, consisted of the following at December 31, 1996 and 1997:


                                                                                          1996           1997
                                                                                      -------------  -------------
Construction term loan with an interest rate of 8.19% payable in equal monthly installments amortized over a 20-year period, due and payable in full June 2014,
  collateralized by a deed of trust and assignment of all leases....................  $   2,370,553  $   2,367,319
Term loan with an interest rate of 8.37%, paid in full during 1997..................        350,634             --
11.00% subordinated notes payable to seven members of The Plow & Hearth, Inc. board
  of directors, paid in full during 1997............................................        425,000             --
Obligations under capital leases (note 3)...........................................         45,358         33,672
                                                                                      -------------  -------------
                                                                                          3,191,545      2,400,991
Less current maturities of long-term debt and obligations under capital leases......        602,706         83,769
                                                                                      -------------  -------------
Long-term debt and obligations under capital leases, excluding current maturities...  $   2,588,839  $   2,317,222
                                                                                      -------------  -------------
                                                                                      -------------  -------------



    The construction term loan to Plow & Hearth LP was used to finance the construction of the facility and is collateralized by a first lien deed of trust on the facility and an assignment of all leases with respect to the distribution center/office facility including the lease with The Plow & Hearth, Inc. The loan is also unconditionally and fully guaranteed by The Plow & Hearth, Inc. The loan's financial covenants require Plow & Hearth LP to meet a debt coverage ratio of at least 1.10 to 1.00. Plow & Hearth LP was in compliance with this covenant at December 31, 1997.

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(2) LINE OF CREDIT AND LONG-TERM DEBT (CONTINUED)
    As of December 31, 1997, long-term debt maturities, excluding amounts relating to capital leases, are as follows:

YEAR                                                                               MATURITY
-------------------------------------------------------------------------------  -------------
1998...........................................................................  $      70,831
1999...........................................................................         76,920
2000...........................................................................         83,532
2001...........................................................................         90,713
2002...........................................................................         98,511
Thereafter.....................................................................      1,946,812
                                                                                 -------------
                                                                                 $   2,367,319
                                                                                 -------------
                                                                                 -------------

(3) LEASES


    Plow & Hearth is obligated under various capital leases for certain telephone and duplicating equipment which expire in 2000. The cost and accumulated amortization of equipment held under capital leases at December 31, 1996 and 1997 were as follows:


                                                                           1996       1997
                                                                        ----------  ---------
Equipment.............................................................  $   60,145  $  60,145
Accumulated amortization..............................................     (30,195)   (42,175)
                                                                        ----------  ---------
                                                                        $   29,950  $  17,970
                                                                        ----------  ---------
                                                                        ----------  ---------


    Plow & Hearth also has several noncancellable operating leases for a retail store facility, outlet store facility and certain equipment. Total rental expense for operating leases amounted to $183,292 and $211,707 for the years ended December 31, 1996 and 1997, respectively.

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(3) LEASES (CONTINUED)
    Minimum future payments under capital leases and noncancellable operating leases at December 31, 1997 were as follows:

                                                                                          CAPITAL     OPERATING
                                                                                          LEASES       LEASES
                                                                                         ---------  -------------
1998...................................................................................  $  15,782  $     259,382
1999...................................................................................     15,782        269,716
2000...................................................................................      6,576        222,748
2001...................................................................................         --        160,886
2002...................................................................................         --        133,286
Thereafter.............................................................................         --         22,214
                                                                                         ---------  -------------
Total minimum lease payments...........................................................     38,140  $   1,068,232
                                                                                                    -------------
                                                                                                    -------------
Less amount representing interest and administrative costs.............................      4,468
                                                                                         ---------
Present value of net minimum lease payments............................................     33,672
Less current installments of obligations under capital leases..........................     12,938
                                                                                         ---------
Obligations under capital leases, excluding current installments.......................  $  20,734
                                                                                         ---------
                                                                                         ---------

(4) COMMON STOCK AND COMMON STOCK OPTIONS

COMMON STOCK


    The Plow & Hearth, Inc. and its stockholders are parties to a buy-sell agreement which imposes certain restrictions on the transferability of The Plow & Hearth, Inc.'s outstanding stock. Under the agreement, most transfers of stock require the approval of stockholders representing at least two-thirds of the outstanding shares of The Plow & Hearth, Inc. Any stock offered for resale must first be offered, at the selling price, to The Plow & Hearth, Inc. and the existing stockholders (see note 8).


COMMON STOCK OPTIONS


    The Plow & Hearth, Inc.'s stock option plan, adopted on November 13, 1990, provides for the issuance of stock options at a price not less than the fair value of the shares on the date of grant.

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(4) COMMON STOCK AND COMMON STOCK OPTIONS (CONTINUED)
The options are exercisable for a period not to exceed ten years from the date an option is granted. Following is a summary of stock option activity for the years ended December 31, 1996 and 1997:

                                                                                                  WEIGHTED AVERAGE
                                                                                      NUMBER       EXERCISE PRICE
                                                                                     OF SHARES       PER SHARE
                                                                                    -----------  ------------------
Outstanding at December 31, 1995..................................................      32,128       $    27.53
Granted in 1996...................................................................         810            32.50
Exercised in 1996.................................................................        (810)           22.50
Forfeited in 1996.................................................................        (810)           32.50
                                                                                    -----------
Outstanding at December 31, 1996..................................................      31,318            27.66
Granted in 1997...................................................................          --
Exercised in 1997.................................................................          --
Forfeited in 1997.................................................................          --
                                                                                    -----------
Outstanding at December 31, 1997 (exercise prices ranging from $22.50 to $32.50
  per share)......................................................................      31,318            27.66
                                                                                    -----------
                                                                                    -----------


    Prior to October 21, 1997, the stock option plan included a vesting schedule based on years of service. Effective October 21, 1997, The Plow & Hearth, Inc.'s board of directors approved the immediate vesting of all previously unvested options.


    Options exercisable at December 31, 1996 and 1997 were 30,022 and 31,318, respectively.


    Effective February 28, 1998, The Plow & Hearth, Inc. adopted The Plow & Hearth, Inc. amended and restated stock option plan to replace the existing November 13, 1990 stock option plan. The Plow & Hearth, Inc. canceled the grant of the previously granted options and, simultaneously therewith, granted new options at the same price and for the same number of shares, to the optionholders in accordance with the amended plan. Accordingly, The Plow & Hearth, Inc. recorded compensation expense during the three months ended March 31, 1998 of $3,945,826 (unaudited) representing the difference between the exercise price of the stock options and the fair value of the common stock on the date of grant. Under the amended plan, 31,318 shares of unissued common stock are reserved for the exercise of outstanding stock options and the maximum number of shares of common stock which may be issued and sold under the amended plan is 31,318 shares. The new options will expire ten years from the effective date of the amended plan and are immediately exercisable.



    The Plow & Hearth, Inc. accounts for its stock option plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, was issued in October 1995 and if fully adopted, changes the methods of recognition of cost on plans similar to those of Plow & Hearth. Adoption of SFAS 123 is optional; however, pro forma disclosures as if

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(4) COMMON STOCK AND COMMON STOCK OPTIONS (CONTINUED)

Plow & Hearth adopted the cost recognition requirements under SFAS 123 in 1996 and 1997 are presented below.


    The per share weighted average fair value of stock options granted during 1996 was $8.76 on the date of grant using the minimal value option pricing model with the following weighted average assumptions: expected dividend yield 0%, risk-free interest rate of 6.48 percent and an expected life of 5 years.


    Had Plow & Hearth determined compensation cost based on the fair value at the grant date for its stock options granted during 1995 and 1996 under SFAS No. 123, Plow & Hearth's net income would have been reduced to the pro forma amounts indicated below:



                                                                      1996           1997
                                                                  -------------  -------------
Net income:
  As reported...................................................  $   1,257,194  $   2,172,952
  Pro forma.....................................................      1,248,550      2,166,913


    Pro forma net income reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost for options granted prior to January 1, 1995 is not considered.

(5) 401(K) RETIREMENT PLAN


    The 401(k) retirement plan covers substantially all employees who meet eligibility requirements and provides an opportunity for employees to make tax deferred contributions with Plow & Hearth matching, at their discretion, 25 percent of the employees' contribution up to 3 percent of the employees' annual compensation. Plow & Hearth incurred $11,910 of expense related to the 401(k) retirement plan for the year ended December 31, 1997. No Plow & Hearth contributions were made in 1996.

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(6) INCOME TAXES

    Income tax expense for the years ended December 31, 1996 and 1997 consists of the following:

                                                                                           1996          1997
                                                                                        -----------  -------------
Current:
  Federal.............................................................................  $   691,407  $   1,286,847
  State...............................................................................      129,695        240,359
                                                                                        -----------  -------------
Total current.........................................................................      821,102      1,527,206
                                                                                        -----------  -------------
Deferred:
  Federal.............................................................................      (44,759)       (75,945)
  State...............................................................................       (8,402)       (14,257)
                                                                                        -----------  -------------
Total deferred........................................................................      (53,161)       (90,202)
                                                                                        -----------  -------------
Total income tax expense..............................................................  $   767,941  $   1,437,004
                                                                                        -----------  -------------
                                                                                        -----------  -------------

    Income tax expense for the years ended December 31, 1996 and 1997 differed from amounts computed by applying the U.S. Federal income tax rate of 34 percent to income before income taxes as a result of the following:

                                                                                           1996          1997
                                                                                        -----------  -------------
Computed "expected" income tax expense................................................  $   688,546  $   1,227,385
Increase (reduction) in income tax expense resulting from:
  State income tax expense, net of effect of federal income taxes.....................       80,053        149,227
  Nondeductible acquisition costs.....................................................           --         40,284
  Other, net..........................................................................         (658)        20,108
                                                                                        -----------  -------------
Total income tax expense..............................................................  $   767,941  $   1,437,004
                                                                                        -----------  -------------
                                                                                        -----------  -------------

                            THE PLOW & HEARTH, INC.

   DECEMBER 31, 1996 AND 1997 AND THREE MONTHS ENDED MARCH 31, 1997 AND 1998



 (INFORMATION FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 IS UNAUDITED)


(6) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences which comprise the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are as follows:

                                                                                            1996          1997
                                                                                         -----------  ------------
Deferred tax assets:
  Depreciation.........................................................................  $     7,428  $      9,397
  Inventories..........................................................................       76,705       137,208
  Intangible assets....................................................................       15,486           266
  Allowances for returns...............................................................       82,305       151,183
  Other................................................................................       20,111        27,438
                                                                                         -----------  ------------
Total gross deferred tax assets........................................................      202,035       325,492
  Less valuation allowance.............................................................           --            --
                                                                                         -----------  ------------
Net deferred tax assets................................................................      202,035       325,492
                                                                                         -----------  ------------
Deferred tax liabilities:
  Deferred catalog costs...............................................................      (89,167)     (121,613)
  Other................................................................................       (5,220)       (6,029)
                                                                                         -----------  ------------
Total gross deferred tax liabilities...................................................      (94,387)     (127,642)
                                                                                         -----------  ------------
Net deferred tax asset.................................................................  $   107,648  $    197,850
                                                                                         -----------  ------------
                                                                                         -----------  ------------


    Plow & Hearth has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 1996 and 1997, since substantially all deferred tax assets can be recognized during the carryback period available under current tax laws.


(7) CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS


    Financial instruments which potentially subject Plow & Hearth to concentration of credit risk consist of cash equivalents and accounts receivable. Plow & Hearth's cash equivalents consisted of commercial paper and an overnight repurchase agreement at December 31, 1996 and 1997. Plow & Hearth's policy is not to hold collateral, and the amount of loss which could be incurred in the event the commercial paper or overnight repurchase agreement failed to perform is equal to Plow & Hearth's investment in commercial paper and overnight repurchase agreement, less any depository insurance proceeds. Accounts receivable consist principally of trade accounts receivable resulting primarily from credit card sales to customers and receivables for the rental of Plow & Hearth's mailing list. Concentrations of credit risk with respect to accounts receivable are limited due to Plow & Hearth's large number of customers and their dispersion throughout geographic regions.


(8) SUBSEQUENT EVENT


    On March 9, 1998, certain stockholders of The Plow & Hearth, Inc. executed a stock purchase agreement with 1-800-Flowers, Inc., providing for the purchase of 70 percent, on a fully diluted basis, of the outstanding common stock and common stock options of The Plow & Hearth, Inc. The transaction is expected to close during April 1998.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                            YEAR ENDED JUNE 28, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                1-800-
                                                             FLOWERS.COM,                    PRO FORMA
                                                               INC. AND        THE PLOW &   ADJUSTMENTS
                                                             SUBSIDIARIES     HEARTH, INC.    (NOTE 2)     PRO FORMA
                                                           -----------------  ------------  ------------  -----------
Net revenues.............................................    $     220,592     $   33,572    $    3,583(a) $   257,747
Cost of revenues.........................................          136,966         18,383         1,735(b)     157,084
                                                           -----------------  ------------  ------------  -----------
    Gross profit.........................................           83,626         15,189         1,848       100,663
Operating expenses:
  Marketing and sales....................................           55,417             --        12,402(c)      67,819
  Catalog production and marketing.......................               --          7,916        (7,916)(d)          --
  Technology and development.............................            1,794             --           332(e)       2,126
  General and administrative.............................           15,832             --         4,537(f)      20,369
  Selling, general and administrative....................               --          7,766        (7,766)(g)          --
  Depreciation and amortization..........................            4,168             --         1,020(h)       5,188
                                                           -----------------  ------------  ------------  -----------
      Total operating expenses...........................           77,211         15,682         2,609        95,502
                                                           -----------------  ------------  ------------  -----------
Operating income (loss)..................................            6,415           (493)         (761)        5,161

Other income (expense):
  Interest income........................................            1,290             87            --         1,377
  Interest expense.......................................           (1,177)          (157)         (900)(i)      (2,234)
  Other, net.............................................            1,541           (163)           --         1,378
                                                           -----------------  ------------  ------------  -----------
                                                                     1,654           (233)         (900)          521
                                                           -----------------  ------------  ------------  -----------
Income (loss) before income taxes and minority
  interests..............................................            8,069           (726)       (1,661)        5,682
Provision for income taxes...............................            3,181           (291)         (342)(j)       2,548
                                                           -----------------  ------------  ------------  -----------
Income (loss) before minority interests..................            4,888           (435)       (1,319)        3,134
Minority interests in operations of consolidated
  subsidiaries...........................................              186            (26)          170(k)         330
                                                           -----------------  ------------  ------------  -----------
Net income (loss)........................................            5,074           (461)       (1,149)        3,464
Redeemable Class C common stock dividends................           (1,608)            --            --        (1,608)
                                                           -----------------  ------------  ------------  -----------
Net income (loss) applicable to common stockholders......    $       3,466     $     (461)   $   (1,149)  $     1,856
                                                           -----------------  ------------  ------------  -----------
                                                           -----------------  ------------  ------------  -----------
Net income (loss) per common share applicable to common
  stockholders:
  Basic..................................................    $        0.08                                $      0.04
                                                           -----------------                              -----------
                                                           -----------------                              -----------
  Diluted................................................    $        0.07                                $      0.04
                                                           -----------------                              -----------
                                                           -----------------                              -----------
Shares used in calculation of net income (loss) per
  common share:
  Basic..................................................           44,120                                     44,120
                                                           -----------------                              -----------
                                                           -----------------                              -----------
  Diluted................................................           46,610                                     46,610
                                                           -----------------                              -----------
                                                           -----------------                              -----------


SEE ACCOMPANYING NOTES.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                        NINE MONTHS ENDED MARCH 29, 1998


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                1-800-
                                                             FLOWERS.COM,                    PRO FORMA
                                                               INC. AND        THE PLOW &   ADJUSTMENTS
                                                             SUBSIDIARIES     HEARTH, INC.    (NOTE 2)     PRO FORMA
                                                           -----------------  ------------  ------------  -----------
Net revenues.............................................    $     146,217     $   33,572    $    3,583(a) $   183,372
Cost of revenues.........................................           91,773         18,383         1,735(b)     111,891
                                                           -----------------  ------------  ------------  -----------
  Gross profit...........................................           54,444         15,189         1,848        71,481
Operating expenses:
  Marketing and sales....................................           38,089             --        12,402(c)      50,491
  Catalog production and marketing.......................               --          7,916        (7,916)(d)          --
  Technology and development.............................            1,128             --           332(e)       1,460
  General and administrative.............................           10,315             --         4,537(f)      14,852
  Selling, general and administrative....................               --          7,766        (7,766)(g)          --
  Depreciation and amortization..........................            2,768             --         1,020(h)       3,788
                                                           -----------------  ------------  ------------  -----------
      Total operating expenses...........................           52,300         15,682         2,609        70,591
                                                           -----------------  ------------  ------------  -----------
Operating income (loss)..................................            2,144           (493)         (761)          890

Other income (expense):
  Interest income........................................              812             87            --           899
  Interest expense.......................................             (720)          (157)         (900)(i)      (1,777)
  Other, net.............................................            1,637           (163)           --         1,474
                                                           -----------------  ------------  ------------  -----------
                                                                     1,729           (233)         (900)          596
                                                           -----------------  ------------  ------------  -----------
Income (loss) before income taxes and minority
  interests..............................................            3,873           (726)       (1,661)        1,486
Provision (benefit) for income taxes.....................            1,515           (291)         (342)(j)         882
                                                           -----------------  ------------  ------------  -----------
Income (loss) before minority interests..................            2,358           (435)       (1,319)          604
Minority interests in operations of consolidated
  subsidiaries...........................................               38            (26)          170(k)         182
                                                           -----------------  ------------  ------------  -----------
Net income (loss)........................................            2,396           (461)       (1,149)          786
Redeemable Class C common stock dividends................           (1,206)            --            --        (1,206)
                                                           -----------------  ------------  ------------  -----------
Net income (loss) applicable to common stockholders......    $       1,190     $     (461)   $   (1,149)  $      (420)
                                                           -----------------  ------------  ------------  -----------
                                                           -----------------  ------------  ------------  -----------
Net income (loss) per common share applicable to common
  stockholders:
  Basic..................................................    $        0.03                                $     (0.01)
                                                           -----------------                              -----------
                                                           -----------------                              -----------
  Diluted................................................    $        0.03                                $     (0.01)
                                                           -----------------                              -----------
                                                           -----------------                              -----------
Shares used in calculation of net income (loss) per
  common share:
  Basic..................................................           44,140                                     44,140
                                                           -----------------                              -----------
                                                           -----------------                              -----------
  Diluted................................................           46,750                                     44,140
                                                           -----------------                              -----------
                                                           -----------------                              -----------


SEE ACCOMPANYING NOTES.

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                          YEAR ENDED JUNE 28, 1998 AND
                      THE NINE MONTHS ENDED MARCH 29, 1998

1. BASIS OF PRESENTATION


    The unaudited pro forma consolidated statements of operations give effect to the acquisition by 1-800-FLOWERS.COM, Inc. of The Plow & Hearth, Inc. as if it occurred on June 30, 1997. Such unaudited pro forma consolidated statements of operations set forth the historical results of operations of 1-800-FLOWERS.COM for the year ended June 28, 1998 and the nine months ended March 29, 1998 and Plow & Hearth for the nine months ended March 29, 1998. The operations of Plow & Hearth for the three months ended June 28, 1998 are included in the operations of 1-800-FLOWERS.COM.



    The unaudited pro forma statements of operations have been prepared by management and should be read in conjunction with the historical financial statements of 1-800-FLOWERS.COM and Plow & Hearth. The statements do not purport to be indicative of the results of operations that might have occurred if the Plow & Hearth acquisition was consummated on June 30, 1997, and do not purport to be indicative of future results.


    Management believes additional synergies and operational improvements, not reflected in the accompanying unaudited pro forma consolidated statements of operations, will be realized by the combined companies. Such amounts cannot be reasonably quantified and, therefore, are not reflected in the unaudited pro forma consolidated statements of operations.

2. PRO FORMA ADJUSTMENTS


    The following pro forma adjustments give effect to the acquisition of Plow & Hearth as if it occurred on June 30, 1997 and include adjustments that reclassify the financial statement presentation of Plow & Hearth to be consistent with the accounting policies of 1-800-FLOWERS.COM, Inc.:



    (a) Shipping expense of $3,375,000 and promotional discounts of $208,000 originally recorded as a reduction to revenues reclassified to cost of revenues and marketing and sales.



    (b) Shipping expense of $3,375,000 described in (a) and $1,640,000 of fulfillment costs reclassified to marketing and sales.



    (c) Catalog production and marketing costs of $7,916,000 reclassified to marketing and sales, $1,640,000 of fulfillment costs described in (b) and $658,000 of credit card clearing fees, $300,000 of fulfillment payroll and $1,680,000 of labor and advertising reclassified from selling, general and administrative expenses and $208,000 of promotional discounts described in (a).



    (d) Catalog production and marketing costs of $7,916,000 described in (c).



    (e) $332,000 of technology and development costs reclassified from selling, general and administrative expenses.



    (f) $4,511,000 of general and administrative expenses reclassified from selling, general and administrative expenses and $26,000 from minority interests.



    (g) $3,946,000 charge related to a stock option revaluation reclassified to general and administrative expenses, $565,000 of selling, general and administrative expenses

                    1-800-FLOWERS.COM, INC. AND SUBSIDIARIES

                          YEAR ENDED JUNE 28, 1998 AND
                      THE NINE MONTHS ENDED MARCH 29, 1998

2. PRO FORMA ADJUSTMENTS (CONTINUED)

       reclassified to general and administrative expenses and $658,000 of credit card clearing fees, $300,000 of fulfillment payroll and $1,680,000 of labor and advertising, described in (c), reclassified from selling, general and administrative expenses, and $285,000 of reclassified depreciation and amortization expense and $332,000 of technology and development costs described in (e).



    (h) $285,000 of depreciation and amortization described in (g) and an adjustment of $735,000 to provide for a full-year amortization of the intangibles acquired.



    (i) Adjustment of $900,000 to provide additional interest expense incurred on borrowings to fund the acquisition. A 1/8% fluctuation in the variable interest rate would result in a change of interest expense of approximately $20,000.



    (j) Adjustment of $342,000 to provide the tax benefit for the additional interest expense described in (i).



    (k) Adjustment of $144,000 to provide for additional minority interests and the reclassification described in (f).

                                  UNDERWRITING


    1-800-FLOWERS.COM and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Wit Capital Corporation are the representatives of the underwriters.



                                                                                  Number of
                                 Underwriters                                      Shares
-------------------------------------------------------------------------------  -----------
Goldman, Sachs & Co............................................................
Credit Suisse First Boston Corporation.........................................
Wit Capital Corporation........................................................

                                                                                 -----------

      Total....................................................................   6,000,000
                                                                                 -----------
                                                                                 -----------


                            ------------------------


    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 850,000 shares from 1-800-FLOWERS.COM and up to an additional 50,000 shares from Christopher G. McCann to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.


    The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by 1-800-FLOWERS.COM. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                           Paid by 1-800-FLOWERS.COM

                 No Exercise   Full Exercise
                 ------------  -------------
Per Share......   $              $
Total..........   $              $


    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Mr. Christopher G. McCann assuming full exercise of the underwriters' option to purchase additional shares from Mr.
McCann:



                               Paid by Mr. McCann



Per Share.....................   $
Total.........................



    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $    per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $    per share from the initial
public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    1-800-FLOWERS.COM and its directors, officers, key employees and substantially all stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any existing employee benefit plans. Please see "Shares Eligible for Future Sale" for a discussion of transfer restrictions.



    At the request of 1-800-FLOWERS.COM, the underwriters have reserved at the initial public offering price up to 300,000 shares of common stock for sale to Messrs. Beirne, Lax and O'Connor, directors of 1-800-FLOWERS.COM, full-time and regular part-time employees, friends and persons having business relationships with 1-800-FLOWERS.COM. There can be no assurance that any of the reserved shares will be purchased. The number of shares available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.



    Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among 1-800-FLOWERS.COM and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be 1-800-FLOWERS.COM's historical performance, estimates of the business potential and earnings prospects of 1-800-FLOWERS.COM, an assessment of 1-800-FLOWERS.COM's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


    Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager or selected dealer in over 65 public offerings. Except for its participation as a manager in this offering, Wit Capital has no relationship with 1-800-FLOWERS.COM, or any of its founders or significant stockholders.

    1-800-FLOWERS.COM has applied to list the class A common stock on the Nasdaq National Market under the symbol "FLWS".

    In connection with this offering, the underwriters may purchase and sell shares of class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the class A common stock. As a result, the price of the class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.


    Each underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of class A common stock will not offer or sell any shares of class A common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply, with all applicable provisions of the Financial Services Act of 1986 of Great Britain with respect to anything done by it in relation to the shares of class A common stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of class A common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.


    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


    1-800-FLOWERS.COM estimates that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1,500,000.


    1-800-FLOWERS.COM has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

[pictures of florists tending to floral arrangements, flowers being delivered to customer and warehouses. The words "We Deliver," with bullet points beneath reading "- 33 owned and 87 franchised retail stores; - BloomNet network of approximately 1,500 independent local florists; - Direct Shipment by third party suppliers; - Advanced fulfillment center for packaging, shipping and inventory control of home and garden merchandise; - Flexible delivery options, including same-day and next-day service.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS


                                           Page
                                           -----
Prospectus Summary....................           3
Risk Factors..........................           8
Cautionary Note Regarding Forward-
  Looking Statements..................          17
Use of Proceeds.......................          18
Dividend Policy.......................          18
Capitalization........................          19
Dilution..............................          20
Selected Consolidated Financial
  Data................................          21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................          24
Business..............................          35
Management............................          47
Related Party Transactions............          55
Principal Stockholders................          57
Description of Capital Stock..........          59
Shares Eligible for Future Sale.......          62
Legal Matters.........................          63
Experts...............................          64
Where you Can Find More Information...          64
Trademarks............................          64
Index to Financial Statements.........         F-1
Underwriting..........................         U-1


                            ------------------------

    Through and including      , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotment or subscription.


                                6,000,000 Shares


                            1-800-FLOWERS.COM, INC.

                              Class A Common Stock

                               ------------------

                                     [LOGO]
                               ------------------

                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                            WIT CAPITAL CORPORATION

                      Representatives of the Underwriters

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the class A common stock being registered.


SEC registration fee...........................................  $   34,528
NASD filing fee................................................      15,500
NASDAQ listing fee.............................................      95,500
Legal fees and expenses........................................     500,000
Accountants' fees and expenses.................................     300,000
Printing expenses..............................................     350,000
Blue sky fees and expenses.....................................       5,000
Transfer agent and registrar fees and expenses.................      15,000
Miscellaneous..................................................     184,472
                                                                 ----------
      Total....................................................  $1,500,000
                                                                 ----------
                                                                 ----------



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


    Section 145 of the Delaware General Corporation Law, or DGCL, makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

    The certificate of incorporation of 1-800-FLOWERS.COM provides for indemnification of our directors against, and absolution of, liability to 1-800-FLOWERS.COM and its stockholders to the fullest extent permitted by the DGCL. 1-800-FLOWERS.COM maintains directors' and officers' liability insurance covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The following information regarding the issuance of the Registrant's securities does not give effect to the recapitalization or subsequent split of its common stock. Pursuant to the Registrant's recapitalization, each share of class A common stock outstanding will be automatically converted into one share of new class B common stock and each share of class B common stock will be automatically converted into one share of new class B common stock. In May 1999, each share of class C common stock was converted into one share of class B common stock and cash. Pursuant to the stock split, each share of common stock will be split into 10 shares of the same class. The Registrant has issued the following securities since May 1996:


        1. On April 28, 1996, the Registrant issued 76,292 shares of class B common stock to James F. McCann as partial repayment for a debt owed by the Registrant to Mr. McCann.

        2. On June 28, 1996, the Registrant issued 8,476.97 shares of class C common stock to James F. McCann as partial repayment for a debt owed by the Registrant to Mr. McCann.

        3. From February 3, 1997 to January 18, 1999, the Registrant granted 123,750 options to purchase Class B common stock to 29 employees at exercise prices ranging from $13.00 to $20.00.


        4. On May 20, 1999, the Registrant issued 1,127,546 shares of preferred stock for an aggregate amount of $117.4 million. The preferred stock automatically converts into class A common stock upon the closing of the initial public offering.


    The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

                               INDEX TO EXHIBITS


NUMBER                                        DESCRIPTION
-----------  -----------------------------------------------------------------------------
     1.1(*)  Form of Underwriting Agreement.
     3.1     Third Amended and Restated Certificate of Incorporation.
     3.2(*)  Form of Amendment No. 1 to Third Amended and Restated Certificate of
             Incorporation to be effective upon the initial public offering.
     3.3(++) Amended and Restated By-laws.
     4.1     Specimen class A common stock certificate.
     4.2     See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of
             Incorporation and By-laws of the Registrant defining the rights of holders of
             Common Stock of the Registrant.
     4.3(++) Form of Warrant.
     5.1     Opinion of Brobeck, Phleger & Harrison LLP.
    10.1(++) Lease, commencing on May 15, 1998, between 1600 Stewart Avenue, L.L.C and
             800-FLOWERS, Inc.
    10.2     Investment Agreement, dated as of January 16, 1995, among Chemical Venture
             Capital Associates, Teleway, Inc. and James F. McCann.
    10.3     Consent and Amendment No. 1 to Investment Agreement, dated as of May 20,
             1999, among Chase Capital Partners, 1-800-FLOWERS.COM, Inc. and James F.
             McCann.
    10.4(++) Credit Agreement, dated as of March 19,1999, between 1-800-FLOWERS, Inc. and
             The Chase Manhattan Bank.

NUMBER                                        DESCRIPTION
-----------  -----------------------------------------------------------------------------
    10.5(+*) Interactive Marketing Agreement, dated as of May 1, 1997, between America
             Online, Inc. and 800-FLOWERS, Inc.
    10.6(+*) Interactive Marketing Agreement, dated as of January 1, 1998, between America
             Online, Inc. and 800-FLOWERS, Inc.
    10.7(+*) E-Commerce Merchant Agreement for The Plaza on MSN, with a term start date of
             October 21, 1997, between The Microsoft Network, L.L.C. and 800-FLOWERS,
             Inc., as amended.
    10.8(+*) Sponsorship Agreement, dated as of May 1, 1998, between Excite, Inc. and
             800-FLOWERS, Inc.
    10.9(+*) Development and Hosting Agreement, dated as of June 18, 1999, between Fry
             Multimedia, Inc. and 800-Gifthouse, Inc.
   10.10(++) 1997 Stock Option Plan, as amended.
   10.11(++) Stockholders' Agreement, dated as of April 3, 1998, among The Plow & Hearth,
             Inc., 1-800-FLOWERS, Inc. and the Persons Set Forth on Schedule A thereto.
    10.12    Amendments to Stockholders' Agreement, dated as of May 17, 1999, among The
             Plow & Hearth, Inc., 1-800-FLOWERS.COM, Inc. and the Persons Set Forth on
             Schedule A thereto.
   10.13(++) Employment Agreement, effective as of January 4, 1999, between John W. Smolak and 1-800-FLOWERS, Inc.
   10.14(++) Employment Agreement, effective as of April 3, 1998, between Peter G. Rice and 1-800-FLOWERS, Inc.
   10.15(++) Employment Agreement, effective as of January 18, 1999, between Kerry W. Coin and 1-800-FLOWERS, Inc.
    10.16    Investors' Rights Agreement, dated as of May 20, 1999, among
             1-800-FLOWERS.COM, Inc. James F. McCann, Christopher G. McCann and the
             persons designated as Investors on the signature pages thereto.
    10.17    Stock Purchase Agreement, dated as of May 20, 1999, among 1-800-FLOWERS.COM,
             Inc., James F. McCann, Christopher G. McCann and the Investors listed on
             Schedule A thereto.
    10.18(*) 1999 Stock Incentive Plan.
    10.19    Employment Agreement, effective as of July 1, 1999, between James F. McCann and 1-800-FLOWERS.COM, Inc.
    10.20    Employment Agreement, effective as of July 1, 1999, between Christopher G.
             McCann and 1-800-FLOWERS.COM, Inc.
    21.1(++) Subsidiaries of the Registrant.
    23.1     Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
    23.2     Consent of Ernst & Young LLP.
    23.3     Consent of KPMG LLP.
    24.1     Powers of Attorney (included in the Signature Page).
    27.1(++) Financial Data Schedule for the year ended June 28, 1998.
    27.2(++) Financial Data Schedule for the nine months ended March 28, 1999.


------------------------

(*)   To be filed by amendment.

(+)   Confidential treatment to be requested for certain portions of this
    Exhibit pursuant to Rule 406 promulgated under the Securities Act.


(++)  Previously filed.

(b) Financial Statement Schedules

        Schedule II--Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 9th day of July, 1999.



Dated: July 9, 1999                            *
                                               --------------------------------------------
                                               James F. McCann
                                               Chief Executive Officer
                                               Chairman of the Board of Directors
                                               (Principal Executive Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated below:


Dated: July 9, 1999                            *
                                               --------------------------------------------
                                               James F. McCann
                                               Chief Executive Officer
                                               Chairman of the Board of Directors
                                               (Principal Executive Officer)

Dated: July 9, 1999                            /s/ JOHN W. SMOLAK
                                               --------------------------------------------
                                               John W. Smolak
                                               Senior Vice President--Finance and
                                               Administration (Principal Financial and
                                               Accounting Officer)

Dated: July 9, 1999                            *
                                               --------------------------------------------
                                               Christopher G. McCann
                                               Director, Senior Vice President

Dated: July 9, 1999                            *
                                               --------------------------------------------
                                               T. Guy Minetti
                                               Director

Dated: July 9, 1999                            *
                                               --------------------------------------------
                                               Jeffrey C. Walker
                                               Director

Dated: July 9, 1999                            *
                                               --------------------------------------------
                                               David Beirne
                                               Director

Dated: July 9, 1999                            *
                                               --------------------------------------------
                                               Charles R. Lax
                                               Director

Dated: July 9, 1999                            *
                                               --------------------------------------------
                                               Kevin J. O'Connor
                                               Director



*By:       /s/ JOHN W. SMOLAK
           --------------------------------
           John W. Smolak
           Attorney-in-fact

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of 1-800-FLOWERS.COM, Inc. (the "Company"), hereby severally constitute and appoint James F. McCann and John W. Smolak, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Amendment No. 1 to Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.


Dated: July 9, 1999                           /s/ DAVID BEIRNE
                                              --------------------------------------------------
                                              David Beirne
                                              Director

Dated: July 9, 1999                           /s/ CHARLES R. LAX
                                              --------------------------------------------------
                                              Charles R. Lax
                                              Director

Dated: July 9, 1999                           /s/ KEVIN J. O'CONNOR
                                              --------------------------------------------------
                                              Kevin J. O'Connor
                                              Director

                         REPORT OF INDEPENDENT AUDITORS


    We have audited the consolidated financial statements of 1-800-FLOWERS.COM, Inc. and subsidiaries (the "Company") as of March 28, 1999, June 28, 1998 and June 29, 1997, and for the nine months ended March 28, 1999 and for each of the three years in the period ended June 28, 1998, and have issued our report thereon dated May 20, 1999, except for the second paragraph of Note 12--Capital
Transactions as to which the date is           , 1999 (included elsewhere in
this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.


    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                          Ernst & Young LLP



Melville, New York


                      ------------------------------------


    The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in the second paragraph of Note 12--Capital Transactions to the consolidated financial statements.



                                          /s/ Ernst & Young LLP



Melville, New York
July 9, 1999

                            1-800-FLOWERS.COM, INC.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                                    ADDITIONS
                                                        ---------------------------------
                                           BALANCE AT     CHARGED TO       CHARGED TO                    BALANCE AT
                                            BEGINNING       COSTS        OTHER ACCOUNTS-   DEDUCTIONS-     END OF
DESCRIPTION                                 OF PERIOD    AND EXPENSES       DESCRIBE         DESCRIBE      PERIOD
-----------------------------------------  -----------  --------------  -----------------  ------------  -----------

Year ended June 28,1998:
  Reserves and allowances deducted from
    asset accounts:
    Reserve for estimated doubtful
      accounts--accounts receivable......   $ 509,000     $  213,000        $  62,000(c)    $       --    $ 784,000
    Reserve for estimated doubtful
      accounts--notes receivable.........     423,000        170,000               --               --      593,000
                                           -----------  --------------       --------      ------------  -----------
                                            $ 932,000     $  383,000        $  62,000       $       --    $1,377,000
                                           -----------  --------------       --------      ------------  -----------
                                           -----------  --------------       --------      ------------  -----------

Year ended June 29,1997:
  Reserves and allowances deducted from
    asset accounts:
    Reserve for estimated doubtful
      accounts--accounts receivable......   $ 359,000     $  269,000        $      --       $ (119,000)(a)  $ 509,000
    Reserve for estimated doubtful
      accounts--notes receivable.........     185,000        284,000               --          (46,000)(a)    423,000
                                           -----------  --------------       --------      ------------  -----------
                                            $ 544,000     $  553,000        $      --       $ (165,000)   $ 932,000
                                           -----------  --------------       --------      ------------  -----------
                                           -----------  --------------       --------      ------------  -----------
Year ended June 30, 1996:
  Reserves and allowances deducted from
    asset accounts:
    Reserve for estimated doubtful
      accounts--accounts receivable......   $ 262,000     $  289,000        $      --       $ (192,000)(a)  $ 359,000
    Reserve for estimated doubtful
      accounts--notes receivable.........     155,000         30,000               --               --      185,000
    Valuation allowance on deferred tax
      assets.............................     150,000             --               --         (150,000)(b)         --
                                           -----------  --------------       --------      ------------  -----------
                                            $ 567,000     $  319,000        $      --       $ (342,000)   $ 544,000
                                           -----------  --------------       --------      ------------  -----------
                                           -----------  --------------       --------      ------------  -----------


------------------------------


(a) Reduction in allowance due to write-off of accounts receivable balances.



(b) Reduction in valuation allowance for deferred tax assets.



(c) Increase in reserve due to acquisition of Plow & Hearth.

                               INDEX TO EXHIBITS


 NUMBER                                   DESCRIPTION                                   PAGE
-----------  ----------------------------------------------------------------------  -----------

      1.1(*) Form of Underwriting Agreement.

      3.1    Third Amended and Restated Certificate of Incorporation.

      3.2(*) Form of Amendment No. 1 to Third Amended and Restated Certificate of
             Incorporation to be effective upon the initial public offering.

     3.3(++) Amended and Restated By-laws.

      4.1    Specimen class A common stock certificate.

      4.2 See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

     4.3(++) Form of Warrant.

      5.1    Opinion of Brobeck, Phleger & Harrison LLP.

    10.1(++) Lease, commencing on May 15, 1998, between 1600 Stewart Avenue, L.L.C and 800-FLOWERS, Inc.

     10.2    Investment Agreement, dated as of January 16, 1995, among Chemical
             Venture Capital Associates, Teleway, Inc. and James F. McCann.

     10.3    Consent and Amendment No. 1 to Investment Agreement, dated as of May
             20, 1999, among Chase Capital Partners, 1-800-FLOWERS.COM, Inc. and
             James F. McCann.

    10.4(++) Credit Agreement, dated as of March 19,1999, between 1-800-FLOWERS,
             Inc. and The Chase Manhattan Bank.

    10.5(+*) Interactive Marketing Agreement, dated as of May 1, 1997, between
             America Online, Inc. and 800-FLOWERS, Inc.

    10.6(+*) Interactive Marketing Agreement, dated as of January 1, 1998, between
             America Online, Inc. and 800-FLOWERS, Inc.

    10.7(+*) E-Commerce Merchant Agreement for The Plaza on MSN, with a term start date of October 21, 1997, between The Microsoft Network, L.L.C. and
             800-FLOWERS, Inc., as amended.

    10.8(+*) Sponsorship Agreement, dated as of May 1, 1998, between Excite, Inc.
             and 800-FLOWERS, Inc.

    10.9(+*) Development and Hosting Agreement, dated as of June 18, 1999, between
             Fry Multimedia, Inc. and 800-Gifthouse, Inc.

   10.10(++) 1997 Stock Option Plan, as amended.

   10.11(++) Stockholders' Agreement, dated as of April 3, 1998, among The Plow &
             Hearth, Inc., 1-800-FLOWERS, Inc. and the Persons Set Forth on
             Schedule A thereto.

     10.12   Amendments to Stockholders' Agreement, dated as of May 17, 1999, among
             The Plow & Hearth, Inc., 1-800-FLOWERS.COM, Inc. and the Persons Set
             Forth on Schedule A thereto.

   10.13(++) Employment Agreement, effective as of January 4, 1999, between John W.
             Smolak and 1-800-FLOWERS, Inc.

   10.14(++) Employment Agreement, effective as of April 3, 1998, between Peter G.
             Rice and 1-800-FLOWERS, Inc.

   10.15(++) Employment Agreement, effective as of January 18, 1999, between Kerry
             W. Coin and 1-800-FLOWERS, Inc.

 NUMBER                                   DESCRIPTION                                   PAGE
-----------  ----------------------------------------------------------------------  -----------
     10.16   Investors' Rights Agreement, dated as of May 20, 1999, among
             1-800-FLOWERS.COM, Inc. James F. McCann, Christopher G. McCann and the
             persons designated as Investors on the signature pages thereto.

     10.17   Stock Purchase Agreement, dated as of May 20, 1999, among
             1-800-FLOWERS.COM, Inc., James F. McCann, Christopher G. McCann and the Investors listed on Schedule A thereto.

    10.18(*) 1999 Stock Incentive Plan.

     10.19   Employment Agreement, effective as of July 1, 1999, between James F.
             McCann and 1-800-FLOWERS.COM, Inc.

     10.20   Employment Agreement, effective as of July 1, 1999, between
             Christopher G. McCann and 1-800-FLOWERS.COM, Inc.

    21.1(++) Subsidiaries of the Registrant.

     23.1    Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

     23.2    Consent of Ernst & Young LLP.

     23.3    Consent of KPMG LLP.

     24.1    Powers of Attorney (included in the Signature Page).

    27.1(++) Financial Data Schedule for the year ended June 28, 1998.

    27.2(++) Financial Data Schedule for the nine months ended March 28, 1999.


------------------------

(*)   To be filed by amendment.

(+)   Confidential treatment to be requested for certain portions of this
    Exhibit pursuant to Rule 406 promulgated under the Securities Act.


(++)  Previously filed.